Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

MIDWEST RENEWABLE ENERGY, LLC,

ETHANEX PHASE I, LLC,

ETHANEX PHASE II, LLC,

ETHANEX PHASE III, LLC

ETHANEX SUTHERLAND LAND, LLC,

ETHANEX SUTHERLAND, LLC

AND

ETHANEX ENERGY, INC.

Dated as of

February 10, 2008

Page(s)

1.	DEFINITIONS		2
	(a)	Certain Definitions	2
	(b)	Interpretation	10
	(c)	Additional Defined Terms	10

2.	PURCHASE AND SALE OF ASSETS		13
	(a)	Phase I Closing	13
	(b)	Phase II Closing	14
	(c)	Phase III Closing	15
	(d)	Excluded Assets	15

3.	LIABILITIES		16
	(a)	Assumption of Liabilities in Phase I	16
	(b)	Assumption of Liabilities in Phase II	16
	(c)	Assumption of Liabilities in Phase III	17
	(d)	Excluded Liabilities	18
	(e)	No Expansion of Third Party Rights	19

4.	CLOSING; PURCHASE PRICE; ADJUSTMENT		19
	(a)	Closing Dates and Location	19
	(b)	Payment of the Purchase Price; Adjustments	20
	(c)	Purchase Price Adjustment	24
	(d)	Determination of Purchase Price Adjustments	25
	(e)	Access During Determinations	31
	(f)	Determination Definitions	31

5.	REPRESENTATIONS OF SELLER		31
	(a)	Core Representations and Warranties of Seller	31
	(b)	Additional Representations	32

6.	REPRESENTATIONS AND WARRANTIES OF BUYER GROUP, ETHANEX SUTHERLAND, AND ETHANEX		42
	(a)	Representations of Ethanex Sutherland, Phase I Buyer, Phase II Buyer, Phase III Buyer and RE LLC	42
	(b)	Ethanex’s Representations	44

7.	COVENANTS		47
	(a)	Confidentiality	48
	(b)	Notice of Developments	49
	(c)	HSR Act Compliance	49
	(d)	Notices and Consents	49
	(e)	Further Assurances; Satisfaction of Covenants, etc	50
	(f)	Access	51
	(g)	Exclusivity	51

i

(continued)

	(h)	Continuity and Maintenance of Operations	51
	(i)	License Agreements	53
	(j)	Completion of Phase II Plan	53
	(k)	Completion of Phase III Plan	54
	(l)	Risk of Loss	55
	(m)	Employees	55
	(n)	Financing	56
	(o)	Publicity	56
	(p)	Funded Debt; Release of Liens	57
	(q)	Subsidiaries	57
	(r)	Further Action Regarding Financial Statements and Financing	57
	(s)	Lease	58
	(t)	Post-Closing Remittances	58
	(u)	LB 536 Credits	59
	(v)	Real Estate Taxes	59
	(w)	JV Agreement	59
	(x)	Required Stockholder Approval	59
	(y)	Additional Seller Obligations	60
	(z)	Seller Financing Requirement	60
	(aa)	Fractionation	61
	(bb)	Prohibition on Certain Actions	61
	(cc)	Use of Funds	62
	(dd)	Technical Services Agreement	62
	(ee)	Compliance	62
	(ff)	LB 775 Agreement	62
	(gg)	Rezoning	63
	(hh)	TIF	63

8.	CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS		63
	(a)	Consents from Governmental Authorities	63
	(b)	Restrictions	63

9.	CONDITIONS PRECEDENT TO ETHANEX’S, ETHANEX SUTHERLAND’S, AND THE BUYER GROUP’S OBLIGATIONS		63
	(a)	General Conditions	63
	(b)	Phase I Closing Conditions	64
	(c)	Phase II Closing Conditions	67
	(d)	Phase III Closing Conditions	70

10.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS		71
	(a)	Representations and Warranties of Ethanex, Ethanex Sutherland and the Buyer Group	71
	(b)	Covenants	71

(continued)

	(c)	Delivery of Certificates and Documents	72
	(d)	Escrow Agreement	72
	(e)	Start-Up Services Agreement	72
	(f)	Assumption Agreements	72
	(g)	JV Agreement	72
	(h)	Investor Rights Agreement	72
	(i)	Required Stockholder Approval	72

11.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		72
	(a)	Survival of Representations, Warranties and Covenants	73
	(b)	Indemnification	73
	(c)	Assertion of Claims; Notice of and Right to Defend Third Party Claims	77
	(d)	Limitations on Liability	78
	(e)	Collection	79
	(f)	Exclusive Remedy	80
	(g)	No Third Party Beneficiaries	80
	(h)	Insurance Proceeds	80

12.	TERMINATION		80
	(a)	Termination	80
	(b)	Surviving Obligations	82
	(c)	Alternative Transaction Upon Financing Failure	82

13.	FEES AND EXPENSES		82

14.	ENTIRE AGREEMENT		83

15.	PARTIES OBLIGATED AND BENEFITED		83

16.	NOTICES		83

17.	AMENDMENTS AND WAIVERS		84

18.	SEVERABILITY		84

19.	SECTION HEADINGS AND TERMS		84

20.	COUNTERPARTS		85

21.	GOVERNING LAW; CONSENT TO JURISDICTION		85

22.	SPECIFIC PERFORMANCE		85

23.	FURTHER ASSURANCES		85

(continued)

24.	CONSTRUCTION	85

25.	WAIVER OF JURY TRIAL	85

26.	BULK SALES	86

27.	INSURANCE	86

INDEX OF SCHEDULES AND EXHIBITS

Exhibits
A	Description of Owned Real Property
B	Phase I Assets
C	Phase II Assets
D	Phase III Assets
E	Performance Test Protocol
F	Phase II Plan
G	Phase III Plan
H	Start-Up Services Agreement Terms
I	Process Specifications and Consideration Adjustment
J	Material Consents
K	Bill of Sale
L	Warranty Deed
M	Required Permits for Phase I
N	Investor Rights Agreement
O	Required Permits for Phase II
P	Assumption Agreements
Q	JV Term Sheet

Schedules
1(a)(iv)	Assumed Contracts
2(d)(viii)	Other Excluded Assets
3(a)(iii)	Phase I Liabilities
3(b)(iii)	Phase II Liabilities
3(c)(iii)	Phase III Liabilities
3(d)(xi)	Other Excluded Liabilities
5(a)(iii)	Seller Consents
5(b)(ii)	Undisclosed Liabilities
5(b)(iv)(A)	Third-Party Property Rights
5(b)(iv)(B)	Lease Real Property
5(b)(iv)(G)	Exceptions to Access
5(b)(iv)(H)	Exceptions to Installed Systems
5(b)(iv)(L)	Exceptions to Title
5(b)(iv)(M)	Exceptions to Sufficiency
5(b)(vi)	Litigation
5(b)(vii)	Material Contracts
5(b)(viii)(A)	Intellectual Property Matters
5(b)(x)	Plans
5(b)(xi)	Insurance
5(b)(xii)	Affiliate Transactions
5(b)(xiii)	Permits
5(b)(xiv)	Environmental Matters
5(b)(xv)	Suppliers and Customers
7(h)	Exceptions to Continuity and Operations of Business
7(m)	Hired Employees

v

(continued)

Ethanex Schedules
6(b)(ii)(B)	Conflicts with Constituent Documents
6(b)(iii)	Litigation
6(b)(vi)	Absence of Changes
6(b)(viii)	Brokers’ Fees
7(m)	Hired Employees

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of February 10, 2008, by and among MIDWEST RENEWABLE ENERGY, LLC, a Nebraska limited liability company (“Seller”), ETHANEX ENERGY, INC., a Nevada corporation (“Ethanex”), Ethanex Sutherland Land, LLC, a Delaware limited liability company that is wholly owned by Ethanex Sutherland (“RE LLC”), Ethanex Sutherland, LLC, a Delaware limited liability company that is wholly owned by Ethanex (“Ethanex Sutherland”), Ethanex Phase I, LLC, a Delaware limited liability company that is wholly owned by Ethanex Sutherland (“Phase I Buyer”), Ethanex Phase II, LLC, a Delaware limited liability company that is wholly owned by Ethanex Sutherland (“Phase II Buyer”), and Ethanex Phase III, LLC, a Delaware limited liability company that is wholly owned by Ethanex Sutherland (“Phase III Buyer,” and together with Phase I Buyer, Phase II Buyer and RE LLC, “Buyers” or the “Buyer Group”).

R E C I T A L S

A. Seller is engaged in the business of operating an ethanol production plant, which is located on that certain parcel of real property owned by Seller and described on Exhibit A hereto (the “Owned Real Property”).

B. Seller owns, licenses or leases the assets generally described on Exhibit B hereto, which assets represent an operating ethanol production plant (the “Existing Plant”) with a current production capacity of 26 million gallons per year (the “Phase I Assets”).

C. Seller owns, leases, licenses or is developing the assets generally described on Exhibit C hereto and is in the process of adding to these assets and completing construction involving these assets (and the additional assets) (the “Phase II Assets”) as the first part of a two-phase expansion of the Existing Plant, which is intended to increase the current production capacity of the Existing Plant by an additional 42.5 million gallons per year.

D. Seller owns, leases, licenses or is developing the assets generally described on Exhibit D hereto and is in the process of adding to these assets and completing construction involving these assets (and the additional assets) (the “Phase III Assets”) as the second part of a two-phase expansion of the Existing Plant, which expansion is intended to increase the current production capacity of the Existing Plant by an additional 42.5 million gallons per year.

E. Seller desires to sell to Phase I Buyer and Phase I Buyer desires to purchase from Seller the Phase I Assets, on the terms and subject to the conditions hereinafter set forth.

F. Seller desires to sell to Phase II Buyer and Phase II Buyer desires to purchase from Seller the Phase II Assets, on the terms and subject to the conditions hereinafter set forth.

G. Seller desires to sell to Phase III Buyer and Phase III Buyer desires to purchase from Seller the Phase III Assets, on the terms and subject to the conditions hereinafter set forth.

H. Seller desires to sell to RE LLC and RE LLC desires to purchase from Seller the Owned Real Property and the Loop Real Property, on the terms and subject to the conditions hereinafter set forth.

I. Seller and Buyers also desire that Buyers assume certain enumerated liabilities that are related exclusively to the Business on the terms and subject to the conditions hereinafter set forth.

J. The Buyers are wholly owned, indirect subsidiaries of Ethanex.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do represent, warrant, covenant and agree as follows:

1.	DEFINITIONS

(a)	Certain Definitions. The following capitalized terms, when used in this Agreement, shall have the meaning set forth below:

(i)
“2007 Audited Financials” shall mean the audited balance sheet, statement of operations and statement of cash flows of Seller as of and for each of the fiscal years ended December 31, 2006 and 2007, including the notes thereto.

(ii)
“Acquisition Proposal” shall mean a proposal (other than by the Buyer or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of any material portion of the Seller’s assets pursuant to one or more transactions, the sale of any equity interests of the Seller (including, without limitation, by way of a tender offer) or a similar transaction or business combination involving one or more third parties (other than the Buyers, Ethanex Sutherland, or Ethanex) and the Seller.

(iii)
“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

(iv)	“Assumed Contracts” shall mean those agreements set forth on Schedule 1(a)(iv).

(v)	”Business” shall mean the operation of the Existing Plant and the Phase II Plan and Phase III Plan.

(vi)	“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are required or authorized to be closed.

(vii)
“Buyer Confidential Information” shall mean, collectively, the Buyer Group Confidential Information and, mean all information relating to the business and affairs of the Buyer Group, other than information that is as of the date hereof or subsequently becomes generally available to the public through no fault of, or breach of any confidentiality obligation by, the Seller or any of its Affiliates, agents or representatives, with respect to (i) after the Phase I Closing, the Phase I Assets (ii) after the Phase II Closing, the Phase II Assets, and (iii) after the Phase III Closing, the Phase III Assets.

(viii)
“Buyer Group Confidential Information” shall mean, collectively, all information relating to the business and affairs of the Buyer Group, Ethanex Sutherland, Ethanex and their respective Affiliates (including, without limitation, all nonpublic information concerning the terms of the Transactions) other than information that is as of the date hereof or subsequently becomes generally available to the public through no fault of, or breach of any confidentiality obligation by, the Seller or any of its Affiliates, agents or representatives.

(ix)	“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as in effect from time to time.

(x)	“Common Stock” shall mean common stock, par value $.001, of Ethanex.

(xi)
“Completion of the Phase II Plan” shall mean the completion of the Phase II Plan to the specifications set forth in the Phase II Plan and successful completion of the performance test in accordance with the performance test protocol set forth on Exhibit E.

(xii)
“Completion of the Phase III Plan” shall mean the completion of the Phase III Plan to the specifications set forth in the Phase III Plan and successful completion of the performance test in accordance with the performance test protocol set forth on Exhibit E.

(xiii)	“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

(xiv)
“Environmental Law” shall mean any Legal Requirement (including, without limitation, all common law) relating to or concerning pollution or the protection of the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and natural resources (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of, or exposure of persons to, Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

(xv)
“Ethanex Request” means any request by Ethanex to alter the Phase II Plan prior to the Phase II Closing or the Phase III Plan prior to the Phase III Closing Date, which is actually implemented by the Seller.

(xvi)
“Equity Securities” shall mean (x) in the case of a limited liability company, limited liability interests and options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, such limited liability interests, and (y) in the case of a corporation, stock and options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, stock.

(xvii)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(xviii)	“Escrow Agent” shall mean Team Bank N.A.

(xix)
“Escrow Agreement” shall mean an escrow agreement in form and substance reasonably acceptable to Ethanex and the Seller and consistent with the terms of this Agreement among the Escrow Agent, the Seller, Ethanex, Ethanex Sutherland and the Buyer Group to be dated as of the Phase I Closing Date, pursuant to which the Phase I Escrow Amount, the Phase II Escrow Amount and the Phase III Escrow Amount shall be deposited into the Indemnity Escrow Account as set forth in this Agreement.

(xx)	“Escrow Period” shall mean eighteen (18) months following the last to occur of the Phase I Closing, the Phase II Closing and the Phase III Closing.

(xxi)	“FTC” shall mean the Federal Trade Commission.

(xxii)
“Funded Debt” shall mean, without duplication, (a) all obligations of Seller under indebtedness for borrowed money or with respect to deposits or advances of any kind (other than advances due from customers incurred in the ordinary course of business and consistent with past practice), (b) all obligations of Seller evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of Seller upon which interest charges are paid, (d) all obligations of Seller in respect of capitalized leases that, individually, involve an aggregate future liability in excess of $5,000 or for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and consistent with past practice), (e) all obligations of Seller in respect of banker’s acceptances or letters of credit issued or created for the account of Seller, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Encumbrance on any assets of Seller, even though such Seller has not assumed or otherwise become liable for the payment thereof, (g) all guarantees by Seller of obligations of the type described in clauses (a) through (f) above of any other Person, and (h) payment obligations in respect of interest under any interest rate swap or other hedge agreement or arrangement entered into by Seller with respect to any indebtedness or obligation described in clauses (a) through (g) above. “Funded Debt” shall include the Phase I Funded Debt, the Phase II Funded Debt, the Phase III Funded Debt and the Owned Real Property Funded Debt.

(xxiii)	“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

(xxiv)
“Governmental Authority” shall mean the government of the United States of America and any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including, but not limited to, courts, tribunals, departments, commissions, bureaus, agencies, boards, counties, municipalities, provinces, parishes and other instrumentalities.

(xxv)
“Governmental Authorizations” shall mean, collectively, all authorizations, agreements, licenses, permits, approvals, easements, registrations, qualifications, leases, variances and similar rights for and with respect to the construction, ownership or operation of the Seller obtained from any Governmental Authority or pursuant to any Legal Requirements.

(xxvi)
“Hammer Mill Cost” shall mean the estimated aggregate cost of the actual hammer mill and ancillary equipment and all related installation costs (including but not limited to hammer mills, baghouses, blowers, scalpers, structural towers and foundation, pneumatic conveying, electrical and controls) that will not be incurred by Seller as a result of the installation of the Fractionation Plant, such avoided costs to be mutually determined by Seller and Ethanex. If such Hammer Mill Cost is not mutually determined by Seller and Ethanex at least 45 days prior to the Phase II Closing Date, then Seller and Ethanex shall immediately engage, and shall use their reasonable best efforts to cause, the Independent Engineer to determine the Hammer Mill Cost not later than five (5) days prior to the Phase II Closing Date, which determination shall be final and binding; provided that in no event shall the Phase II Closing occur until the Hammer Mill Cost has been finally determined either by mutual agreement of Ethanex and Seller or by a determination of the Independent Engineer.

(xxvii)
“Hammer Mill Difference” shall mean the difference between (i) the Hammer Mill Cost and (ii) the out-of-pocket costs of any temporary hammer mills utilized in connection with the Completion of the Phase II Plan, which categories of cost shall be mutually agreed upon by Ethanex and Seller.

(xxviii)
“Hazardous Material” shall mean any hazardous material, pollutant, contaminant, waste, toxic substance, hazardous substance or nuisance substance which is regulated by or forms the basis of liability now or hereafter under any Environmental Laws.

(xxix)	“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder as in effect from time to time.

(xxx)
“Intellectual Property” shall mean trademarks, trade names, service marks, service names, fictitious names, logos and Internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); computer software and related documentation; mask works and registrations and applications for registrations thereof; trade secrets and confidential business information (including research and development, know-how, data, databases, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and all other intellectual property and proprietary rights.

(xxxi)
“Interim Financials” shall mean the unaudited balance sheet, statement of operations and statement of cash flows of Seller as of and for the quarterly period ending March 31, 2008, including the notes thereto.

(xxxii)
“Inventory” shall mean raw materials, work-in-process, finished goods, manufacturing supplies and spare parts, to the extent owned by Seller and to be included in the Purchased Assets, each of a type and nature historically associated with operations of the Existing Plant and reflected in the Annual Financial Statements with respect to the Phase I Assets or, with respect to the Phase II Assets and the Phase III Assets, that would be consistent with the type and nature associated with a project similar to the Phase II Plan and the Phase III Plan and with the manner in which the Phase I Assets were reflected in the Annual Financial Statements, and shall include, without limitation, corn, enzymes, chemicals, denaturants, wet or dry distillers grains, and ethanol.

(xxxiii)	“Knowledge of Ethanex” shall mean the actual knowledge of Albert Knapp, III, David McKittrick and Bryan Sherbacow.

(xxxiv)
“Legal Requirements” shall mean any currently existing statute, ordinance, code, law, rule, regulation, permit or permit condition, administrative or judicial decree, order or other requirement, standard or procedure enacted or adopted by any Governmental Authority, including judicial decisions applying or interpreting common law or statutory law.

(xxxv)
“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when or by whom asserted), including, without limitation, any liability for Taxes.

(xxxvi)
“Lien” shall mean any mortgage, lien (statutory or otherwise), security interest, security agreement, conditional sale or other title retention agreement, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, adverse claim, voting agreement, restriction on transfer or any exception to or defect in title or other ownership interest.

(xxxvii)
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development or circumstance that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Seller or would reasonably be expected to prevent or materially impede the consummation by Seller of the Transactions; provided, however, that a Material Adverse Effect will not be deemed to have occurred if such change, effect, event, occurrence, state of facts, development or circumstance results from: (i) economic conditions generally in the United States (provided that the Seller is not disproportionately affected thereby), (ii) any action taken by the Seller that is required by the terms of this Agreement or the Related Agreement or is taken with Ethanex’s express prior written consent, (iii) conditions generally affecting the industry in which the Seller participates (provided that the Seller is not disproportionately affected thereby), or (iv) any changes in GAAP after the date hereof; provided, further that solely for purposes of determining whether there has been a “Material Adverse Effect” for purposes of Section 9(b)(xv), a Material Adverse Effect will not be deemed to have occurred if such change, effect, event, occurrence, state of facts, development or circumstance (x) results from, in addition to the matters set forth in the immediately preceding proviso: (I) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof (provided that the Seller is not disproportionately affected thereby) or (II) a general decline or disruption in financial, banking, or securities markets or (y) is cured by or on behalf of the Seller before the Phase I Closing Date.

(xxxviii)
“Net Phase II Costs” shall mean the aggregate amount by which the Phase II Completion Costs are either decreased (the amount of such decrease, the “Negative Phase II Net Cost Amount”) or increased (the amount of such increase, the “Positive Phase II Net Cost Amount”) solely because of complying with an Ethanex Request, including but not limited to any increase or decrease in the construction cost required for the Phase II Plan to operate with the contemplated Fractionation Plant.

(xxxix)
“Net Phase III Costs” shall mean the aggregate amount by which the Phase III Completion Costs are either decreased (the amount of such decrease, the “Negative Phase III Net Cost Amount”) or increased (the amount of such increase, the “Positive Phase III Net Cost Amount”) solely because of complying with an Ethanex Request, including but not limited to any increase or decrease in the construction cost required for the Phase III Plan to operate with the contemplated Fractionation Plant.

(xl)
“NOV Violations” shall mean, collectively, those notices of violation set forth in that certain letter to Seller from the United States Environmental Protection Agency, Article Number 7004 2510 0006 9720 8490, dated on or around June 8, 2007, and those certain letters to Seller from the Nebraska Department of Environmental Quality, dated May 5, 2007 and September 17, 2007.

(xli)	“Person” shall mean any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

(xlii)
“Phase I Closing Date Inventory” shall mean the Inventory as of the Phase I Closing, valued in accordance with Section 4(d)(i)(A), but only to the extent such Inventory will be included in the Phase I Assets.

(xliii)
“Phase I Escrow Make-Up” means an amount equal to the difference between (i) all amounts recovered by Ethanex, the Buyer Group or Ethanex Sutherland from the Indemnity Escrow Account prior to the Phase II Closing and (ii) the Phase I Escrow Amount (provided that in no event shall the Phase I Escrow Make-Up exceed $1,000,000.00).

(xliv)
“Phase I Indemnification Excess Amount” shall mean the amount equal to any Losses finally determined and due and owing to Ethanex, the Buyer Group or Ethanex Sutherland pursuant to Article 11 hereof but not paid to them as of the Phase II Closing Date after (i) exhausting the Phase I Escrow Amount, (ii) setting off all such amount against any amounts owing from any of Ethanex, the Buyer Group or Ethanex Sutherland to the Seller pursuant to the terms of this Agreement or the Related Agreements (other than the Purchase Price) as of the Phase II Closing Date (the “Set-off Amount”), and (iii) recovering such Losses or any portion thereof directly from Seller.

(xlv)
“Phase I Indemnification Residual Excess Amount” shall mean any amount of the Phase I Indemnification Excess Amount that remains unsatisfied after making a reduction to the Phase II Purchase Price as contemplated by Section 4(b)(iv)(A) hereof.

(xlvi)	“Phase I Inventory Target” shall mean $2,000,000.00.

(xlvii)
“Phase II Closing Date Inventory” shall mean the Inventory valued as of the Phase II Closing, valued in accordance with Section 4(d)(ii)(A), but only to the extent such Inventory will be included in the Phase II Assets.

(xlviii)
“Phase II Escrow Make-Up” means an amount equal to the difference between (i) all Losses recovered by Ethanex, the Buyer Group or Ethanex Sutherland from the Indemnity Escrow Account after the Phase II Closing but prior to the Phase III Closing and (ii) $2,000,000.00 (provided that the Phase II Escrow Make-Up shall in no event exceed $2,000,000.00).

(xlix)
“Phase II Indemnification Amount” shall mean the amount equal to any Losses finally determined and due and owing to Ethanex, the Buyer Group or Ethanex Sutherland pursuant to Article 11 hereof but not paid to them as of the Phase III Closing Date (which may include any Phase I Indemnification Residual Excess Amount) after (i) exhausting the Phase I Escrow Amount, (ii) exhausting the Phase II Escrow Amount, (ii) applying any Set-off Amount as of the Phase III Closing, and (iii) recovering such Losses or any portion thereof directly from the Seller.

(l)	“Phase II Plan” means that plan for the development and completion of the plan relating to the Phase II Assets set forth on Exhibit F attached hereto.

(li)	“Phase II Inventory Target” shall mean $2,000,000.00.

(lii)
“Phase III Closing Date Inventory” shall mean the Inventory valued as of the Phase III Closing, valued in accordance with Section 4(d)(iii)(A), but only to the extent such Inventory will be included in the Phase III Assets.

(liii)	“Phase III Inventory Target” shall mean $2,000,000.00.

(liv)	“Phase III Plan” means that plan for the development and completion of the plan relating to the Phase III Assets set forth on Exhibit G attached hereto.

(lv)	“Process Specifications” means those process specification set forth with respect to the Phase II Plan and the Phase III Plan on Exhibit I.

(lvi)	“Purchased Assets” means collectively the Phase I Assets, the Phase II Assets, the Phase III Assets, the Owned Real Property and the Loop Real Property.

(lvii)
“Realized Value of the LB 536 Credits” shall mean the actual value to Phase I Buyer for those certain credits allowed for motor fuel taxes pursuant to Nebraska Legislative LB 536, as promulgated as of the date of this Agreement, as determined by the net price for which Phase I Buyer is able to sell such credits to third parties.

(lviii)	“Regulation S-X” shall mean Regulation S-X, as may be amended from time to time, adopted under the Securities Act.

(lix)
“Related Agreement” shall mean each of (i) the Start-Up Services Agreement, (ii) the Escrow Agreement, (iii) the Assumption Agreements, (iv) the Warranty Deed, (v) the warranty deed regarding the Loop Real Property, (vi) the Investor Rights Agreement, and (vii) any other written agreement or certificate, other than this Agreement, that is executed and delivered by Ethanex, Ethanex Sutherland, the Buyers, as the case may be, and Seller pursuant to or contemporaneously with this Agreement.

(lx)
“Required Stockholder Approval” shall mean the requisite approval of the stockholders of Ethanex (i) to amend the certificate of incorporation of Ethanex to increase the authorized shares of capital stock of Ethanex and to make any other changes to the terms of the capital stock of Ethanex (including authorizing new and additional classes of capital stock), as may be necessary to allow the Stock Consideration to be issued and to permit the debt and equity financing necessary to complete the Transactions to be obtained and (ii) as otherwise required by applicable laws and regulations to permit the consummation of the Transactions.

(lxi)	“SEC” shall mean the United States Securities and Exchange Commission.

(lxii)
“Seller Confidential Information” shall mean all information relating to the business and affairs of Seller or its Affiliates other than information that is as of the date hereof or subsequently becomes generally available to the public through no fault of, or breach of any confidentiality obligation by, the Buyers, Ethanex Sutherland, or Ethanex or any of their respective Affiliates, agents or representatives.

(lxiii)
“Seller Financing Requirement” shall mean that, with respect to the Phase II Plan, Seller shall have obtained third-party financing in an amount sufficient to complete the Phase II Plan on or prior to the Phase II Deadline or, with respect to the Phase III Plan, Seller shall have obtained third-party financing in an amount sufficient to complete the Phase III Plan on or prior to the Phase III Deadline.

(lxiv)	“Seller’s Knowledge” or “Knowledge of Seller” shall mean the actual knowledge of James Jandrain, Randy Kramer, David Litzen and Troy Gavin.

(lxv)
“Start-Up Services Agreement” shall mean that certain agreement by and between Seller and Phase I Buyer in form and substance mutually agreed upon by Seller and Ethanex, which shall include terms including but not limited to those terms set forth on Exhibit H hereto.

(lxvi)	“Stock Consideration” shall mean collectively the Phase II Stock Consideration and the Phase III Stock Consideration.

(lxvii)
“Transactions” shall mean, collectively, (i) the purchase and sale of the Purchased Assets (including the Owned Real Property and the Loop Real Property), (ii) the assumption of the Assumed Liabilities and (iii) the other transactions contemplated by this Agreement and the Related Agreements.

(b) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(c) Additional Defined Terms. The following terms are defined in the respective Sections set forth below:

Term	Section
Agreement	Recitals
Annual Financial Statements	5(b)(i)(A)
Assumed Liabilities	3(c)
Buyers	Recitals
Buyer Group	Recitals
Cap	11(d)(ii)
Cash Consideration	4(b)(i)(C)
Closings	4(a)
Debt Engagement Letter	6(b)(v)
Department of Revenue	7(ff)
Equity Engagement Letters	6(b)(v)
Ethanex	Recitals
Ethanex Recommendation Change	7(x)(iv)

Ethanex Sutherland	Recitals
Ethanex Schedules	6(b)
Ethanex SEC Documents	6(b)(iv)
Ethanex Stockholder Meeting	7(x)(iii)
Exchange Act	6(b)(iv)
Extended Phase II Deadline	7(j)(iii)
Extended Phase III Deadline	7(k)(iii)
Excluded Assets	2(d)
Excluded Liabilities	3(d)
Existing Plant	Recitals
Financing Documents	7(r)(iv)
Financing Letters	6(b)(v)
Fractionation Plant	7(aa)
Hired Employees	7(m)
Indemnitee	11(c)(i)
Indemnitor	11(c)(i)
Indemnity Escrow Account	4(b)(iii)(B)
Independent Accountant	4(d)(i)(A)
Investor Rights Agreement	9(c)(v)
Inventory Adjustment Reports	4(d)(iii)(A)
JV Agreement	7(w)
Latest Balance Sheet	5(b)(i)(A)
Latest Financial Statements	5(b)(i)(A)
Loop Real Property	9(b)(vi)
Losses	11(b)(i)
Material Consents	9(a)(i)
Material Contracts	5(b)(vii)
Minimum Loss	11(d)(i)(A)
Monthly Financials	7(r)(i)
Negative Phase II Net Cost Amount	1(a)(xxxviii)
Negative Phase III Net Cost Amount	1(a)(xxxix)
Net Cost Adjustment Reports	4(d)(iii)(B)
Owned Real Property	Recitals
Owned Real Property Funded Debt	7(p)
Permits	5(b)(xiii)
Permitted Encumbrances	5(b)(iv)(K)
Phase I Assets	Recitals
Phase I Assumed Liabilities	3(a)
Phase I Buyer	Recitals
Phase I Closing	4(a)
Phase I Closing Certificate	7(p)
Phase I Closing Date	4(a)
Phase I Escrow Amount	4(b)(iii)(C)
Phase I Financing Condition	9(b)(iv)
Phase I Funded Debt	7(p)
Phase I Inventory Adjustment Report	4(d)(i)(A)
Phase I Inventory Objection Notice	4(d)(i)(A)
Phase I Purchase Price	4(b)(i)(A)
Phase I Termination Date	12(a)(ii)

Phase II Adjustment	4(b)(ii)(A)
Phase II Assets	Recitals
Phase II Assumed Liabilities	3(b)
Phase II Buyer	Recitals
Phase II Cash Consideration	4(b)(i)(B)
Phase II Closing	4(a)
Phase II Closing Certificate	7(p)
Phase II Closing Date	4(a)
Phase II Completion Cost	4(b)(ii)(A)
Phase II Completion Date	4(b)(ii)(A)
Phase II Escrow Amount	4(b)(iv)(B)
Phase II Funded Debt	7(p)
Phase II Deadline	4(b)(ii)(A)
Phase II Inventory Adjustment Report	4(d)(ii)(A)
Phase II Inventory Objection Notice	4(d)(ii)(A)
Phase II Net Cost Adjustment Report	4(d)(ii)(B)
Phase II Net Cost Objection Notice	4(d)(ii)(B)
Phase II Premium	4(b)(ii)(A)
Phase II Purchase Price	4(b)(i)(B)
Phase II Stock Consideration	4(b)(i)(B)
Phase III Adjustment	4(b)(ii)(C)
Phase III Assets	Recitals
Phase III Assumed Liabilities	3(c)
Phase III Buyer	Recitals
Phase III Cash Consideration	4(b)(i)(C)
Phase III Closing	4(a)
Phase III Closing Certificate	7(p)
Phase III Closing Date	4(a)
Phase III Completion Cost	4(b)(ii)(C)
Phase III Completion Date	4(b)(ii)(C)
Phase III Deadline	4(b)(iii)(C)
Phase III Escrow Amount	4(b)(v)(B)
Phase III Funded Debt	7(p)
Phase III Inventory Adjustment Report	4(d)(iii)(A)
Phase III Inventory Objection Notice	4(d)(iii)(A)
Phase III Net Cost Adjustment Report	4(d)(iii)(B)
Phase III Net Cost Objection Notice	4(d)(iii)(B)
Phase III Premium	4(b)(ii)(C)
Phase III Purchase Price	4(b)(i)(C)
Phase III Stock Consideration	4(b)(i)(C)
Plan or Plans	5(b)(x)(A)
Positive Phase II Net Cost Amount	1(a)(xxxviii)
Positive Phase III Net Cost Amount	1(a)(xxxix)
Purchase Price	4(b)(i)
RE LLC	Recitals
Real Property Laws	5(b)(iv)(F)
Recommendation	7(x)(iv)
Recoverable Costs	4(b)(ii)(C)
Returns	5(b)(v)(A)

Schedules	Article 5
Securities Act	5(b)(xix)
Seller	Recitals
Seller Consents	5(a)(iii)
Seller’s Expense Statement	13
Seller Phase I Real Estate Taxes	7(v)
Seller Phase II Real Estate Taxes	7(v)
Set-off Amount	1(a)(x1iv)
775 Agreement	7(ff)
775 Date	7(ff)
Shareholder Approval Document	7(x)(i)
Surveys	9(b)(x)(C)
S-X Auditor	7(r)(iii)
S-X 2007 Audited Financials	7(r)(iii)
TIF Agreement	7(hh)
TIF Assignment Date	7(hh)
TIF Determination Date	7(hh)
Third-Party Claim	11(c)(i)
Title Commitments	9(b)(x)(A)
Title Company	9(b)(x)(A)
Title Policies	9(b)(x)(B)
Unpaid Cost to Complete Phase II	4(b)(ii)(E)
Unpaid Cost to Complete Phase III	4(b)(ii)(E)
Unrecovered Phase II Costs	4(b)(ii)(A)
WARN Act	5(b)(ix)(C)
Warranty Deed	9(b)(x)(D)
West LB	6(b)(v)

2.	PURCHASE AND SALE OF ASSETS

(a)	Phase I Closing

(i)
Purchased Assets.  At the Phase I Closing and in reliance upon the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, (A) Seller shall sell, assign, transfer, convey and deliver to Phase I Buyer, free and clear of all Liens, other than Permitted Encumbrances, and Phase I Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to, including all proceeds therefrom, all of the Phase I Assets and (B) Seller shall sell, assign, transfer, convey and deliver to RE LLC, free and clear of all Liens, other than Permitted Encumbrances, and RE LLC shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Owned Real Property.

(ii)
Limitations on Assignability. Notwithstanding anything in this Agreement to the contrary, to the extent that any of the Assumed Contracts included in the Phase I Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof. Without in any way limiting Seller’s obligation hereunder to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts included within the Phase I Assets to the Phase I Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Phase I Closing shall occur, the Seller shall cooperate with the Phase I Buyer following the Phase I Closing Date in any reasonable arrangement designed to provide the Phase I Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contract, including enforcement for the benefit of the Phase I Buyer (at such Buyer’s cost) of any and all rights of the Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by the Phase I Buyer, acting as an agent on behalf of such Phase I Buyer or as such Phase I Buyer shall otherwise reasonably require (and Seller shall have no liability for actions taken in good faith on behalf of Phase I Buyer as its agent that were within the scope of such agency relationship).

(b)	Phase II Closing

(i)
Purchased Assets. . At the Phase II Closing and in reliance upon the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, (A) Seller shall sell, assign, transfer, convey and deliver to Phase II Buyer, free and clear of all Liens, other than Permitted Encumbrances, and Phase II Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to, including all proceeds therefrom, all of the Phase II Assets and (B) Seller shall sell, assign, transfer, convey and deliver to RE LLC, free and clear of all Liens, other than Permitted Encumbrances, and RE LLC shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Loop Real Property.

(ii)
Limitations on Assignability. Notwithstanding anything in this Agreement to the contrary, to the extent that any of the contracts included in the Phase II Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof. Without in any way limiting Seller’s obligation hereunder to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the contracts included within the Phase II Assets to the Phase II Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Phase II Closing shall occur, the Seller shall cooperate with the Phase II Buyer following the Phase II Closing Date in any reasonable arrangement designed to provide the Phase II Buyer with the rights and benefits (subject to the obligations) under any such contract, including enforcement for the benefit of the Phase II Buyer (at such Buyer’s cost) of any and all rights of the Seller against any other party arising out of any breach or cancellation of any such contract by such other party and, if requested by the Phase II Buyer, acting as an agent on behalf of such Phase II Buyer or as such Phase II Buyer shall otherwise reasonably require (and Seller shall have no liability for actions taken in good faith on behalf of Phase II Buyer as its agent that were within the scope of such agency relationship).

(c)	Phase III Closing.

(i)
Purchased Assets. At the Phase III Closing and in reliance upon the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Phase III Buyer, free and clear of all Liens, other than Permitted Encumbrances, and Phase III Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to, including all proceeds therefrom, all Phase III Assets.

(ii)
Limitations on Assignability. Notwithstanding anything in this Agreement to the contrary, to the extent that any of the contracts included in the Phase III Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof. Without in any way limiting Seller’s obligation hereunder to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the contracts included within the Phase III Assets to the Phase III Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Phase III Closing shall occur, the Seller shall cooperate with the Phase III Buyer following the Phase III Closing Date in any reasonable arrangement designed to provide the Phase III Buyer with the rights and benefits (subject to the obligations) under any such contract, including enforcement for the benefit of the Phase III Buyer (at such Buyer’s cost) of any and all rights of the Seller against any other party arising out of any breach or cancellation of any such contract by such other party and, if requested by the Phase III Buyer, acting as an agent on behalf of such Phase III Buyer or as such Phase III Buyer shall otherwise reasonably require (and Seller shall have no liability for actions taken in good faith on behalf of Phase III Buyer as its agent that were within the scope of such agency relationship).

(d)	Excluded Assets. Seller is not selling, and Buyers are not purchasing, any of the following assets, all of which shall be retained by Seller (the “Excluded Assets”):

(i)	Equity Interests. Any equity interest in Seller;

(ii)
Claims. Any claims (including benefits arising therefrom) which relate to Liabilities of Seller or its Affiliates or their officers, directors, employees or agents, which are not Assumed Liabilities or which relate to any of the Excluded Assets;

(iii)	Agreement Rights. Rights of Seller or any of its Affiliates under this Agreement and any Related Agreements;

(iv)	Company Records. The minute books, seal and other records having to do with the organization of Seller;

(v)	Insurance. All insurance policies (including the proceeds thereof) owned by Seller or its Affiliates;

(vi)
Employee Benefit Plans; Plan Assets. All employee benefit plans which cover, are maintained for the benefit of or relate to any of the employees of the Business and assets held in trust or otherwise by or for the benefit of any current or former employees of Seller or its Affiliates under such plan;

(vii)	Tax Sharing Agreement; Tax Records. Any rights or benefits under any tax sharing agreements and the income Tax Returns and other original income tax records of Seller or its Affiliates; and

(viii)	Other Excluded Assets. All assets set forth with particularity on Schedule 2(d)(viii).

3.	LIABILITIES

(a)
Assumption of Liabilities in Phase I. At the Phase I Closing, Phase I Buyer and RE LLC shall assume the following (and only the following) Liabilities of Seller (collectively, the “Phase I Assumed Liabilities”):

(i)
Purchased Asset Liabilities Subsequent to Closing. All Liabilities relating to, associated with or arising from Phase I Buyer’s and RE LLC’s ownership, possession, use, operation or sale or other disposition after the Phase I Closing Date of any of the Phase I Assets and Owned Real Property, respectively, and, for the avoidance of doubt, the parties agree that, after the Phase I Closing, Phase I Buyer shall assume and be responsible for all risk of operation, condition, fitness, performance and nonperformance of the Phase I Assets, and that Seller shall have no liability or obligation with respect thereto, or with respect to the operation or condition of the Phase I Assets, including no liability or obligation as a result of the Phase I Assets failing to operate as designed or the failure of the Phase I Assets to meet any specification or operating parameters following the Phase I Closing Date;

(ii)
Contract, License and Lease Liabilities. All Liabilities of Seller or its Affiliates under each of the Assumed Contracts to the extent any such Liability is related to the operation of the Business from and after the Phase I Closing Date;

(iii)	Liabilities Agreed Upon by Parties. Liabilities, if any, set forth with particularity on Schedule 3(a)(iii); and

(iv)
Transfer Taxes. One half of the amount of all Liabilities for transfer, recordation, sales, mortgage deed and similar taxes, duties or levies arising solely as a result of the transfer of the Phase I Assets and the Owned Real Property to Phase I Buyer and RE LLC, respectively, by virtue of the consummation of the Transactions contemplated hereby.

(b)
Assumption of Liabilities in Phase II. At the Phase II Closing, Phase II Buyer and RE LLC shall assume the following (and only the following) Liabilities of Seller (collectively, the “Phase II Assumed Liabilities”):

(i)
Purchased Asset Liabilities Subsequent to Closing. All Liabilities relating to, associated with or arising from Phase II Buyer’s and RE LLC’s ownership, possession, use, operation or sale or other disposition after the Phase II Closing Date of any of the Phase II Assets and Loop Real Property, respectively, and, for the avoidance of doubt, the parties agree that, after the Phase II Closing, Phase II Buyer shall assume and be responsible for all risk of operation, condition, fitness, performance and nonperformance of the Phase II Assets, and that Seller shall have no liability or obligation with respect thereto, or with respect to the operation or condition of the Phase II Assets, including no liability or obligation as a result of the Phase II Assets failing to operate as designed or the failure of the Phase II Assets to meet any specification or operating parameters following the Phase II Closing Date;

(ii)
Contract, License and Lease Liabilities. All Liabilities of Seller or its Affiliates under each of the contracts assumed by Phase II Buyer pursuant to Section 3(b)(iii) to the extent any such Liability is related to the operation of the Business from and after the Phase II Closing Date;

(iii)	Liabilities Agreed Upon by Parties. Liabilities, if any, set forth with particularity on Schedule 3(b)(iii); and

(iv)
Transfer Taxes. One half of the amount of all Liabilities for transfer, recordation, sales, mortgage deed and similar taxes, duties or levies arising solely as a result of the transfer of the Phase II Assets and the Loop Real Property to Phase II Buyer and RE LLC, respectively, by virtue of the consummation of the Transactions contemplated hereby.

(c)
Assumption of Liabilities in Phase III. At the Phase III Closing, Phase III Buyer shall assume the following (and only the following) Liabilities of Seller (collectively, the “Phase III Assumed Liabilities,” and together with the Phase I Assumed Liabilities and the Phase II Assumed Liabilities, the “Assumed Liabilities”):

(i)
Purchased Asset Liabilities Subsequent to Closing. All Liabilities relating to, associated with or arising from Phase III Buyer’s ownership, possession, use, operation or sale or other disposition after the Phase III Closing Date of any of the Phase III Assets and, for the avoidance of doubt, the parties agree that, after the Phase III Closing, Phase III Buyer shall assume and be responsible for all risk of operation, condition, fitness, performance and nonperformance of the Phase III Assets, and that Seller shall have no liability or obligation with respect thereto, or with respect to the operation or condition of the Phase III Assets, including no liability or obligation as a result of the Phase III Assets failing to operate as designed or the failure of the Phase III Assets to meet any specification or operating parameters following the Phase III Closing Date;

(ii)
Contract, License and Lease Liabilities. All Liabilities of Seller or its Affiliates under each of the contracts assumed by Phase III Buyer pursuant to Section 3(c)(iii) to the extent any such Liability is related to the operation of the Business from and after the Phase III Closing Date;

(iii)	Liabilities Agreed Upon by Parties. Liabilities, if any, set forth with particularity on Schedule 3(c)(iii); and

(iv)
Transfer Taxes. One half of the amount of all Liabilities for transfer, recordation, sales, mortgage deed and similar taxes, duties or levies arising solely as a result of the transfer of the Phase III Assets to Phase III Buyer by virtue of the consummation of the Transactions contemplated hereby.

Except for the Assumed Liabilities, none of Ethanex or any of the Buyers shall assume any other Liabilities of Seller or its Affiliates by virtue of this Agreement.

(d)
Excluded Liabilities. Except for the Assumed Liabilities, none of Ethanex, Ethanex Sutherland, or any of the Buyers shall assume or be obligated to pay, perform or otherwise discharge (and Seller shall retain, pay, perform or otherwise discharge) any Liabilities related to the Business or the Purchased Assets (collectively, “Excluded Liabilities”), including the following:

(i)
Liabilities Prior to Closing. All Liabilities of the Business which arise prior to the Phase I Closing Date, including accounts payable and other current Liabilities of Seller, and any such Liabilities of any predecessor to Seller and any Person with respect to which Seller is a successor-in-interest;

(ii)	Excluded Asset Liabilities. All Liabilities relating exclusively to Excluded Assets;

(iii)
Liabilities Associated with the Purchase Agreement. All Liabilities for legal, accounting and investment banking fees and other expenses incurred in connection with the preparation of and performance under this Agreement and the sale of the Purchased Assets to the Buyers;

(iv)
Seller’s Liabilities. Any Liabilities of Seller arising out of or relating to its performance under this Agreement (regardless of whether such performance is required prior to or after any Closing Date), including any Liability or obligation arising under the indemnification obligations of Seller under Article 11;

(v)	Indebtedness. Any Funded Debt;

(vi)
Taxes. All Liabilities or obligations for Taxes with respect to (a) the Business as owned and operated by the Seller, (b) the Phase I Assets for taxable periods, or portions thereof, ending on or before the Phase I Closing Date, (c) the Phase II Assets for taxable periods, or portions thereof, ending on or before the Phase II Closing Date, (d) the Phase III Assets for taxable periods, or portions thereof, ending on or before the Phase III Closing Date, (e) the Owned Real Property for taxable periods, or portions thereof, ending on or before the Phase I Closing Date, and (f) the Loop Real Property for taxable periods, or portions thereof, ending on or before the Phase II Closing Date;

(vii)
Employee Benefit Plans. All Liabilities with respect to any current or former employee or any Plan, including, without limitation, any Plan currently or formerly maintained or contributed to by any other entity that is or was treated as a single employer with Seller under Section 414 of the Code;

(viii)	Environmental Laws. All Liabilities pursuant to any Environmental Laws arising from or related to any action, event, circumstance or condition occurring or existing prior to the Phase I Closing Date;

(ix)
Violations of Law. All Liabilities arising from or related to any compliance or noncompliance with Legal Requirements applicable to Seller, the Business as owned and operated by Seller or the Owned Real Property (prior to the Phase I Closing Date), the Phase I Assets (prior to the Phase I Closing), the Phase II Assets and the Loop Real Property (prior to the Phase II Closing), the Phase III Assets (prior to the Phase III Closing), (other than any such Liabilities arising from or related to any contract to the extent such Liabilities are being assumed by a Buyer pursuant to Sections 3(a)(ii), 3(a)(iii), 3(b)(iii) and 3(c)(iii) above), or any Liabilities related to or arising from or otherwise related to the NOV Liabilities;

(x)
Phase II and Phase III Completion Costs. Subject to Sections 3(b)(i) and 3(c)(i), all Liabilities and other costs related to the construction of and the Completion of the Phase II Plan or the Completion of the Phase III Plan (except for those Liabilities that are expressly assumed pursuant to Sections 3(b)(i) and 3(c)(i) and where a member of the Buyer Group elects to assume the Completion of the Phase II Plan or the Phase III Plan, in which case the provisions of Section 4(b)(ii)(A) and (C) shall apply); and,

(xi)	Other Liabilities. Any Liabilities set forth on Schedule 3(d)(xi).

(e)
No Expansion of Third Party Rights. The assumption by the Buyers of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Ethanex, any Buyer or Seller or their respective Affiliates as compared to the rights and remedies which such third party would have had against Seller or its Affiliates had a Buyer not assumed such Liabilities. Without limiting the foregoing, the assumption by the Buyers of the Assumed Liabilities shall not create any third party beneficiary rights.

4.	CLOSING; PURCHASE PRICE; ADJUSTMENT

(a)
Closing Dates and Location. The consummation of the sale and delivery of the Phase I Assets to the Phase I Buyer and the Owned Real Property to RE LLC and the receipt of the consideration therefor by payment as provided in this Article 4 shall constitute the “Phase I Closing.” The consummation of the sale and delivery of the Phase II Assets to the Phase II Buyer and the Loop Real Property to RE LLC and the receipt of the consideration therefor by payment as provided in this Article 4 shall constitute the “Phase II Closing.” The consummation of the sale and delivery of the Phase III Assets to the Phase III Buyer and the receipt of the consideration therefor by payment as provided in this Article 4 shall constitute the “Phase III Closing” (which together with the Phase I Closing and the Phase II Closing shall be the “Closings”) Unless otherwise agreed by the parties or unless this Agreement shall be terminated pursuant to the terms hereof, each of the Closings shall take place at 10:00 a.m., local time, at the offices of Kirkland & Ellis LLP, 655 15th Street, NW, Washington, DC 20006, or such other place as is mutually and reasonably acceptable to the Seller and Ethanex, and shall occur on the date that is three (3) Business Days following satisfaction or waiver of all of the conditions to the applicable Closing set forth in Articles 9 and 10, other than those conditions which by their terms may only be satisfied on the respective Closing Date. The date on which the Phase I Closing actually occurs shall constitute the “Phase I Closing Date,” the date on which the Phase II Closing actually occurs shall constitute the “Phase II Closing Date,” and the date on which the Phase III Closing actually occurs shall constitute the “Phase III Closing Date”; provided, that in no event shall the Phase III Closing occur prior to the Phase II Closing.

(b)	Payment of the Purchase Price; Adjustments.

(i)
The purchase price (the “Purchase Price”) for the Purchased Assets shall be the aggregate amount of Two Hundred Twenty Million Dollars ($220,000,000), plus the assumption of the Assumed Liabilities, subject to adjustment in accordance with this Section 4(b) and Sections 4(c) and 4(d) below. The Purchase Price shall be payable as follows:

(A)
Fifty Million Dollars ($50,000,000) in cash (the “Phase I Purchase Price”), subject to adjustment in accordance with Sections 4(c)(i) and 4(d)(i)(A), shall be payable at the Phase I Closing as provided in Section 4(b)(iii),

(B)
Sixty Million Dollars ($60,000,000) in cash, subject to adjustment in accordance with Sections 4(b)(ii)(A) and (B), 4(c)(ii), 4(d)(ii)(A) and 4(d)(ii)(B) (the “Phase II Cash Consideration”), and Twenty-Five Million Dollars ($25,000,000) payable in shares of Common Stock (with the number of shares being equal to the sum of (i) $6,250,000, divided by the average reported closing price per share of the Common Stock for the ten trading days ending with the last trading day before the Phase I Closing Date plus (ii) $18,750,000, divided by the average reported closing price per share of the Common Stock for the ten trading days ending with the last trading day before the Phase II Closing Date) (the “Phase II Stock Consideration,” and together with the Phase II Cash Consideration, the “Phase II Purchase Price”), shall be payable and issuable, respectively, at the Phase II Closing as provided in Section 4(b)(iv); and

(C)
Sixty Million Dollars ($60,000,000) in cash, subject to adjustment in accordance with Sections 4(b)(ii)(A), (C) and (D), 4(c)(iii), 4(d)(iii)(A) and 4(d)(iii)(B) (the “Phase III Cash Consideration,” and with the Phase I Purchase Price and the Phase II Cash Consideration, the “Cash Consideration”), and Twenty-Five Million Dollars ($25,000,000) payable in shares of Common Stock (with the number of shares being equal to the sum of (i) $6,250,000, divided by the average reported closing price per share of the Common Stock for the ten trading days ending with the last trading day before the Phase I Closing Date plus (ii) $18,750,000, divided by the average reported closing price per share of the Common Stock for the ten trading days ending with the last trading day before the Phase III Closing Date) (the “Phase III Stock Consideration,” and together with the Phase III Cash Consideration, the “Phase III Purchase Price”), shall be payable and issuable, respectively, at the Phase III Closing as provided in Section 4(b)(v).

(ii)	Phase II and Phase III Completion Adjustments

(A)	If the Completion of the Phase II Plan has not occurred (as finally determined pursuant to Section 7(j)) by March 1, 2009 (the “Phase II Deadline”), or by the Extended Phase II Deadline, if applicable pursuant to Section 7(j) hereof, the Phase II Purchase Price shall be reduced by an amount equal to 150% of the Unpaid Cost to Complete the Phase II Plan (such amount, the “Phase II Adjustment”). Phase II Buyer will then assume the Completion of the Phase II Plan within a commercially reasonable time, and the date upon which the Completion of the Phase II Plan is completed shall be the “Phase II Completion Date”. If the sum of (i) the actual cost of Completion of the Phase II Plan (the “Phase II Completion Cost”) plus (ii) a premium equal to (A) if a Seller Financing Requirement has not been met, 5% of the Phase II Completion Cost, or (B) if the Phase II Plan is not completed for any reason other than the failure of a Seller Financing Requirement, 10% of the Phase II Completion Cost (the “Phase II Premium”) is less than amount of the Phase II Adjustment, within five (5) Business Days following the Phase II Completion Date, Phase II Buyer shall pay to Seller an amount equal to the remainder. If the actual cost of Completion of the Phase II Plan plus the Phase II Premium is greater than the Phase II Adjustment (such excess, the “Unrecovered Phase II Costs”), Phase II Buyer shall not be obligated to pay any additional amount to Seller, and such difference shall be deducted from the Phase III Cash Consideration (and in such event, the “Phase III Purchase Price” shall mean such reduced amount, subject to further adjustment in accordance with Section 4(b)(ii)(C) or (D) below).

(B)
If the Completion of the Phase II Plan has occurred but the Process Specifications of the Phase II Expansion are not met, the Phase II Cash Consideration shall be reduced in accordance with Exhibit I attached hereto and the Phase II Closing shall proceed with the Phase II Buyer being required to pay the reduced Phase II Cash Consideration.

(C)
If the Completion of the Phase III Plan has not occurred (as finally determined pursuant to Section 7(k)) by June 30, 2009 (the “Phase III Deadline”), or by the Extended Phase III Deadline, if applicable pursuant to Section 7(k) hereof, the Phase III Purchase Price (as adjusted in accordance with Section 4(b)(ii)(A), if applicable) shall be reduced by an amount equal to 150% of the Unpaid Cost to Complete the Phase III Plan (the “Phase III Adjustment”). Phase III Buyer will then assume the Completion of the Phase III Plan within a commercially reasonable time, and the date upon which the Completion of the Phase III Plan is completed shall be the “Phase III Completion Date”. If the sum of (i) the actual cost of Completion of the Phase III Plan (the “Phase III Completion Cost”) plus (ii) a premium equal to (A) if a Seller Financing Requirement has not been met, 5% of the Phase III Completion Cost, or (B) if the Phase III Plan is not complete for any reason other than the failure of a Seller Financing Requirement, 10% of the Phase III Completion Cost (the “Phase III Premium”) is less than the amount of the Phase III Adjustment, within five (5) Business Days following the Phase III Completion Date, Phase III Buyer shall pay to Seller an amount equal to the remainder. If the actual cost of Completion of the Phase III Plan plus the Phase III Premium is greater than the Phase III Adjustment, Phase III Buyer shall not be obligated to pay an additional amount to Seller, and such difference (the “Recoverable Costs”) shall be recoverable pursuant to Article 11 hereof.

(D)
If the Completion of the Phase III Plan has occurred but the Process Specifications of the Phase III Expansion are not met, the Phase III Cash Consideration (as adjusted in accordance with Section 4(b)(ii)(A), if applicable) shall be reduced in accordance with Exhibit I attached hereto and the Phase III Closing shall proceed with the Phase III Buyer being required to pay the reduced Phase III Cash Consideration.

(E)
For purposes of this Section 4(b)(ii): (i) “Unpaid Cost to Complete the Phase II Plan” shall mean the estimated unpaid cost to complete the Completion of the Phase II Plan as of the Phase II Closing Date, as mutually determined in good faith by the Seller and Ethanex within 5 business days following the earlier to occur of the Phase II Deadline and the Extended Phase II Deadline, and (ii) “Unpaid Cost to Complete the Phase III Plan” shall mean the estimated unpaid cost to complete the Completion of the Phase III Plan as of the Phase III Closing Date, as mutually determined in good faith by the Seller and Ethanex within 5 business days following the earlier to occur of the Phase III Deadline and the Extended Phase III Deadline. If the Seller and Ethanex cannot agree on the Unpaid Cost to Complete the Phase II Plan or the Unpaid Cost to Complete the Phase III Plan within the periods set forth in the immediately preceding sentence, the parties will engage R.W. Beck, Inc., as an independent engineer, to resolve the dispute as soon as practicable, but in any event no later than 10 days following the date R.W. Beck, Inc. is engaged by the parties, and the parties shall each pay 50% of the costs of such engagement.

(iii)	On the Phase I Closing Date:

(A)	the Phase I Buyer shall pay for the Phase I Assets, by wire transfer of immediately available funds, an aggregate amount equal to $49,500,000.00, minus the Phase I Escrow Amount;

(B)	RE LLC shall pay for the Owned Real Property, by wire transfer of immediately available funds, an aggregate amount equal to $500,000.00, minus the Owned Real Property Debt;

(C)
the Phase I Buyer shall deliver or cause to be delivered to the Escrow Agent an amount equal to $1,000,000.00 (the “Phase I Escrow Amount”), to be held by the Escrow Agent in a separate interest bearing account (the “Indemnity Escrow Account”) pursuant to the Escrow Agreement;

(D)
the Seller shall provide, and cause to be filed, if applicable, UCC-3 Termination Statements and any other forms of or evidence of release of any Liens (other than Permitted Encumbrances) on the Phase I Assets and the Owned Real Property;

(E)	the Phase I Buyer shall assume those certain Phase I Assumed Liabilities as set forth in Section 3(a);

(F)	RE LLC shall assume those certain Phase I Assumed Liabilities as set forth in Section 3(a);

(G)	the Seller shall deliver to RE LLC the Warranty Deed for the Owned Real Property; and

(H)	the Seller shall deliver to the Phase I Buyer the Phase I Assets.

(iv)	On the Phase II Closing Date:

(A)
the Phase II Buyer shall pay, by wire transfer of immediately available funds, an aggregate amount equal to $59,820,000.00, minus the Phase II Escrow Amount, minus the Phase I Escrow Make-Up, if any, minus any Phase I Indemnification Excess Amount, minus the Hammer Mill Difference, subject to adjustment and partial deferral in accordance with Sections 4(b)(ii)(A) or (B), as the case may be;

(B)
RE LLC shall pay for the Loop Real Property, by wire transfer of immediately available funds, an aggregate amount equal to $180,000.00, minus the Phase II Funded Debt encumbering the Loop Real Property;

(C)
the Phase II Buyer shall deliver or cause to be delivered to the Escrow Agent an amount equal to $1,000,000.00 plus the Phase I Escrow Make-Up, if any (the “Phase II Escrow Amount”), to be held by the Escrow Agent in the Indemnity Escrow Account pursuant to the Escrow Agreement;

(D)
the Seller shall provide, and cause to be filed, if applicable, UCC-3 Termination Statements and any other forms of or evidence of release of the Liens (other than Permitted Encumbrances) on the Phase II Assets and the Loop Real Property;

(E)	Ethanex shall issue, and the Phase II Buyer shall deliver, certificates representing the Phase II Stock Consideration;

(F)	Phase II Buyer shall assume those certain Phase II Assumed Liabilities as set forth in Section 3(b);

(G)	RE LLC shall assume those certain Phase II Assumed Liabilities as set forth in Section 3(b);

(H)	Seller shall deliver to RE LLC the special warranty deed required by Section 9(c)(viii)(D) for the Loop Real Property; and,

(I)	the Seller shall deliver to the Phase II Buyer the Phase II Assets.

(v)	On the Phase III Closing Date:

(A)
the Phase III Buyer shall pay, by wire transfer of immediately available funds, an aggregate amount equal to the Phase III Cash Consideration, minus the Phase III Escrow Amount, minus the Phase II Escrow Make-Up, if any, minus any Phase I Indemnification Residual Amount, minus any Phase II Indemnification Amount, subject to adjustment and partial deferral in accordance with Sections 4(b)(ii)(C) and (D), as the case may be;

(B)
the Phase III Buyer shall deliver or cause to be delivered to the Escrow Agent an amount equal to $1,000,000.00 plus the Phase II Escrow Make-Up, if any (the “Phase III Escrow Amount”), to be held by the Escrow Agent in the Indemnity Escrow Account pursuant to the Escrow Agreement;

(C)	Ethanex shall issue, and the Phase III Buyer shall deliver, certificates representing the Phase III Stock Consideration,

(D)	Seller shall deliver to the Phase III Buyer the Phase III Assets;

(E)	the Seller shall provide, and cause to be filed, if applicable, UCC-3 Termination Statements and any other forms of or evidence of release of any Liens on the Phase III Assets; and

(F)	Phase III Buyer shall assume the Phase III Assumed Liabilities.

(c)
Purchase Price Adjustment. Any adjustments as determined finally in accordance with Section 4(d) shall be paid in immediately available funds to an account designated by the Seller or Ethanex, as the case may be, within five (5) days of the date that the applicable adjustment is determined, as follows:

(i)
. Phase I Purchase Price Adjustment. The Phase I Purchase Price shall be subject to a post-Closing adjustment as follows: (i) it shall be increased on a dollar-for-dollar basis by the amount that the Phase I Closing Date Inventory exceeds the Phase I Inventory Target or (ii) decreased on a dollar-for-dollar basis by the amount that the Phase I Closing Date Inventory is less than the Phase I Inventory Target.

(ii)
Phase II Purchase Price Adjustment. The Phase II Purchase Price shall be subject to a post-Closing adjustment as follows: (x)(i) it shall be increased on a dollar-for-dollar basis by the amount that the Phase II Closing Date Inventory exceeds the Phase II Inventory Target or (ii) decreased on a dollar-for-dollar basis by the amount that the Phase II Closing Date Inventory is less than the Phase II Inventory Target and (y) (i) it shall be increased by a Positive Phase II Net Cost Amount or (ii) decreased by a Negative Phase II Net Cost Amount.

(iii)
Phase III Purchase Price Adjustment. The Phase III Purchase Price shall be subject to a post-Closing adjustment as follows: (x)(i) it shall be increased on a dollar-for-dollar basis by the amount that the Phase III Closing Date Inventory exceeds the Phase III Inventory Target or (ii) decreased on a dollar-for-dollar basis by the amount that the Phase III Closing Date Inventory is less than the Phase III Inventory Target and (y) (i) it shall be increased by a Positive Phase III Net Cost Amount or (ii) decreased by a Negative Phase III Net Cost Amount.

(d)	Determination of Purchase Price Adjustments.

(i)	Phase I Closing Date Adjustments.

(A)
Inventory. On the Phase I Closing Date, Seller shall cause a physical inventory to be taken of the Inventory by employees or representatives of Seller. Seller shall set forth the value of the Inventory as of the Phase I Closing Date in a report (the “Phase I Inventory Adjustment Report”). Seller shall permit representatives or employees of Ethanex to observe the taking of such physical inventory and Ethanex shall have the right to undertake confirmatory testing counts of the Inventory during the taking of such physical inventory, at its own cost, so long as such observance or confirmatory testing does not disrupt the normal business operations of Seller. The cost of conducting the physical inventory shall be borne by Seller. The Phase I Inventory Adjustment Report (i) shall be prepared from the Seller’s books and records in accordance with GAAP, consistently applied, and (ii) shall be delivered to Ethanex no later than five (5) days after the Phase I Closing Date. If Ethanex disagrees with Seller’s calculation of the adjustments to the Phase I Purchase Price, Ethanex shall promptly, but in no event later than five (5) days following receipt of the Phase I Inventory Adjustment Report, deliver to Seller written notice (the “Phase I Inventory Objection Notice”) describing in reasonable detail its dispute by specifying those items or amounts of Inventory as to which it disagrees, together with its determination of such disputed amounts; provided, that Ethanex shall be deemed to have agreed with all items and amounts that are not disputed. If the dispute is not resolved by the parties within five (5) days following the date of Seller’s receipt of the Phase I Inventory Objection Notice, the parties shall engage an independent accounting firm reasonably acceptable to Ethanex and the Seller (the “Independent Accountant”), which shall resolve the dispute within thirty (30) days following such engagement. The Independent Accountant shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the Seller, on the one hand, and Ethanex, on the other hand, and not by independent investigation, only the specific items under dispute by the parties. The Independent Accountant shall render a written report as to the resolution of the dispute and the resulting computations. The Independent Accountant’s determination of the disputed items or amounts shall, absent manifest error, be final and binding on the parties. In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party in the Phase I Inventory Adjustment Report or the Phase I Inventory Objection Notice, as applicable, or less than the smallest value for such item claimed by either party in the Phase I Inventory Adjustment Report or the Phase I Inventory Objection Notice, as applicable. Ethanex, on the one hand, or the Seller, on the other hand, shall make appropriate payment to the other of any additional amounts determined to be payable by them in respect of the Phase I Purchase Price within five (5) Business Days following either the resolution of the dispute by the parties or the receipt of the Independent Accountant’s final determination, as the case may be; provided, that to the extent the amount reflected in the Phase I Inventory Adjustment Report is not in dispute such amount shall be paid before resolution of the dispute by the parties or receipt of the Independent Accountant’s final determination. All fees and costs of the Independent Accountant shall be borne by and allocated between the Seller, on the one hand, and Ethanex, on the other hand, on a pro rata basis based on the differences between the Independent Accountant’s determination of the disputed amounts to the net adjustments to the Purchase Price (as finally determined by the Independent Accountant or the parties) and each of the Seller’s and Ethanex’s respective determinations of such disputed amounts. If Ethanex does not raise any objections to the Phase I Inventory Adjustment Report within the periods described herein, the Phase I Inventory Adjustment Report will become final and binding upon all parties.

(ii)	Phase II Closing Date Adjustments.

(A)
Inventory. On the Phase II Closing Date, Seller shall cause a physical inventory to be taken of the Inventory by employees or representatives of Seller. Seller shall set forth the value of the Inventory as of the Phase II Closing Date in a report (the “Phase II Inventory Adjustment Report”). Seller shall permit representatives or employees of Ethanex to observe the taking of such physical inventory and Ethanex shall have the right to undertake confirmatory testing counts of the Inventory during the taking of such physical inventory, at its own cost, so long as such observance or confirmatory testing does not disrupt the normal business operations of Seller. The cost of conducting the physical inventory shall be borne by Seller. The Phase II Inventory Adjustment Report (i) shall be prepared from the Seller’s books and records in accordance with GAAP, consistently applied, and (ii) shall be delivered to Ethanex no later than five (5) days after the Phase II Closing Date. If Ethanex disagrees with Seller’s calculation of the adjustments to the Phase II Purchase Price, Ethanex shall promptly, but in no event later than five (5) days following receipt of the Phase II Inventory Adjustment Report, deliver to Seller written notice (the “Phase II Inventory Objection Notice”) describing in reasonable detail its dispute by specifying those items or amounts of Inventory as to which it disagrees, together with its determination of such disputed amounts; provided, that Ethanex shall be deemed to have agreed with all items and amounts that are not disputed. If the dispute is not resolved by the parties within five (5) days following the date of Seller’s receipt of the Phase II Inventory Objection Notice, the parties shall engage an Independent Accountant, which shall resolve the dispute within thirty (30) days following such engagement. The Independent Accountant shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the Seller, on the one hand, and Ethanex, on the other hand, and not by independent investigation, only the specific items under dispute by the parties. The Independent Accountant shall render a written report as to the resolution of the dispute and the resulting computations. The Independent Accountant’s determination of the disputed items or amounts shall, absent manifest error, be final and binding on the parties. In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party in the Phase II Inventory Adjustment Report or the Phase II Inventory Objection Notice, as applicable, or less than the smallest value for such item claimed by either party in the Phase II Inventory Adjustment Report or the Phase II Inventory Objection Notice, as applicable. Ethanex, on the one hand, or the Seller, on the other hand, shall make appropriate payment to the other of any additional amounts determined to be payable by them in respect of the Phase II Purchase Price within five (5) Business Days following either the resolution of the dispute by the parties or the receipt of the Independent Accountant’s final determination, as the case may be; provided, that to the extent the amount reflected in the Phase II Inventory Adjustment Report is not in dispute such amount shall be paid before resolution of the dispute by the parties or receipt of the Independent Accountant’s final determination. All fees and costs of the Independent Accountant shall be borne by and allocated between the Seller, on the one hand, and Ethanex, on the other hand, on a pro rata basis based on the differences between the Independent Accountant’s determination of the disputed amounts to the net adjustments to the Purchase Price (as finally determined by the Independent Accountant or the parties) and each of the Seller’s and Ethanex’s respective determinations of such disputed amounts. If Ethanex does not raise any objections to the Phase II Inventory Adjustment Report within the periods described herein, the Phase II Inventory Adjustment Report will become final and binding upon all parties.

(B)
Net Costs. Seller shall prepare a report setting forth its determination of the Net Phase II Cost, with a detailed description of such underlying costs and supporting receipts therefor (the “Phase II Net Cost Adjustment Report”). The Phase II Net Cost Adjustment Report (i) shall be prepared from the Seller’s books and records in accordance with GAAP, consistently applied, and (iii) shall be delivered to Ethanex no later than one (1) day after the Phase II Closing Date. If Ethanex disagrees with Seller’s calculation of the adjustments to the Phase II Purchase Price, Ethanex shall promptly, but in no event later than five (5) days following receipt of the Phase II Net Cost Adjustment Report, deliver to Seller written notice (the “Phase II Net Cost Objection Notice”) describing in reasonable detail its dispute by specifying those items of the Net Phase II Costs as to which it disagrees, together with its determination of such disputed amounts; provided, that Ethanex shall be deemed to have agreed with all items and amounts that are not disputed. If the dispute is not resolved by the parties within five (5) days following the date of Seller’s receipt of the Phase II Net Cost Objection Notice, the parties shall engage an Independent Engineer, which shall resolve the dispute within thirty (30) days following such engagement. The Independent Engineer shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the Seller, on the one hand, and Ethanex, on the other hand, and not by independent investigation, only the specific items under dispute by the parties. The Independent Engineer shall render a written report as to the resolution of the dispute and the resulting computations. The Independent Engineer’s determination of the disputed items or amounts shall, absent manifest error, be final and binding on the parties. In resolving any disputed item, the Independent Engineer (i) shall be bound by the provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party in the Phase II Net Cost Adjustment Report or the Phase II Net Cost Objection Notice, as applicable, or less than the smallest value for such item claimed by either party in the Phase II Net Cost Adjustment Report or the Phase II Net Cost Objection Notice, as applicable. Ethanex, on the one hand, or the Seller, on the other hand, shall make appropriate payment to the other of any additional amounts determined to be payable by them in respect of the Phase II Purchase Price within five (5) Business Days following either the resolution of the dispute by the parties or the receipt of the Independent Engineer’s final determination, as the case may be; provided, that to the extent the amount reflected in the Phase II Net Cost Adjustment Report is not in dispute such amount shall be paid before resolution of the dispute by the parties or receipt of the Independent Engineer’s final determination. All fees and costs of the Independent Engineer shall be borne by and allocated between the Seller, on the one hand, and Ethanex, on the other hand, on a pro rata basis based on the differences between the Independent Engineer’s determination of the disputed amounts to the net adjustments to the Purchase Price (as finally determined by the Independent Engineer or the parties) and each of the Seller’s and Ethanex’s respective determinations of such disputed amounts. If Ethanex does not raise any objections to the Phase II Net Cost Adjustment Report within the periods described herein, the Phase II Net Cost Adjustment Report will become final and binding upon all parties.

(iii)	Phase III Closing Date Adjustments.

(A)
Inventory. On the Phase III Closing Date, Seller shall cause a physical inventory to be taken of the Inventory by employees or representatives of Seller. Seller shall set forth the value of the Inventory as of the Phase III Closing Date in a report (the “Phase III Inventory Adjustment Report” and together with the Phase I Inventory Adjustment Report and the Phase II Inventory Adjustment Report, the “Inventory Adjustment Reports”). Seller shall permit representatives or employees of Ethanex to observe the taking of such physical inventory and Ethanex shall have the right to undertake confirmatory testing counts of the Inventory during the taking of such physical inventory, at its own cost, so long as such observance or confirmatory testing does not disrupt the normal business operations of Seller. The cost of conducting the physical inventory shall be borne by Seller. The Phase III Inventory Adjustment Report (i) shall be prepared from the Seller’s books and records in accordance with GAAP, consistently applied, and (ii) shall be delivered to Ethanex no later than five (5) days after the Phase III Closing Date. If Ethanex disagrees with Seller’s calculation of the adjustments to the Phase III Purchase Price, Ethanex shall promptly, but in no event later than five (5) days following receipt of the Phase III Inventory Adjustment Report, deliver to Seller written notice (the “Phase III Inventory Objection Notice”) describing in reasonable detail its dispute by specifying those items or amounts of Inventory as to which it disagrees, together with its determination of such disputed amounts; provided, that Ethanex shall be deemed to have agreed with all items and amounts that are not disputed. If the dispute is not resolved by the parties within five (5) days following the date of Seller’s receipt of the Phase III Inventory Objection Notice, the parties shall engage an Independent Accountant, which shall resolve the dispute within thirty (30) days following such engagement. The Independent Accountant shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the Seller, on the one hand, and Ethanex, on the other hand, and not by independent investigation, only the specific items under dispute by the parties. The Independent Accountant shall render a written report as to the resolution of the dispute and the resulting computations. The Independent Accountant’s determination of the disputed items or amounts shall, absent manifest error, be final and binding on the parties. In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party in the Phase III Inventory Adjustment Report or the Phase III Inventory Objection Notice, as applicable, or less than the smallest value for such item claimed by either party in the Phase III Inventory Adjustment Report or the Phase III Inventory Objection Notice, as applicable. Ethanex, on the one hand, or the Seller, on the other hand, shall make appropriate payment to the other of any additional amounts determined to be payable by them in respect of the Phase III Purchase Price within five (5) Business Days following either the resolution of the dispute by the parties or the receipt of the Independent Accountant’s final determination, as the case may be; provided, that to the extent the amount reflected in the Phase III Inventory Adjustment Report is not in dispute such amount shall be paid before resolution of the dispute by the parties or receipt of the Independent Accountant’s final determination. All fees and costs of the Independent Accountant shall be borne by and allocated between the Seller, on the one hand, and Ethanex, on the other hand, on a pro rata basis based on the differences between the Independent Accountant’s determination of the disputed amounts to the net adjustments to the Purchase Price (as finally determined by the Independent Accountant or the parties) and each of the Seller’s and Ethanex’s respective determinations of such disputed amounts. If Ethanex does not raise any objections to the Phase III Inventory Adjustment Report within the periods described herein, the Phase III Inventory Adjustment Report will become final and binding upon all parties.

(B)
Net Costs. Seller shall prepare a report setting forth its determination of the Net Phase III Cost, with a detailed description of such underlying costs and supporting receipts therefor (the “Phase III Net Cost Adjustment Report” and together with the Phase II Net Cost Adjustment Report, the “Net Cost Adjustment Reports”). The Phase III Net Cost Adjustment Report (i) shall be prepared from the Seller’s books and records in accordance with GAAP, consistently applied, and (iii) shall be delivered to Ethanex no later than one (1) day after the Phase III Closing Date. If Ethanex disagrees with Seller’s calculation of the adjustments to the Phase III Purchase Price, Ethanex shall promptly, but in no event later than five (5) days following receipt of the Phase III Net Cost Adjustment Report, deliver to Seller written notice (the “Phase III Net Cost Objection Notice”) describing in reasonable detail its dispute by specifying those items of the Net Phase III Costs as to which it disagrees, together with its determination of such disputed amounts; provided, that Ethanex shall be deemed to have agreed with all items and amounts that are not disputed. If the dispute is not resolved by the parties within five (5) days following the date of Seller’s receipt of the Phase III Net Cost Objection Notice, the parties shall engage an Independent Engineer, which shall resolve the dispute within thirty (30) days following such engagement. The Independent Engineer shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the Seller, on the one hand, and Ethanex, on the other hand, and not by independent investigation, only the specific items under dispute by the parties. The Independent Engineer shall render a written report as to the resolution of the dispute and the resulting computations. The Independent Engineer’s determination of the disputed items or amounts shall, absent manifest error, be final and binding on the parties. In resolving any disputed item, the Independent Engineer (i) shall be bound by the provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party in the Phase III Net Cost Adjustment Report or the Phase III Net Cost Objection Notice, as applicable, or less than the smallest value for such item claimed by either party in the Phase III Net Cost Adjustment Report or the Phase III Net Cost Objection Notice, as applicable. Ethanex, on the one hand, or the Seller, on the other hand, shall make appropriate payment to the other of any additional amounts determined to be payable by them in respect of the Phase III Purchase Price within five (5) Business Days following either the resolution of the dispute by the parties or the receipt of the Independent Engineer’s final determination, as the case may be; provided, that to the extent the amount reflected in the Phase III Net Cost Adjustment Report is not in dispute such amount shall be paid before resolution of the dispute by the parties or receipt of the Independent Engineer’s final determination. All fees and costs of the Independent Engineer shall be borne by and allocated between the Seller, on the one hand, and Ethanex, on the other hand, on a pro rata basis based on the differences between the Independent Engineer’s determination of the disputed amounts to the net adjustments to the Purchase Price (as finally determined by the Independent Engineer or the parties) and each of the Seller’s and Ethanex’s respective determinations of such disputed amounts. If Ethanex does not raise any objections to the Phase III Net Cost Adjustment Report within the periods described herein, the Phase III Net Cost Adjustment Report will become final and binding upon all parties.

(e)
Access During Determinations. During the preparation of the Inventory Adjustment Reports and the Net Cost Adjustment Reports and the periods of review or dispute as set forth in Section 4(d) above, the Seller, on the one hand, and Ethanex, on the other hand, shall (i) provide each other and each other’s authorized representatives with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller or Ethanex, in each case, respectively, to all relevant books, records, work papers, information and employees and auditors of such Persons, and (ii) cooperate fully with each other and each other’s authorized representatives, in each of clauses (i) and (ii), as necessary or useful for the preparation, calculation and review of the Inventory Adjustment Reports and the Net Cost Adjustment Reports or for the resolution of any dispute between the Seller and Ethanex relating thereto.

(f)
Determination Definitions. Each accounting term used in Section 4(d) shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Inventory Adjustment Reports and the Net Cost Adjustment Reports shall be calculated in accordance with GAAP, consistently applied.

5.	REPRESENTATIONS OF SELLER

Seller represents and warrants to each of Ethanex, Ethanex Sutherland, and the Buyer Group as follows, except as set forth on the disclosure schedules relating to this Article 5 (the “Schedules”):

(a)	Core Representations and Warranties of Seller.

(i)
Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nebraska and has all of the requisite limited liability company power and authority to own, operate or lease its assets and properties, to conduct its business as currently conducted and to enter into and perform the terms to be performed by it of this Agreement and each of the Related Agreements to which it is a party.

(ii)
Seller has obtained the approval of its Board of Managers, and that is the only limited liability company action necessary to authorize and approve its execution, delivery and performance of this Agreement, the Related Agreements and the Transactions, and no consent or approval of the limited liability company members of the Seller is required. Subject to the due execution and delivery by the other parties, this Agreement constitutes, and each Related Agreement to which the Seller is a party, when executed and delivered by the Seller will constitute, the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with their respective terms.

(iii)
The Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions in accordance with, and subject to the conditions precedent in, this Agreement and the applicable Related Agreements do not and will not: (i) violate any Legal Requirement applicable to the Seller, its assets or properties; (ii) conflict with, violate or result in a breach of any of the provisions of the Seller’s articles of organization or operating agreement, if any; or (iii) conflict with, result in a breach of or constitute a default (or an event which, with notice or lapse of time or both, could constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, suspend, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets or properties), except in the case of clause (i) or clause (iii), for any violation, conflict, breach, default, acceleration, failure to give notice or Lien that, individually or together with all other violations, conflicts, breaches, defaults, accelerations, failures to give notice or Liens, would not have a Material Adverse Effect. Except for filings required pursuant to the HSR Act, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement, except as listed on Schedule 5(a)(iii) (the “Seller Consents”) or where the failure to give notice, to file, or to obtain any authorization, consent, or approval, individually or in the aggregate, would not have a Material Adverse Effect.

(iv)
Seller has no subsidiaries and does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, joint venture or other business association.

(v)	Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

(b)	Additional Representations.

(i)	(A)	Financial Statements. Seller has delivered to Buyer true and complete copies of (a) the unaudited balance sheet, as of December 31, 2007, of the Seller (the “Latest Balance Sheet”) and the unaudited statements of income and cash flows of the Seller for the twelve-month period ended December 31, 2007 (such statements and the Latest Balance Sheet being herein referred to as the “Latest Financial Statements”) and (b) the audited balance sheets, as of December 31, 2005 and 2006, of the Seller and the related audited consolidated statements of income and cash flows of the Seller for such years (collectively, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements present fairly, in all material respects, the financial condition of the Seller on a consolidated basis as of the dates thereof and results of operations as of dates and for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP) on a basis that is consistent with the preparation of the Annual Financial Statements, subject to the absence of footnote disclosures and normal year-end adjustments (which will not be material, individually or in the aggregate).

(B)
Audited Financials. The Audited Financials to be provided to Ethanex prior to the Phase I Closing pursuant to Section 7(r), shall present fairly, in all material respects, the financial condition of the Seller as of such dates and the results of operations and cash flows of the Seller for such periods therein referred to, in conformity with GAAP applied consistently throughout the periods covered thereby.

(C)
Monthly and Interim Financials. The Monthly Financials and the Interim Financials shall present fairly, in all material respects, the financial condition of Seller as of the dates and the results of operations and cash flows of the Seller for the periods therein referred to, in conformity with GAAP applied consistently throughout the periods covered thereby, subject only to the absence of notes and to normal, recurring year-end adjustments (which will not be material individually or in the aggregate).

(ii)
No Undisclosed Liabilities. Seller has no material liabilities or obligations (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to be come due) of a kind that would be required under GAAP to be reflected on the face of the Latest Balance Sheet, other than those (i) that are reflected in the Latest Balance Sheet, (ii) incurred in the ordinary course of business after the date of the Latest Balance Sheet (excluding liabilities for breach of contract, tort or infringement), and which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and (iii) those set forth on Schedule 5(b)(ii).

(iii)
Absence of Certain Changes. Since the date of the Latest Balance Sheet, (x) there has been no Material Adverse Effect with respect to the Seller, (y) Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to the Phase I Assets, and (z) the Seller has operated in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, since the Latest Balance Sheet date, Seller has not engaged in any transaction that would require the consent of Buyer pursuant to Section 7(h) if it occurred between the date hereof and the Phase I Closing.

(iv)	Properties.

(A)
Seller owns no real property other than the Owned Real Property. With respect to the Owned Real Property: (a) Seller has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances; (b) except as set forth on Schedule 5(b)(iv)(A), Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(B)	Except as set forth on Schedule 5(b)(iv), Seller does not lease any real property.

(C)	The Owned Real Property comprises all of the real property used in the business of Seller, and Seller is not a party to any agreement or option to purchase any real property or interest therein.

(D)	[Reserved.]

(E)
Seller has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Owned Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Seller, threatened, against Seller or otherwise relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of the business of Seller as currently conducted thereon.

(F)
To the Knowledge of Seller, the Owned Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws and all insurance requirements affecting the Owned Real Property (collectively, the "Real Property Laws"). Seller has not received any notice of violation of any Real Property Law and, to the Knowledge of Seller, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(G)
The Owned Real Property has direct access to a public street adjoining the Owned Real Property or has access to a public street via insurable easements benefiting such parcel of Owned Real Property, and, except as set forth on Schedule 5(b)(iv), such access is not dependent on any land or other real property interest that is not included in the Owned Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Owned Real Property.

(H)
Except as set forth on Schedule 5(b)(iv), all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property have been installed and are operational and sufficient for the operation of the business of Seller as currently conducted thereon.

(I)
Seller’s use or occupancy of the Owned Real Property or any portion thereof and the operation of the business of Seller as currently conducted thereon is not dependent on a "permitted non-conforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any Governmental Authority.

(J)
The current use and occupancy of the Owned Real Property and the operation of the business of Seller as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

(K)
For purposes of this Agreement, “Permitted Encumbrances” means: (i) liens for Taxes or assessments and similar charges, which either are (A) not delinquent or (B) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Owned Real Property which are not violated by the current use and operation of the Owned Real Property, (iv) covenants, conditions, restrictions, easements, charges, restrictions and other matters of record, or as would be shown on an “as-built” survey, which do not or would not materially impair the present use or occupancy of the affected property in the operation of the business of the Seller currently conducted thereon, (v) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations (none of which are individually or in the aggregate material to Seller), and (vi) Liens and encumbrances consented to by Ethanex.

(L)
Seller has good and marketable title to, or a valid leasehold interest in or license of, the properties and assets used by it, located on their premises, or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than Permitted Encumbrances), except for Permitted Encumbrances and except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to, or a valid leasehold interest in or license of (x) the Phase I Assets, (y) as at the Phase II Closing Date, the Phase II Assets, and (z) as at the Phase III Closing Date, the Phase III Assets, all free and clear of any Liens or restriction on transfer, except for Permitted Encumbrances or as set forth on Schedule 5(b)(iv)(L).

(M)
Except as set forth on Schedule 5(b)(iv)(M), the Phase I Assets and the Owned Real Property include all of the assets, properties and rights of every type and description, real, personal, mixed, tangible and intangible that are used in, and are necessary and sufficient for, the operation of the Existing Plant as it is currently operated by Seller (and without regard to the expansions contemplated by the Phase II Plan and the Phase III Plan).

(v)	Taxes.

(A)
Seller has filed (or has had filed on its behalf) all returns, declarations, reports, estimates, information returns and statements that it was required to file, in respect of any “Taxes,” as defined in subsection (b) below (“Returns”). Each such Return is correct and complete in all material respects. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(B)
Any nonqualified deferred compensation or retirement plans, contracts, or arrangements that are subject to Section 409A of the Code have been operated based on good faith, reasonable interpretation of Section 409A of the Code, within the meaning of Internal Revenue Service Notice 2005-1 and regulations promulgated under §409A of the Code.

(C)
Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code(or any corresponding provision of state, local or foreign Tax law) .

(vi)
Litigation. Schedule 5(b)(vi) sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any material action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any Governmental Authority or arbitrator.

(vii)	Material Contracts.

Schedule 5(b)(vii) lists the following contracts and other agreements (“Material Contracts”) to which Seller is a party:

(A)	collective bargaining agreements or contracts with any labor union;

(B)
bonus, pension, profit sharing, retirement, stock (or equity) option, stock (or equity) purchase or appreciation, severance or other form of deferred compensation plan, other than as described in Schedule 5(b)(x) or disclosed pursuant to clause (D) hereof;

(C)	hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in Schedule 5(b)(x);

(D)
any contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis (i) providing annual cash or other compensation in excess of $50,000, (ii) providing for the payment of cash or other compensation upon the consummation of the transactions contemplated by this Agreement, or (iii) otherwise restricting its ability to terminate the employment of any person following the Phase I Closing for any lawful reason or for no reason without penalty or liability;

(E)	any contracts relating to the voting of the limited liability company interests of Seller or the election of managers of Seller;

(F)
any contracts or indentures (including any related security agreements and collateral documents) relating to the borrowing of money or to mortgaging or pledging any of the assets of Seller, including any agreements for any commitment for future loans, credit or financing evidencing, or with respect to indebtedness;

(G)	any contracts for the guaranty of any obligation for borrowed money or other indebtedness;

(H)	any contracts or leases under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000;

(I)	any contracts or leases under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000;

(J)	any contracts which prohibit Seller from freely engaging or competing in business anywhere in the world or restricting the use of any Intellectual Property;

(K)	any contracts for sale of Seller’s services or products (including any vendor or sales contract) reasonably likely to result in payments in excess of $200,000 in any 12-month period;

(L)
any contracts or group of related contracts that, in accordance with their terms, involve payments by Seller of more than an aggregate of $100,000 in any 12-month period and that are not cancelable by the Seller without liability on thirty (30) or less days notice to the other party thereto;

(M)	any contracts for capital expenditures in excess of $100,000;

(N)	any contracts regarding any partnership, joint venture, strategic alliance or business combination, other than this Agreement and the Related Agreements;

(O)
any settlement, conciliation or similar agreement, the performance of which will involve payment after the Phase I Closing Date of consideration in excess of $50,000 or that involve any non-monetary relief;

(P)
contracts under which Seller has advanced (other than travel and entertainment allowances to employees extended in the ordinary course of business) or loaned (other than accounts receivable from trade debtors in the ordinary course of business) any other Person amounts in the aggregate exceeding $25,000;

(Q)	contracts with any officer, director, member or manager of Seller, or any Affiliate or, to Seller’s Knowledge, any family member of any of the foregoing; or,

(R)	commitments to enter into any of the foregoing.

The Seller has delivered to (or made available for inspection by) Buyer correct and complete copies of all the written Material Contracts, and has provided, in writing, the material terms of any oral Material Contracts. Each of the Material Contracts is in full force and effect, enforceable by and against the Seller in accordance with its terms. Seller is not in, and no event has occurred that with the passage of time or the giving of notice or both would result in, a default under any of the Material Contracts, and to the Knowledge of the Seller, the other parties thereto are not in default thereunder and such Material Contracts are valid and binding obligations of the other parties thereto enforceable in accordance with their respective terms except for any defaults that have been cured or waived or that would not reasonably be expected to be material to the business of the Seller, as the case may be.

(viii)	Intellectual Property Rights.

(A)
Schedule 5(b)(viii)(A) lists all Intellectual Property owned by or licensed to Seller (other than “shrink wrap” or other commercially available, off-the-shelf non-customized software) and used in the conduct of the business of Seller. Seller as indicated on Schedule 5(b)(viii)(A) owns and possesses all right, title and interest, or holds a valid license, in and to the Intellectual Property. Schedule 5(b)(viii)(A) describes all Intellectual Property that has, under any written agreement, been licensed to third parties and all Intellectual Property which is licensed from third parties.

(B)
To the Knowledge of Seller, no third party is infringing or misappropriating any of the Intellectual Property. Seller has not received any written notice asserting that Seller is infringing, misappropriating or otherwise violating any material intellectual property rights of any third party.

(ix)	Employees.

(A)
Seller has complied in all material respects with all applicable laws relating to the employment of labor, including (without limitation) provisions thereof relating to wages, hours, equal opportunity, collective bargaining, employee retirement, affirmative action, immigration, layoffs, occupational safety and workers’ compensation, unemployment and the payment of social security and other Taxes.

(B)
Seller is not a party to any collective bargaining agreement relationship, and no such relationship has existed with respect to Seller for the past five (5) years. There is no pending, or to Seller’s Knowledge, threatened lawsuit relating to labor or employment issues, or any strike, slowdown, picketing, work stoppage, or, to Seller’s Knowledge, any pending application for certification of a collective bargaining agent involving the Seller. To Seller’s Knowledge, no union organizing activities are underway or threatened at Seller.

(C)
Within the past two (2) years, Seller has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar foreign, state or local law, regulation or ordinance, and no such action will be implemented without advance notification to Buyers.

(x)	Employee Benefit Plans.

(A)
Except as disclosed in Schedule 5(b)(x), with respect to all employees of the Seller and all dependents and beneficiaries of such employees, Seller does not maintain, sponsor, contribute or is required to contribute to, or has or could have any material liability with respect to any: (i) nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) qualified defined contribution plans (as defined in Section 3(34) of ERISA, or Section 414(i) of the Code); (iii) qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (iv) employee welfare benefit plans (as defined in Section 3(1) of ERISA); or (v) other material benefit or compensation plan, program, agreement or arrangement of any kind. Each item disclosed on Schedule 5(b)(x) pursuant to the foregoing is referred to herein individually as a “Plan” and collectively as the “Plans.”

(B)
Seller does not maintain, sponsor, contribute to or has any current or potential liability with respect to: (i) any multi-employer plan, as defined in Section 3(37) of ERISA; (ii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA; (iii) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA; or (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Seller has no actual or potential liabilities (i) under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan or (ii) for death or health benefits after separation from (or other termination of) employment, other than health care continuation benefits described in Section 4980B of the Code. Seller has complied and is in compliance with the requirements of Section 4980B of the Code. Seller has no current or potential obligation or liability as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(C)
Except as set forth on Schedule 5(b)(x), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) result in any payment (including severance, unemployment compensation (other than mandatory state unemployment benefits), golden parachute, bonus, or otherwise) becoming due to any Person under any Plan or otherwise; (ii) increase any benefits otherwise payable under any Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(xi)
Insurance. Schedule 5(b)(xi) lists each insurance policy maintained by Seller with respect to the properties, assets and operations of Seller and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. Seller is not in material default with respect to its obligations under any of such insurance policies.

(xii)
Affiliate Transactions. Except as set forth on Schedule 5(b)(xii), no officer or manager of Seller or any individual related by blood, marriage or adoption to any such Person, or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (i) has borrowed money from or loaned money to Seller that is currently outstanding or otherwise has any cause of action or claim against Seller, (ii) has any agreement with Seller (other than normal employment arrangements) or (iii) has any material interest in any property used by Seller.

(xiii)
Permits. Schedule 5(b)(xiii) lists all licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (including but not limited to all permits, licenses, certificates of compliance, approvals and other authorizations required pursuant to Environmental Laws necessary to conduct its business) (collectively, the “Permits”). Seller has, in full force and effect, all Permits, except where the failure of any of such Permits to be in full force and effect would not result in a Material Adverse Effect. To the Knowledge of Seller, Seller has conducted its business in compliance with all material terms and conditions of the Permits it holds. Seller has not received any written notice from any Governmental Authority regarding (A) actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit.

(xiv)	Environmental.

(A)	Seller has filed as of the date hereof all material reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(B)	Without limiting any other subsection of this Section 4.2(m), to the Knowledge of Seller, no aboveground or underground storage tanks are located on or under the Owned Real Property.

(C)
Except as set forth on Schedule 5(b)(xiv),Seller has not received written notice of any pending or, to Seller’s Knowledge, threatened claims, actions, suits, proceedings, investigations, assessments or complaints by any governmental authority arising under or pursuant to any Environmental Law.

(D)
Except as set forth on Schedule 5(b)(xiv),Seller has not received any written notice from any governmental authority regarding any actual or alleged violation, in any material respect, of Environmental Laws or that Seller is, or might potentially be responsible for, any Release of Hazardous Materials or any material or potentially material liability arising under Environmental Laws.

(E)
Seller and the Owned Real Property are not listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any similar list of hazardous or solid waste sites maintained by any federal, state or local agency.

(F)
Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials, so as to give rise to any current or future material or potentially material liabilities of Seller under any Environmental Laws.

(G)	Seller has not assumed, undertaken, become subject to, or provided an indemnity with respect to, any liability of any other Person relating to any Environmental Law or Hazardous Materials.

(H)
Seller has furnished to Buyer all material environmental audits, reports or other documents relating to Seller and its affiliates’ or predecessors’, past or current properties, facilities or operations that are in their possession or under their reasonable control.

(xv)	Suppliers and Customers.

(A)
Schedule 5(b)(xv) lists (i) the ten (10) largest suppliers of the Seller for the twelve months ended December 31, 2007, based on and listing the dollar volume, and (ii) the ten (10) largest customers of the Seller for the twelve months ended December 31, 2007, based on and listing the gross sales. Schedule 5(b)(xv) sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Seller attributable to such customer or supplier for each such period.

(B)
None of the customers or suppliers listed on Schedule 5(b)(xv) has delivered written notice to the Seller that it intends to cease or materially decrease purchasing from, selling to or dealing with the Seller, except in the ordinary course of business.

(xvi)
Inventory. Subject to any applicable reserves reflected on the Latest Balance Sheet (subject to normal adjustments in the ordinary course of business and in accordance with past practice and the accounting principles used in the preparation of the Latest Balance Sheet, for the passage of time through the applicable Closing Date, none of which, individually or in the aggregate, shall materially increase the size of the reserves, as a percentage of Inventory), the Inventory consists, in all material respects, of items of a quality and quantity usable and, with respect to finished goods only, salable, in each case, in the ordinary course of business.

(xvii)	Powers of Attorney. To the Knowledge of Seller, there are no material outstanding powers of attorney executed on behalf of Seller.

(xviii)
Compliance with Legal Requirements. Seller has complied in all material respects with all applicable Legal Requirements and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been delivered to or filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

(xix)
Securities Laws Matters. Seller is acquiring the Stock Consideration for its own account, for investment only, and not with a view to any resale or public distribution thereof. Seller acknowledges that (a) the Stock Consideration not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and that Ethanex has no obligation to register such Stock Consideration (other than as set forth in the Investor Rights Agreement) and (b) it must bear the economic risk of its investment in the Stock Consideration for an indefinite period of time and the lack of liquidity inherent in such investment. Seller is an “Accredited Investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(xx)
Solvency. Seller (i) is solvent (in that the fair value of its assets will not be less than the sum of its debts); (ii) has adequate capital and liquidity with which to engage in its businesses; and (iii) has not incurred debts beyond its ability to pay as they become absolute and matured.

(xxi)
Exclusivity of Representations. The representations and warranties made by the Seller in this Article V are the sole and exclusive representations and warranties being made by the Seller in connection with the transactions contemplated by this Agreement. The Seller hereby disclaims any other express or implied representation or warranty. The Seller is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements with respect to the Seller.

6.	REPRESENTATIONS AND WARRANTIES OF BUYER GROUP, ETHANEX SUTHERLAND, AND ETHANEX

(a)	Representations of Ethanex Sutherland, Phase I Buyer, Phase II Buyer, Phase III Buyer and RE LLC.

Each of Ethanex, jointly and severally, and Ethanex Sutherland, Phase I Buyer, Phase II Buyer, Phase III Buyer and RE LLC, severally and not jointly (except with Ethanex), hereby represents and warrants to Seller as follows:

(i)
Existence. It is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all of the requisite organizational power and authority to own, operate or lease its assets and properties, to conduct its business as currently conducted and to enter into and perform the terms to be performed by it of this Agreement and each of the Related Agreements to which it is a party.

(ii)	Authorization; Enforceability; No Conflicts.

(A)
It has taken all organizational action necessary to authorize and approve its execution, delivery and performance of this Agreement, the Related Agreements, and the Transactions to which it is a party. Subject to the due execution and delivery by the other parties, this Agreement constitutes, and each Related Agreement to which it is a party, when executed and delivered by it will constitute, the legal, valid and binding obligation of it, enforceable against it in accordance with their respective terms.

(B)
Its execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions in accordance with, and subject to the conditions precedent in, this Agreement and the applicable Related Agreements do not and will not: (i) violate any Legal Requirement applicable to it, its assets or properties; (ii) conflict with, violate or result in a breach of any of the provisions of it’s certificate of formation or operating agreement, if any; or (iii) conflict with, result in a breach of or constitute a default (or an event which, with notice or lapse of time or both, could constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, suspend, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets or properties), except in the case of clause (i) or clause (iii), for any violation, conflict, breach, default, acceleration, failure to give notice or Lien that, individually or together with all other violations, conflicts, breaches, defaults, accelerations, failures to give notice or Liens, would not have a material adverse effect on its ability to consummate the Transactions contemplated by this Agreement.

(C)
Except for filings required pursuant to the HSR Act, it does not need to obtain any Governmental Authorization, or to make any filing with or give any notice to any Governmental Authority, in order for it to consummate the Transactions contemplated hereby and thereby, except where the failure to obtain any Governmental Authorization, individually or together with all other Governmental Authorizations not obtained, would not have a material adverse effect on its ability to consummate the Transactions contemplated by this Agreement.

(iii)
Litigation. There is no litigation at law or in equity or any claim, dispute, action, suit, complaint, arbitration or proceeding before any court, commission, agency or other Governmental Authority or tribunal pending or, to the Knowledge of Ethanex, threatened against it that could prevent, limit, impair, delay or otherwise interfere with the right or ability of it to consummate the Transactions.

(iv)	Investment. It acknowledges that it is relying on its own due diligence investigation and analysis in entering into the transactions contemplated hereby. It is knowledgeable about the industries in which the Seller operates, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment.

(v)
Exclusivity of Representations. The representations and warranties made by it in this Section 6(a) are the sole and exclusive representations and warranties being made by it in connection with the transactions contemplated by this Agreement. It hereby disclaims any other express or implied representation or warranty. It is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements.

(b)
Ethanex’s Representations. Ethanex represents and warrants to the Seller as follows, except as set forth on the disclosure schedules relating to this Article 6 (the “Ethanex Schedules”) and except as qualified by disclosures in the Ethanex SEC Documents:

(i)
Existence. Ethanex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all of the requisite corporate power and authority to own, operate or lease its assets and properties, to conduct its business as currently conducted and, subject to the receipt of the Required Stockholder Approval, to enter into and perform the terms to be performed by it of this Agreement and each of the Related Agreements to which it is a party.

(ii)	Authorization; Enforceability; No Conflicts.

(A)
Except for receipt of the Required Stockholder Approval, Ethanex has taken all corporate action necessary to authorize and approve its execution, delivery and performance of this Agreement, the Related Agreements, and the Transactions to which it is a party, and this Agreement constitutes the legal, valid and binding obligation of Ethanex. Without limiting the foregoing, the Board of Directors of Ethanex (at a meeting duly called and held) (i) approved this Agreement and the transactions contemplated hereby, (ii) authorized recommending to the Shareholders an amendment to the certificate of incorporation of Ethanex to increase the authorized number of shares of Common Stock, and (iii) determined that the transactions contemplated by this Agreement were in the best interests of the shareholders of Ethanex. Subject to the due execution and delivery by the other parties, this Agreement constitutes, and each Related Agreement to which it is a party, when executed and delivered by it will constitute, the legal, valid and binding obligation of Ethanex, enforceable against Ethanex in accordance with their respective terms.

(B)
Ethanex’s execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions in accordance with, and subject to the conditions precedent in, this Agreement and the applicable Related Agreements do not and will not: (i) violate any Legal Requirement applicable to Ethanex, its assets or properties; (ii) except as set forth on Ethanex Schedule 6(b)(ii)(B), conflict with, violate or result in a breach of any of the provisions of Ethanex’s certificate of formation or operating agreement, if any; or (iii) conflict with, result in a breach of or constitute a default (or an event which, with notice or lapse of time or both, could constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, suspend, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Ethanex is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets or properties), except in the case of clause (i) or clause (iii), for any violation, conflict, breach, default, acceleration, failure to give notice or Lien that, individually or together with all other violations, conflicts, breaches, defaults, accelerations, failures to give notice or Liens, would not have a material adverse effect on Ethanex or its ability to consummate the Transactions contemplated by this Agreement.

(C)
Except for filings required pursuant to the HSR Act, Ethanex does not need to obtain any Governmental Authorization, or to make any filing with or give any notice to any Governmental Authority, in order for it to consummate the Transactions contemplated hereby and thereby, except where the failure to obtain any Governmental Authorization, individually or together with all other Governmental Authorizations not obtained, would not have a material adverse effect on Ethanex or its ability to consummate the Transactions contemplated by this Agreement.

(iii)
Litigation. Except as set forth on Ethanex Schedule 6(b)(iii), there is no litigation at law or in equity or any claim, dispute, action, suit, complaint, arbitration or proceeding before any court, commission, agency or other Governmental Authority or tribunal pending or, to the Knowledge of Ethanex, threatened against Ethanex that could prevent, limit, impair, delay or otherwise interfere with the right or ability of Ethanex to consummate the Transactions.

(iv)
SEC Documents. Ethanex has timely filed or furnished with or to the SEC all forms, reports and other documents required to be filed or furnished by it since January 1, 2007 under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports and other documents, the "Ethanex SEC Documents"). As of their respective filing dates, and after giving effect to any amendments or supplements thereto, the Ethanex SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Giving effect to the restatement that was included in Ethanex’s quarterly report on Form 10-QSB/A, filed with the Securities and Exchange Commission on July 2, 2007, the financial statements (including, in each case, the notes, if any, thereto) of Ethanex included in the Ethanex SEC Documents complied as to form of in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect on the respective dates thereof (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the condensed consolidated financial position of Ethanex and its subsidiaries as at the dates thereof and the condensed consolidated results of their operations and their condensed consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, all of which are of a recurring nature and none of which individually or in the aggregate would have a material adverse effect on Ethanex).

(v)
Financing. Ethanex has delivered to Seller a true and complete copy of an engagement letter with WestLB AG, New York Branch (“WestLB”) setting forth the terms and conditions on which WestLB has been engaged to seek to arrange up to $160 million of debt financing on and subject to the terms set forth in such letter, including the indicative term sheet attached as an exhibit thereto (the “Debt Engagement Letter”). Ethanex has delivered to Seller a true and complete copy of the engagement letters with ThinkEquity and Bank of Montreal appointing them as placement agents on its behalf to seek to secure privately placed equity investments in Ethanex of up to $80 million in the aggregate on and in accordance with the terms of those engagement letters (the “Equity Engagement Letters”). Ethanex intends to obtain up to an additional $30 million of financing from the sale of tax exempt bonds and has entered into an engagement letter with Sterns Brothers to act as placement agent in seeking to complete the sale of such tax-exempt bonds (the “Bond Engagement Letter” and together with the Debt Engagement Letter and the Equity Engagement Letter, the “Financing Letters”). Ethanex estimates that the proceeds from the financings contemplated by the Debt Engagement Letter, the Equity Engagement Letters and the Bond Engagement Letter, in the aggregate, will be sufficient to permit the Buyer Group to pay the cash portion of the Purchase Price and to cover applicable transaction expenses, fees and other costs to Ethanex and its Affiliates of completing the Transactions.

(vi)
Absence of Changes. Except as disclosed in the Ethanex SEC Documents or on Ethanex Schedule 6(b)(vi), since September 30, 2007 there has not been any change in the assets, liabilities, financial condition or operating results of Ethanex from that reflected in Ethanex’s financial statements, except changes in the ordinary course of business that have not created, in the aggregate, a material adverse change on Ethanex excluding for this purpose, any adverse change arising out of or relating to: (i) changes in general business or economic conditions; (ii) changes in the industries in which Ethanex operates; (iii) the announcement or performance of the Transactions and obligations contemplated hereby; and (iv) the limited liquidity of Ethanex, as disclosed in the Ethanex SEC Documents.

(vii)
Stock Consideration. All of the Stock Consideration issuable in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens (other than those created under federal and state securities laws) and not subject to preemptive or other similar rights of the stockholders of Ethanex. As of the date of this Agreement, other than as set forth in the Ethanex SEC Documents, in connection with any incentive or other equity plan, as contemplated by this Agreement or as may by provided to Ethanex’s financing sources (whether in connection with this Transaction or otherwise): (a) neither Ethanex nor any of its subsidiaries has any outstanding commitments to issue or sell any Equity Securities, and no securities or obligations evidencing any such right are outstanding; (b) there are no outstanding obligations, written or otherwise, of Ethanex or any of its subsidiaries to repurchase, redeem or otherwise acquire any Ethanex Equity Security; (c) there are no preemptive rights in respect of any Ethanex Equity Security; and (d) neither Ethanex nor any of its subsidiaries owns any Equity Securities of any Person other than its subsidiaries.

(viii)
Brokers’ Fees. None of Ethanex, Ethanex Sutherland, or any of the Buyers has any liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions except as set forth on Ethanex Schedule 6(b)(viii) (which amounts shall be paid by Ethanex or its Affiliates).

(ix)
Investment. Ethanex acknowledges that it is relying on its own due diligence investigation and analysis in entering into the transactions contemplated hereby. Ethanex is knowledgeable about the industries in which the Seller operates, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment.

(x)
Exclusivity of Representations. The representations and warranties made by Ethanex in this Section 6(b) are the sole and exclusive representations and warranties being made by Ethanex in connection with the transactions contemplated by this Agreement. Ethanex hereby disclaims any other express or implied representation or warranty. Ethanex is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements.

7.	COVENANTS

(a)	Confidentiality.

(i)
Buyer Group Confidentiality Obligations. From and after the date hereof until the Phase I Closing has occurred, except with the Seller’s prior written consent, the Buyer Group, Ethanex Sutherland and Ethanex shall maintain the confidentiality of the Seller Confidential Information, except (A) to other members of the Buyer Group, Ethanex Sutherland or Ethanex for the purposes of evaluating the Transactions, (B) to the extent required by applicable law, (C) as necessary in connection with filings, approvals and rulings to be obtained from any Governmental Authority, including, but not limited to, the FTC, the DOJ, the SEC, and the IRS, including but not limited to Current Reports on Form 8-K (it being understood that any such filing may include the filing of a copy of this Agreement), (D) to the Buyer Group’s equity and financing sources and their respective directors, officers, employees or representatives who are informed by the Buyer Group, Ethanex Sutherland or Ethanex of the confidential nature of the Seller Confidential Information and have a confidentiality obligation to Ethanex or the Buyer Group, (E) as necessary to obtain any Seller Consent or otherwise necessary for the consummation of the Transactions, and (F) as otherwise permitted by the remainder of this Section 7(a)(i). In the event any member of the Buyer Group, Ethanex Sutherland or Ethanex, or any other Person to whom the Buyer Group, Ethanex Sutherland or Ethanex transmits Seller Confidential Information pursuant to this Agreement, becomes legally compelled to disclose any of the Seller Confidential Information, Ethanex shall promptly notify the Seller so that the Seller may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7(a)(i), or both. In the event that such protective order or other remedy is not obtained, or that Seller waives compliance with the provisions of this Section 7(a)(i), Ethanex shall, or shall cause Ethanex Sutherland or the applicable member of the Buyer Group to, furnish only that portion of the Seller Confidential Information that is legally required.

(ii)
Seller’s Confidentiality Obligations. From and after the date hereof, except with Ethanex’s prior written consent, the Seller shall maintain the confidentiality of the Buyer Confidential Information, except (A) to the extent required by applicable law, (B) as necessary in connection with filings, approvals and rulings to be obtained from any governmental agency or authority, including, but not limited to, the FTC, the DOJ, the SEC, and the IRS (it being understood that any such filing may include the filing of a copy of this Agreement), (C) as necessary to obtain any Seller Consent or otherwise necessary for the consummation of the Transactions, (D) to the Seller’s financing sources with respect to the Completion of the Phase II Plan and the Phase III Plan, if any, and their respective directors, managers, officers, employees or representatives who are informed by the Seller of the confidential nature of the Buyer Confidential Information and have a confidentiality obligation to the Buyer, (E) to the Seller’s managers and members for the purposes of evaluating the Transactions and (F)  as otherwise permitted by the remainder of this Section 7(a)(ii). In the event Seller, or any other Person to whom the Seller transmits Buyer Confidential Information pursuant to this Agreement, becomes legally compelled to disclose any of the Buyer Confidential Information, the Seller shall promptly notify the Buyer thereof so that Ethanex may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7(a)(ii), or both. In the event that such protective order or other remedy is not obtained, or that Ethanex waives compliance with the provisions of this Section 7(a)(ii), the Seller shall furnish only that portion of the Buyer Confidential Information that is legally required.

(b) Notice of Developments.  Each party will give prompt written notice to the other of (a) any event, circumstance or development that results (or would reasonably be expected to result on or prior to the applicable Closing Date) in a breach of any representation or warranty made by it in this Agreement and (b) any material failure of such party to comply with or satisfy any condition, covenant or other agreement to be complied with or satisfied by it hereunder. No disclosure pursuant to this Section 7(b), however, shall be deemed to amend or supplement the Schedules or the Ethanex Schedules, as the case may be, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(c) HSR Act Compliance. Seller shall, on the one hand, and Ethanex, on the other hand, shall, promptly prepare and file any notifications and reports which may be required with respect to this Agreement and the Related Agreements by the HSR Act, including a request for early termination of the waiting period, and respond promptly to inquiries from the FTC or the DOJ resulting from the filings of such notifications, and otherwise shall use their reasonable best efforts to comply with the requirements of such Act. Ethanex shall each pay the fee required for filing such notification, if any. If any Governmental Authority requests information or documents concerning the transactions contemplated by this Agreement, each party agrees to (i) use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request (as contemplated under this section) and (ii) provide counsel for the other party with copies of all submissions and/or filings made by such party, and all correspondence between such party (and its advisors) with any governmental authority and any other information supplied by such party and such party’s subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated hereby; provided, however, that materials may be redacted as necessary to comply with contractual arrangements. Each party shall, subject to applicable law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any governmental authority in connection with the transactions contemplated hereby. The parties agree not to participate, or to permit their subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions contemplated hereby unless such party consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Each of the parties shall promptly (x) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing, and (y) inform the other of any communication from any Governmental Authority regarding any of the Transactions contemplated by this Agreement. The parties hereto shall use their respective, reasonable best efforts and take all necessary action to obtain any clearance under the HSR Act or authorization of any Governmental Authority under United States antitrust or competition Legal Requirements, necessary in connection with the transactions contemplated hereby or to resolve any objections that may be asserted by any governmental authority with respect to the transactions contemplated hereby. Notwithstanding the foregoing, none of the Seller or any of the Buyers shall be required to take any commercially unreasonable action or any other action that would materially impair or reduce the overall benefits expected to be realized from the consummation of the Transactions contemplated by this Agreement and the Related Agreements.

(d)	Notices and Consents.

(i)
Seller shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to expeditiously obtain all Seller Consents and any other consents to the Transactions required under any other agreement to which Seller is a party (including without limitation, the Assumed Contracts), in each case in form and substance reasonably acceptable to Ethanex. Each of the Parties will give any notices to, or make any filings with, Governmental Authorities or, in the case of Assumed Contracts, give any notices to third parties that are required as a result of the Transactions contemplated hereby. Ethanex, on the one hand, and the Seller, on the other hand, shall prepare and deliver (or cause to be prepared and delivered) to one another all information required to be provided in any notice, filing, application, or similar request or submission in sufficient time to enable the party charged hereunder with filing such notice, filing form, application or similar submission to make such filing within the time period set forth herein or by any other applicable deadline. Except as set forth in this Section 7(d), nothing herein shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business) or the giving of any other consideration in connection with obtaining any of the Seller Consents; provided, that the Seller shall, except as otherwise set forth herein, be liable for and timely perform and satisfy all obligations or liabilities under each Governmental Authorization or Material Contract of the Seller during the period prior to the applicable Closing Dates. Ethanex and the Seller shall reasonably cooperate in connection with obtaining such consents and shall promptly furnish to any Person from whom a Seller Consent is requested such accurate and complete information regarding, as applicable, Ethanex, Seller and their respective Affiliates as such Person may reasonably require in connection with obtaining any Seller Consent.

(ii)
Except as the parties may otherwise agree in writing, Seller shall not agree, without Ethanex’s prior written consent, (1) to any adverse change to the material terms of any Governmental Authorization, Assumed Contract or other obligation to which a Seller Consent or other consent relates or (2) to the imposition of any adverse condition to the assignment of any such Governmental Authorization, Assumed Contract or other obligation to which such Seller Consent or other consent relates to Ethanex as a condition to obtaining any Governmental Authorization, Seller Consent or other consent, and, in each case, Ethanex shall not be required to accept any such change or condition.

(e) Further Assurances; Satisfaction of Covenants, etc. Prior to and following the Closings, Seller, on the one hand, and Ethanex, Ethanex Sutherland, and the Buyers, on the other hand, shall each execute such documents and other papers and take or cause to be taken such further actions as may be reasonably required to carry out the provisions of this Agreement and to consummate and make effective the Transactions. Without limiting the generality of the foregoing, on the terms and subject to the conditions in this Agreement, Seller agrees to use its reasonable best efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the Transactions contemplated by this Agreement and the Related Agreements and to cause the conditions set forth in Articles 8 and 9 to be satisfied, and Ethanex, Ethanex Sutherland, and the Buyers agree to use their reasonable best efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the Transactions contemplated by this Agreement and by the Related Agreements and to cause the conditions set forth in Article 8 and 9 to be satisfied, in each case as soon as practicable after the date hereof. In addition to the specific requirements to provide certain financial information to Ethanex set forth in other provisions of this Agreement, Seller promptly shall provide to Ethanex all information with respect to Seller that Ethanex reasonably requires for inclusion in filings with the SEC (including Current Reports on Form 8-K) with respect to Seller and its business, as well as the Transactions contemplated by this Agreement.

(f) Access. Seller shall, and shall cause its Affiliates to, afford Ethanex and the members of the Buyer Group, and their respective representatives, advisors and lenders, upon reasonable advance notice and during normal business hours, such access to the properties, plants, personnel, equipment, facilities, books and records of the Seller as shall be reasonably necessary to enable the Ethanex, the members of the Buyer Group and their respective representatives, advisors and lenders (a) to investigate the business affairs or environmental compliance or liability status for purposes of the Transactions and (b) to make orderly arrangements for the consummation of the Transactions. Subject to limitations necessary to permit Ethanex to comply with its obligations under applicable securities laws, Ethanex shall provide Seller and its representatives, advisors and lenders, upon reasonable advance notice and during normal business hours, with a reasonable opportunity to ask questions of and receive answers from Ethanex regarding the properties, plants, personnel, equipment, facilities, books and records of Ethanex and the Buyer Group as shall be reasonably necessary to enable the Seller and its representatives, advisors and lenders to make orderly arrangements for the consummation of the Transactions.

(g) Exclusivity. From the date of this Agreement, Seller shall not, and it shall not authorize or permit any of its Affiliates or its or their respective members, professionals, advisors, officers, managers, directors, employees, members, representatives, other agents or other related parties to, directly or indirectly, (x) solicit, initiate or encourage the submission of any Acquisition Proposal, (y) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to the Seller, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (z) enter into any agreement, understanding or other arrangement with respect to an Acquisition Proposal. For purposes of avoiding doubt, the entry into and performance of the Related Agreements shall not be deemed to violate this Section 7(g).

(h) Continuity and Maintenance of Operations. From the date of this Agreement until the last to occur of the Phase I Closing, the Phase II Closing, the Phase III Closing or termination in accordance with Article 12, with respect to the assets and properties of the Seller:

(i)
Except as described in Schedule 7(h), as required by the terms of this Agreement or the other Related Agreements, as contemplated by the Phase II Plan or the Phase III Plan or as approved in writing in advance by Ethanex, and subject to changes in the Seller’s operations, assets and business that results from or are required by the Closings (in each case from and after the applicable Closing Date):

(A)
Seller shall continue to operate in the ordinary course consistent with past practice and, prior to the Phase I Closing, make ordinary marketing, advertising, capital, promotional and other similar expenditures consistent with past practice and, to the extent consistent with such conduct and operation, use commercially reasonable efforts to (a) prior to the Phase I Closing, preserve the current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with the Seller, (b) continue the Phase II Plan until the Phase II Closing, and (c) continue the Phase III Plan until the Phase III Closing, provided that with respect to the Phase II Closing, “ordinary course” as it is used in this Section 7(h) shall mean the ordinary course after giving effect to the Transactions that occurred at the Phase I Closing, and provided further that with respect to the Phase III Closing, “ordinary course” as it is used in this Section 7(h) shall mean the ordinary course after giving effect to the Transactions that occurred at the Phase I Closing and Phase II Closings; and

(B)	the Seller shall use commercially reasonable efforts to remain in material compliance with all Legal Requirements; and

(C)
without limiting the generality of the foregoing, the Seller shall maintain its assets and properties consistent with past practice; until the Phase I Closing maintain the Owned Real Property in substantially the same condition as exists as of the date of this Agreement, ordinary wear and tear excepted; until the Phase II Closing maintain the Loop Real Property in substantially the same condition as exists on the date the Seller purchases such Loop Real Property (taking into account the construction of the two-rail loop thereon); prior to the Phase I Closing, maintain insurance as in effect on the date of this Agreement, and thereafter maintain a level of builders’ risk insurance that is customary and adequate to insure the Phase II Assets and the Phase III Assets; and keep all of its business books, records and files in the ordinary course of business.

(ii)
Seller shall not, except in the ordinary course of business consistent with past practice, as required by the terms of this Agreement or the other Related Agreements, as contemplated by the Phase II Plan or the Phase III Plan or as approved in writing in advance by Ethanex:

(A)
modify, amend, extend, terminate, renew, suspend, or abrogate any Governmental Authorization or Material Contract relating to the assets or properties of the Seller or enter into any contract or agreement that would be required to be listed on Schedule 5(b)(viii);

(B)
sell, transfer or assign any of the Seller’s assets or properties to any Affiliate or any other third party, other than (i) sales, transfers or assignments of inventory in the ordinary course of business and of obsolete or worn-out equipment and (ii) distributions to members that are otherwise permitted by the terms of this Agreement and the Related Agreements and that do not constitute Phase I Assets, Phase II Assets, Phase III Assets, the Owned Real Property or the Loop Real Property;

(C)
enter into any contract or commitment or incur any indebtedness or other Liability or obligation of any kind relating to the Seller’s assets except as required in connection with the Completion of the Phase II Plan and the Completion of the Phase III Plan, any of which shall be reasonably acceptable to Ethanex;

(D)	take any action that would result in the loss, lapse or abandonment of any Intellectual Property;

(E)
make any capital expenditure or series of capital expenditures that would require payment in whole or in part after the Phase I Closing except for the capital expenditures described in the Phase II Plan and the Phase III Plan;

(F)
redeem, purchase or otherwise acquire any Equity Securities or rights or obligations convertible into or exchangeable for any Equity Securities or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

(G)
except as required by GAAP or applicable law, not permit a change in its methods of maintaining its books, accounts or business records (in which event prior notice shall be given to Buyer), or any change any of its accounting principles or the methods by which such principles are applied for Tax or financial reporting purposes in effect at the date of the Latest Balance Sheet;

(H)	make any loans or advances to any other Person; or,

(I)	agree or commit to do any of the foregoing.

(iii)
Prior to the Phase I Closing Date, Seller shall, with respect to any of its employees, except as required to comply with applicable law or as required to comply with existing contracts or plans that are disclosed on Schedule 5(b)(x): (i) increase or decrease in any manner the compensation or fringe benefits of any employee (except for increases in the ordinary course of business consistent with past practice in connection with normal salary reviews), including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment; (ii) voluntarily recognize any union as collective bargaining representative of any of its employees; (iii) enter into a collective bargaining agreement governing the terms or condition of employment of any of its employees; (iv) enter into any government contract giving rise to affirmative action obligations relating to any of its employees; or (v) agree to do any of the foregoing.

(i)
License Agreements. From the date of this Agreement until the last to occur of the Phase I Closing, the Phase II Closing and the Phase III Closing, Seller shall not enter into any technology license agreements (other than with respect to “shrink-wrap” or other commercially available, off-the-shelf, non-customized technology for which the user must unilaterally agree to universally applicable licensing terms) that would in any way impair the use of the Purchased Assets or the operation of the Business without the prior consent of Ethanex (which consent shall not be unreasonably withheld, delayed or conditioned).

(j)	Completion of Phase II Plan.

(i)
From the date hereof until the Completion of the Phase II Plan (or until the date the Phase II Buyer assumes Completion of the Phase II Plan pursuant to Section 4(b)(ii)(A)), Seller shall deliver to Ethanex monthly progress reports regarding the status of the Phase II Plan. In addition, Seller shall permit Ethanex to conduct independent progress reviews of the status of the Phase II Plan not less than sixty (60) days and thirty (30) days prior to the Phase II Closing Date, which progress reviews shall include the right of Ethanex to inspect the Seller’s compliance with the Phase II Plan.

(ii)
The work, and all activities of the Seller and/or its contractors in connection with, in furtherance of, or in any way related to the Phase II Plan shall be performed in compliance in all material respects with relevant and applicable laws, ordinances, rules and regulations (including occupational safety and health standards) of any Governmental Authority having jurisdiction over any aspect thereof.

(iii)
If the Completion of the Phase II Plan has not occurred by the Phase II Deadline, then Ethanex, in its sole discretion, shall have the option to (i) proceed with the Phase II Closing and implement the Purchase Price reduction arrangements contemplated by Section 4(b)(ii)(B) or (ii) postpone the Phase II Closing and extend the Phase II Deadline by up to 90 days, or such time as is permitted by Ethanex’s third-party lenders (the “Extended Phase II Deadline”), to permit the Seller to continued pursuing the Completion of the Phase II Plan, which activities shall be subject to an additional inspection and verification process pursuant to this Section 7(j). In any event, if Seller disputes Ethanex’s determination of the Completion of the Phase II Plan, Ethanex and the Seller shall engage R.W. Beck, Inc. as an independent engineer, to resolve the dispute as soon as practicable, but within any event no later than 30 days following the date R.W. Beck, Inc. is engaged by the parties. R.W. Beck, Inc.’s resolution of the dispute shall be final and binding, absent manifest error. Notwithstanding anything to the contrary contained herein, Ethanex shall be permitted to assume the Completion of the Phase II Plan during any such dispute and pending the determination of R.W. Beck, Inc.

(k)	Completion of Phase III Plan.

(i)
From the date hereof until the Completion of the Phase III Plan (or until the date Ethanex assumes Completion of the Phase III Plan pursuant to Section 4(b)(ii)(C)), Seller shall deliver to Ethanex monthly progress reports regarding the status of the Phase III Plan. In addition, Seller shall permit Ethanex to conduct independent progress reviews of the status of the Phase III Plan not less than sixty (60) days and thirty (30) days prior to the Phase III Closing Date, which progress reviews shall include the right of Ethanex to inspect the Seller’s compliance with the Phase III Plan.

(ii)
The work, and all activities of the Seller and/or its contractors in connection with, in furtherance of, or in any way related to the Phase III Plan shall be performed in compliance in all material respects with relevant and applicable laws, ordinances, rules and regulations (including occupational safety and health standards) of any Governmental Authority having jurisdiction over any aspect thereof.

(iii)
If Ethanex determines that the Completion of the Phase III Plan has not occurred by the Phase III Deadline, then Ethanex, in its sole discretion, shall have the option to (i) proceed with the Phase III Closing and implement the Purchase Price reduction arrangements contemplated by Section 4(b)(ii)(D) or (ii) postpone the Phase III Closing and extend the Phase III Deadline by up to 90 days, or such time as is permitted by Ethanex’s third-party lenders (the “Extended Phase III Deadline”), to permit the Seller to continued pursuing the Completion of the Phase III Plan, which activities shall be subject to an additional inspection and verification process pursuant to this Section 7(k). In any event, if Seller disputes Ethanex’s determination of the Completion of the Phase III Plan, Ethanex and the Seller shall engage R.W. Beck, Inc., as an independent engineer, to resolve the dispute as soon as practicable, but within any event no later than 30 days following the date R.W. Beck, Inc. is engaged by the parties. R.W. Beck Inc.’s resolution of the dispute shall be final and binding, absent manifest error. Notwithstanding anything to the contrary contained herein, Ethanex shall be permitted to assume the Completion of the Phase III Plan during any such dispute and pending the determination of R.W. Beck, Inc.

(l) Risk of Loss. Prior to the Phase I Closing, the Seller shall bear the risk of loss with respect to any and all of the Phase I Assets and the Owned Real Property. After the Phase I Closing and prior to the Phase II Closing, the Seller shall bear the risk of loss with respect to any and all of the Phase II Assets and the Loop Real Property, except to the extent such loss occurs because of the operation by the Buyer Group of the Phase I Assets. After the Phase I Closing and prior to the Phase III Closing, the Seller shall bear the risk of loss with respect to any and all of the Phase III Assets, except to the extent such loss occurs because of the operation by the Buyer Group of the Phase I Assets and Phase II Assets.

(m) Employees.

(i)
Prior to the Phase I Closing Date, Phase I Buyer or one of its Affiliates shall offer jobs to those employees of Seller listed on the attached Schedule 7(m) or such persons’ respective replacements (the “Hired Employees”). These job offers (i) shall become effective only upon the occurrence of the Phase I Closing, (ii) shall reflect terms and conditions of employment that are substantially similar in the aggregate to those terms and conditions under which such Hired Employees are employed by Seller as of the Phase I Closing Date, and (iii) shall further be conditioned upon such Hired Employees being available to begin work for Phase I Buyer (or its Affiliate, as applicable) as of the Phase I Closing Date, subject to any reinstatement or leave rights they may have under the applicable leave policies of Seller or any applicable Legal Requirement.

(ii)
Seller shall be responsible for providing the group health plan continuation coverages pursuant to Section 4980B of the Code, and Sections 601-609 of ERISA, for all Hired Employees and their eligible dependents; provided, however, that Phase I Buyer or an Affiliate shall be responsible for providing such coverages to Hired Employees and their eligible dependents who become entitled to such coverages on account of “qualifying events” that occur after the Phase I Closing Date.

(iii)
The parties shall reasonably cooperate with each other and exchange any information, filings or notices as appropriate to implement the provisions of this Section 7(m). Phase I Buyer shall assist in providing any information, filings or notices (including the notice required by Section 204(h) of ERISA), if needed, to cease the benefit accruals; provided, however, that Seller shall be responsible for satisfying the requirements of Sections 204(h) and 4043 of ERISA and Section 4980F of the Code to the extent they must be satisfied with respect to any Plan prior to the Phase I Closing Date.

(iv)
Buyer Plans. Phase I Buyer's or one of its Affiliate’s benefit plans shall recognize each Hired Employee's prior periods of service or seniority with Seller for purposes of benefit eligibility and vesting under any benefit plan or program or compensation arrangements provided to such Hired Employees after the Phase I Closing Date and for purposes of vacation and paid time off benefit accrual. In addition, Phase I Buyer shall waive pre-existing condition requirements, evidence-of-insurability provisions, waiting-period requirements and all other similar provisions under any benefit plan or program or compensation arrangements provided to the Hired Employees after the Phase I Closing Date. Phase I Buyer shall also apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans, any amounts paid by each Hired Employee prior to the Phase I Closing under welfare benefit plans during the current plan year, to the extent permitted by the terms of the applicable welfare plan.

(v)
Effective as soon as practicable following the Phase I Closing Date, Phase I Buyer shall permit the Hired Employees to participate in Phase I Buyer’s (or an Affiliate’s) 401(k) plan in accordance with and subject to the terms and conditions of such plan.

(n) Financing. Ethanex and the members of the Buyer Group shall use their reasonable best efforts to seek to obtain debt and equity financing contemplated by Financing Letters on terms consistent with those set forth in the Financing Letters or otherwise on terms reasonably acceptable to Ethanex. In this regard, Ethanex and the Buyer Group shall diligently and in good faith cooperate with the financing sources engaged under the Financing Letters (or, in the event one or more of the Financing Letters is terminated or financing thereunder is not available, with any alternative sources of financing that Ethanex is able to identify), including, among other things, using reasonable best efforts to assist the financing sources with due diligence, negotiate definitive financing agreements and seek to satisfy all of the conditions to funding set forth in such definitive agreements. Ethanex shall keep the Seller fully informed of any significant developments relating to the proposed debt and equity financings and shall furnish to the Seller, promptly after receipt, copies of all final documents and shall notify the Seller if Ethanex in good faith reasonably believes that financing in an amount required to fund the cash portion of the Purchase Price and to pay applicable transaction expenses, fees and other costs to Ethanex and its Affiliates of completing the Transactions will not be available pursuant to the transactions contemplated by the Financing Letters or otherwise.

(o) Publicity. No party shall make any public announcement regarding the Transactions without the consent of the others, except as a party determines is required by applicable laws and regulations. If a party determines it is required to make a public announcement, that party shall give the others as much prior notice as is reasonably practicable and shall consult with the others about the text of such announcement. Notwithstanding anything herein to the contrary, the Seller acknowledges and agrees that Ethanex shall be required to file one or more Current Reports on Form 8-K disclosing the Transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

(p) Funded Debt; Release of Liens. Not less than three (3) Business Days prior to the Phase I Closing, the Seller shall cause to be delivered to Ethanex a certificate (the “Phase I Closing Certificate”) setting forth the amount of Funded Debt encumbering the Phase I Assets (the “Phase I Funded Debt”) and the Owned Real Property (the “Owned Real Property Funded Debt”), UCC Termination Statements and any other required documentation with respect to the termination or release of any Lien imposed on the Owned Real Property and the Phase I Assets by the Phase I Funded Debt and the Owned Real Property Funded Debt that may be required by Ethanex’s financing sources or by Ethanex, in its reasonable discretion. Not less than three (3) Business Days prior to the Phase II Closing, the Seller shall cause to be delivered to Ethanex a certificate (the “Phase II Closing Certificate”) setting forth the amount of Funded Debt encumbering the Phase II Assets and the Loop Real Property (“Phase II Funded Debt”) that will be outstanding, UCC Termination Statements and any other required documentation with respect to the termination or release of any Lien imposed on the Phase II Assets and the Loop Real Property by the Phase II Funded Debt that may be required by Ethanex’s financing sources or by Ethanex, in its reasonable discretion. Not less than three (3) Business Days prior to the Phase III Closing, the Seller shall cause to be delivered to Ethanex a certificate (the “Phase III Closing Certificate”) setting forth the amount of Funded Debt encumbering the Phase III Assets (“Phase III Funded Debt”), UCC Termination Statements and any other required documentation with respect to the termination or release of any Lien imposed on the Phase III Assets by the Phase III Funded Debt that may be required by Ethanex’s financing sources or by Ethanex, in its reasonable discretion. On or prior to the Phase I Closing, Seller shall cause all Liens on the Phase I Assets and the Owned Real Property (other than Permitted Encumbrances) to be released. On or prior to the Phase II Closing, Seller shall cause all Liens on the Phase II Assets and the Loop Real Property (other than Permitted Encumbrances) to be released. On or prior to the Phase III Closing, Seller shall cause all Liens on the Phase III Assets (other than Permitted Encumbrances) to be released.

(q) Subsidiaries. Seller shall not create any subsidiaries prior to last to occur of the Phase I Closing Date, the Phase II Closing Date, the Phase III Closing Date and termination of this Agreement pursuant to Article 12.

(r)	Further Action Regarding Financial Statements and Financing.

(i)
From the date hereof through the Phase I Closing, Seller shall deliver to Ethanex, within 45 days after the end of each month, (i) monthly unaudited balance sheets and statements of income for Seller and (ii) a monthly reporting package including any management discussion and analysis of the financial condition and results of operations of Seller that is prepared for the board of managers of Seller (the “Monthly Financials”).

(ii)
Seller shall use its reasonable best efforts to deliver to Ethanex, as promptly as practicable, but in any event not later than March 15, 2008 the 2007 Audited Financials, accompanied by the report thereon of Seller’s independent auditor, which report shall be unqualified.

(iii)
Seller acknowledges and agrees that the 2007 Audited Financials will not be required to meet the requirements (in form and substance) of Regulation S-X under the Securities Act for inclusion in a registration statement on Form S-1. Immediately following the delivery of the 2007 Financial Statements to Ethanex, Seller agrees that it will use its reasonable best efforts to cooperate and assist an auditor (the “S-X Auditor”) to produce audited financial statements of the Seller that are compliant with the requirements (in form and substance) of Regulation S-X (the “S-X 2007 Audited Financials”) for inclusion in a timely Current Report on Form 8-K by Ethanex; provided that Ethanex shall be responsible for the incremental cost to prepare the S-X 2007 Audited Financials. Seller further agrees that it will use its reasonable commercial efforts to obtain the consent of its auditor to the S-X Auditor’s use, and inclusion in the S-X 2007 Audited Financials, of the 2007 Financial Statements in the Current Report on Form 8-K, and any subsequent filing of Ethanex in which such 2007 Audited Financials are utilized in subsequent financial statements, as required by the SEC.

(iv)
Seller shall use reasonable best efforts to assist Ethanex in preparing information relating to the business of Seller as may be required requested to be included in any bank information memorandum, private placement memorandum or other similar document (“Financing Documents”) and shall provide all cooperation reasonably necessary in connection with the arrangement Ethanex’s financing of the Purchase Price, in each case including participation in meetings (including with potential bank lenders), due diligence sessions, rating agency presentations, road shows, the drafting of the Financing Documents and similar documents, and the drafting of related documentation (including collateral documents) and certificates.

(v)
If, following the Phase I Closing, Ethanex shall be required to deliver to the SEC additional financial statements (other than the financial statements specified in this Section 7(r)) relating in whole or in part to any period prior to the Phase I Closing, Seller shall use its reasonable best efforts to assist such Buyer in the preparation of such supplemental financial statements (provided that Ethanex shall reimburse Seller for its reasonable out-of-pocket expenses, if any, associated with Seller’s assistance), including without limitation providing Ethanex and the Buyer Group’s authorized representatives with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all relevant books, records, work papers, information and employees and auditors of Seller, to the extent necessary in connection with the preparation of any such supplemental financial statements.

(s) Lease. Ethanex and Seller shall negotiate a mutually acceptable agreement, to be effective on the Phase I Closing Date, which shall provide that RE LLC or Phase I Buyer, as the case may be, shall grant Seller (and its agreed-upon contractors) access, at no cost to Seller, to the Owned Real Property in order to complete the Phase II Plan and the Phase III Plan.

(t) Post-Closing Remittances.

(i)
Excluded Assets and Excluded Liabilities. Any asset (including the accounts receivable) or liability that is an Excluded Asset or an Excluded Liability and , all other remittances and all mail and other communications that comes into the possession, custody or control of any of the Buyer Group shall, within ten (10) business days following receipt by thereby, be transferred, assigned or conveyed to Seller at Seller’s cost. Until such transfer, assignment and conveyance, such member of the Buyer Group shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that the applicable member of the Buyer Group shall hold such asset in trust for the benefit of Seller.

(ii)
Acquired Assets and Assumed Liabilities. Any asset or liability (including accounts receivable) that is an Purchased Asset or an Assumed Liability and all other remittances and all mail and other communications that comes into the possession, custody or control of Seller (or its respective successors-in-interest, assigns or affiliates) shall, within ten (10) business days following receipt by Seller, be transferred, assigned or conveyed by Seller (and its respective successors-in-interest, assigns and affiliates) to the Phase I Buyer, the Phase II Buyer, Phase III Buyer or RE LLC, as the case may be at such person’s cost. Until such transfer, assignment and conveyance, Seller (and its respective successors in-interest, assigns and affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Seller shall hold such asset in trust for the benefit of the applicable Buyer.

(iii)
Accounts Receivable. To the extent each of Seller and a member of the Buyer Group have an outstanding account receivable from the same third-party, if, when such third party remits payment, such third party does not clearly specify to which account receivable such payment is to apply (i.e, the Sellers’ or a member of the Buyer Group), then such payment shall be applied to the oldest outstanding amount first, until such amount is satisfied by such payment.

(u) LB 536 Credits. From and after the Phase I Closing Date until May 1, 2012, Phase I Buyer shall pay to the Seller the Realized Value of the LB 536 Credits. Phase I Buyer shall use reasonable commercial efforts to maximize the Realized Value of the LB 536 Credits.

(v) Real Estate Taxes. Seller shall pay to the assessing authority, prior to the applicable due date, all real estate taxes imposed with respect to the Owned Real Property which are attributable to any period, or portion thereof, prior to and including the Phase I Closing Date (“Seller Phase I Real Estate Taxes”). Buyer shall be responsible for paying all real estate taxes imposed with respect to the Owned Real Property which are attributable to any period, or portion thereof, following the Phase I Closing Date. Seller shall pay to the assessing authority, prior to the applicable due date, all real estate taxes imposed with respect to the Loop Real Property which are attributable to any period, or portion thereof, prior to and including the Phase II Closing Date (“Seller Phase II Real Estate Taxes”). Buyer shall be responsible for paying all real estate taxes imposed with respect to the Loop Real Property which are attributable to any period, or portion thereof, following the Phase II Closing Date.

(w) JV Agreement. On the Phase I Closing Date, the parties shall execute an agreement in form and substance reasonably acceptable to each of Seller and Ethanex (but which, in any event, shall conform to the terms set forth on Exhibit Q hereto), which shall become effective only in accordance with Section 12(c) hereof, (the “JV Agreement”). The executed JV Agreement shall be placed in escrow with Team Bank or such other escrow agent as is mutually agreed upon by Ethanex and MRE on the Phase I Closing Date and either (i) shall be released and become effective on the first to occur of a failure of the condition set forth in Section 9(c)(iii) and Section 9(d)(iii) or (ii) shall be destroyed by the Escrow Agent upon the occurrence of the Phase III Closing. Prior to the Phase I Closing Date, Ethanex will cause Ethanex Sutherland to take all necessary limited liability company action to approve the terms of, and the entry into according to the conditions set forth in Section 12(c) hereof, the JV Agreement.

(x) Required Stockholder Approval.

(i) On a timely basis, Ethanex shall prepare (and if required file with the SEC) a proxy statement, information statement or other similar document, in accordance with applicable Legal Requirements (the “Shareholder Approval Document”), as is necessary and appropriate to obtain the Required Stockholder Approval, it being acknowledged by the parties to this Agreement that Ethanex will not be able to complete the preparation of the Shareholder Approval Document (and, if required, file it with the SEC) until such time as it has reached definitive agreements with third parties for both the debt and equity financing required to complete the Transactions contemplated by this Agreement. In addition to Seller’s other obligations pursuant to this Agreement to provide certain financial information, Seller shall provide Ethanex with such information about Seller’s business as Ethanex reasonably requests for inclusion in the Shareholder Approval Document. If filing is required with the SEC, Ethanex will use its reasonable best efforts to have the Shareholder Approval Document declared effective (or otherwise cleared for use) by the SEC as promptly as practicable after its filing with the SEC, and Seller shall assist Ethanex in such efforts, as reasonably requested by Ethanex.

(ii) Ethanex will use its reasonable best efforts to cause the Shareholder Approval Document to be mailed to its stockholders as promptly as practicable after it is complete and such mailing is permitted by applicable Legal Requirements (including, if applicable, authorization by the SEC to mail the Shareholder Approval Document). If prior to receipt of the Required Stockholder Approval any event occurs with respect to the Seller, or any change occurs with respect to information supplied by or on behalf of the Seller for inclusion in the Shareholder Approval Document that is required to be described in an amendment of, or a supplement to, the Shareholder Approval Document, the Seller shall promptly notify Ethanex of such event, and the Seller shall cooperate with Ethanex in the preparation (and, if required, filing) of any necessary amendment or supplement to the Shareholder Approval Document.

(iii) Ethanex shall, as soon as reasonably practicable, duly call, give notice of, convene and hold a meeting of its stockholders (the “Ethanex Stockholders Meeting”) for the purpose of obtaining the Required Stockholder Approval, it being acknowledged by the parties that the Ethanex Stockholders Meeting cannot and will not be scheduled until at least 21 days after the Shareholder Approval Document has been completed and is permitted to be mailed to Ethanex stockholders in accordance with applicable Legal Requirements.

(iv) Subject to the immediately succeeding sentence, Ethanex shall include in the Shareholder Approval Document the recommendation of the board of directors of Ethanex in favor of the Required Stockholder Approval (the “Recommendation”). Neither the board of directors of Ethanex nor any committee thereof shall directly or indirectly (A) withdraw (or modify or qualify in a manner adverse to Seller), or publicly propose to withdraw (or modify or qualify in a manner adverse to Seller), the Recommendation or (B) take any other action or make any other public statement in connection with the Ethanex Stockholder Meeting inconsistent with such Recommendation (any action described in this clause (A) or (B) being referred to as an “Ethanex Recommendation Change”); provided, that at any time prior to obtaining the Required Stockholder Approval, the board of directors of Ethanex (or a committee thereof) may effect an Ethanex Recommendation Change if such board of directors (or a committee thereof, as applicable) determines in good faith (after consultation with outside counsel) that failure to take such action could violate its fiduciary duties under applicable Legal Requirements.

(y) Additional Seller Obligations. From and after the Phase III Closing Date (and conditioned on the occurrence of the Phase I Closing, the Phase II Closing and the Phase III Closing) until the date that is the eighteen-month anniversary thereof, Seller shall be required to retain direct ownership, free and clear of any Liens, of no less than a number of shares of the Phase III Stock Consideration that has an aggregate value of less than Ten Million Dollars ($10,000,000.00) (valued as of the date of the Phase III Closing).

(z) Seller Financing Requirement. Seller shall use its reasonable best efforts to seek to obtain financing contemplated by the Seller Financing Requirement on terms reasonably acceptable to Seller. In this regard, Seller shall diligently and in good faith cooperate with financing sources, including, among other things, using reasonable best efforts to assist the financing sources with due diligence, negotiate definitive financing agreements and seek to satisfy all of the conditions to funding set forth in such definitive agreements. Seller shall keep Ethanex fully informed of any significant developments relating to the proposed debt financing and shall notify Ethanex if Seller in good faith reasonably believes that financing in an amount required to complete the Phase II Plan or the Phase III Plan, as the case may be.

(aa) Fractionation. Ethanex agrees to use its commercially reasonable best efforts to obtain necessary permits and commence construction as soon as practical after the Phase I Closing on a corn fractionation and corn oil extraction facility (the “Fractionation Plant”). The Fractionation Plant will utilize Buhler manufactured milling equipment with a design capacity to process a minimum of 48 million bushels of corn per year with a starch loss from the fractionation process of not more than 4.4%. The Fractionation Plant will also include a Crown Ironworks corn oil expelling system with a design capability of expelling a minimum of .8 pounds of food grade crude corn per bushel of corn, or an annual capacity of 19,200 tons per year. Ethanex will use its commercially reasonable efforts to coordinate the start-up of the Fractionation Plant with the start-up of the Phase II facility and to reach full capacity at the time of the Phase III Closing.

(bb) Prohibition on Certain Actions. Until the last to occur of the Phase II Closing and the Phase III Closing, (i) neither Ethanex Sutherland, Phase I Buyer, Phase II Buyer, Phase III Buyer nor RE LLC shall (v) make a distribution of any of the Phase I Assets, the Phase II Assets, the Phase III Assets, the Loop Real Property or the Owned Real Property, as the case may be, to its members or any other transfer of their respective assets (other than a grant of a security interest in the Purchased Assets to the sources of the financing contemplated by the Financing Letters, alternative financing obtained in lieu thereof or any additional debt, if any, necessary to consummate the Transactions contemplated by this Agreement and the Related Agreements or to operate the Business or any refinancing thereof); (w) incur any debt, other than the financing contemplated by the Financing Letters or alternative financing obtained in lieu thereof or any additional debt, if any, necessary to consummate the Transactions contemplated by this Agreement and the Related Agreements or to operate the Business or any refinancing thereof, or guarantee the debt of another member of the Buyer Group, Ethanex or any other subsidiary of Ethanex, other than as may be required by the financing contemplated by the Financing Letters or alternative financing obtained in lieu thereof or any additional debt, if any, necessary to consummate the Transactions contemplated by this Agreement and the Related Agreements or to operate the Business or any refinancing thereof; (x) permit any Liens, to encumber the Phase I Assets, the Phase II Assets, the Phase III Assets, the Loop Real Property or the Owned Real Property, as the case may be, other than Permitted Encumbrances, Assumed Liabilities, and Liens that are imposed on the Phase I Assets, the Owned Real Property, the Loop Real Property, the Phase II Assets, or the Phase III Assets by the financing contemplated by the Financing Letters or alternative financing obtained in lieu thereof or any additional debt, if any, necessary to consummate the Transactions contemplated by this Agreement and the Related Agreements or to operate the Business or any refinancing thereof; (y) make any loans or advances to any other Person other than in the ordinary course; or (z) operate any other business other than the Business and the Fractionation Plant; (ii) Ethanex Sutherland further shall (x) not amend its, or cause Phase I Buyer, RE LLC, Phase II Buyer or Phase III Buyer to amend their, certificate of formation or limited liability company agreement, if any, other than to reflect purely administrative matters or changes that are required in order to consummate the financing that is contemplated by the Financing Letters or alternative financing obtained in lieu thereof or any additional debt, if any, necessary to consummate the Transactions contemplated by this Agreement and the Related Agreements or to operate the Business or any refinancing thereof; or (y) continue to own all of the outstanding and issued limited liability company interests of Phase I Buyer, Phase II Buyer, Phase III Buyer and RE LLC; and (iii) Ethanex shall continue to own all of the outstanding and issued limited liability company interests of Ethanex Sutherland (except Ethanex shall not be prohibited from pledging or encumbering such interests as may be required in order to consummate the financing that is contemplated by the Financing Letters or alternative financing obtained in lieu thereof or any additional debt, if any, necessary to consummate the Transactions contemplated by this Agreement and the Related Agreements or to operate the Business or any refinancing thereof).

(cc) Use of Funds.Seller shall use at least $30 million of the Phase I Purchase Price solely to complete the Phase II Plan.

(dd) Technical Services Agreement. MRE shall use its reasonable best efforts to cause KL Process Design Group, LLC to execute and deliver a technical services agreement with Phase I Buyer in form and substance reasonably acceptable to Ethanex.

(ee) Compliance. Ethanex shall use its reasonable best efforts to cause the Buyer Group and RE LLC to perform their respective covenants set forth in this Article 7.

(ff) LB 775 Agreement. (i) If the Phase I Closing occurs and the Nebraska Department of Revenue (“Department of Revenue”) has indicated prior to December 31, 2008, that it will approve the transfer to Phase I Buyer at a date after the Phase I Closing Date of that certain Employment and Investment Growth Act Project Agreement by and between the Seller and the Department of Revenue, dated July 6, 2006 (the “775 Agreement”), the parties agree that notwithstanding anything herein to the contrary:

(A)
following the Phase I Closing, the Seller shall, on a date selected by Seller, but in any event immediately following December 31, 2008, notify the Department of Revenue in accordance with applicable law, that the project contemplated by the Agreement has been transferred to, and the Agreement has been assigned to Phase I Buyer (and the date such notice is provided is herein called the “775 Date”);

(B)	following the 775 Date, Phase I Buyer shall assume and perform all obligations remaining under the 775 Agreement and the 775 Agreement shall be deemed to be an Assumed Contract; and,

(C)
all credits to which Seller is entitled pursuant to the 775 Agreement prior to the 775 Date (which credits shall be deemed to be Excluded Assets) and all Liabilities arising under the 775 Agreement related to periods prior to the 775 Date (including but not limited to any “recapture” obligations of the Seller) shall be retained by Seller (and such Liabilities shall be deemed to be Excluded Liabilities).

(ii)  If the Phase I Closing occurs and the Department of Revenue has indicated prior to December 31, 2008, that it will not approve the transfer to Phase I Buyer of the 775 Agreement at a date after the Phase I Closing Date, the parties agree that notwithstanding anything herein to the contrary: (A) the 775 Agreement shall be deemed to be an Assumed Contract and shall be transferred to and assumed by the Phase I Buyer on the Phase I Closing Date, (B) after the Phase I Closing Date, Phase I Buyer shall assume and perform all obligations remaining under the 775 Agreement; and, (C) all credits to which Seller is entitled pursuant to the 775 Agreement prior to the Phase I Closing Date (which credits shall be deemed to be Excluded Assets) and all Liabilities arising under the 775 Agreement related to periods prior to the Phase I Closing Date (including but not limited to any “recapture” obligations of the Seller) shall be retained by Seller (and such Liabilities shall be deemed to be Excluded Liabilities).

(iii) If, prior to December 31, 2008, the Department of Revenue determines that for any reason the 775 Agreement may not be transferred by Seller to the Phase I Buyer at any time, the 775 Agreement shall not be an Assumed Contract hereunder, the credits under the 775 Agreement shall be Excluded Assets and any and all Liabilities arising from or related to the 775 Agreement shall be deemed to be Excluded Liabilities, notwithstanding anything herein or on the Schedules and Exhibits to the contrary.

(gg) Rezoning. Prior to the Phase II Closing Date, the Seller shall have as required by applicable Legal Requirements (i) applied to the Village of Sutherland Planning Commission to rezone the Loop Real Property, if necessary, such that the railroad track contemplated by Section 9(c)(vi) may be constructed and fully utilized on the Loop Real Property, and the Village of Sutherland Planning Commission shall have granted permission for such rezoning, and such action shall be final, binding and non-appealable or (ii) applied for, and received a final, binding and non-appealable, special or conditional use permit from the Village of Sutherland Planning Commission such that the railroad track contemplated by Section 9(c)(vi) may be constructed and fully utilized on the Loop Real Property.

(hh) TIF. If it is determined (the date of determination being the “TIF Determination Date”) that the Seller is obligated to comply with a tax increment financing program pursuant to an agreement with the Village of Sutherland (the “TIF Agreement”), notwithstanding anything herein to the contrary, the parties agree that (A) the TIF Agreement shall be deemed to have been disclosed to Ethanex and to be an Assumed Contract and shall be transferred and assumed on the later of the Phase I Closing Date or the TIF Determination Date (the “TIF Assignment Date”), (B) Phase I Buyer shall assume and perform all obligations arising after the TIF Assignment Date under the TIF Agreement and the TIF Agreement shall be deemed to be an Assumed Contract; and, (C) all Liabilities arising under the TIF Agreement related to a period prior to the TIF Assignment Date shall be retained by Seller (and such Liabilities shall be deemed to be Excluded Liabilities).

8.	CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS

The obligations of the parties hereto to consummate the Transactions are subject to the satisfaction or waiver, at or prior to each of the Phase I Closing Date, the Phase II Closing Date and the Phase III Closing Date, of the following conditions:

(a) Consents from Governmental Authorities. All necessary notification filings required under the HSR Act shall have been made with the FTC and DOJ, the prescribed waiting periods (and any extensions thereof) shall have expired or been terminated.

(b) Restrictions. There shall be no injunction or court order restraining consummation of any of the Transactions and there shall not have been adopted any law or regulation making all or any portion of such Transactions illegal.

9.	CONDITIONS PRECEDENT TO ETHANEX’S, ETHANEX SUTHERLAND’S, AND THE BUYER GROUP’S OBLIGATIONS

(a) General Conditions. The obligations of Ethanex (in respect of the issuance of the Stock Consideration in the case of the Phase II Closing and the Phase III Closing), Ethanex Sutherland, the Phase I Buyer, the Phase II Buyer, the Phase III Buyer and RE LLC (but only as to the Phase I Closing and Phase II Closing with respect to RE LLC) to consummate the Transactions are subject to the satisfaction or waiver by Ethanex, at or prior to each of the Phase I Closing Date, the Phase II Closing Date and the Phase III Closing Date, of the following condition:

(i)
Material Consents. The Seller Consents set forth on Exhibit J that are specified as being required prior to the applicable Closing shall have been obtained prior to the applicable Closing Date, shall be in full force and effect and shall not impose any material condition that is adverse to the Buyer Group, Ethanex Sutherland, or Ethanex, except as the parties may otherwise agree (the “Material Consents”).

(b) Phase I Closing Conditions. The obligations of the Phase I Buyer and RE LLC to consummate the Transactions to occur at the Phase I Closing are subject to the satisfaction or waiver, at or prior to the Phase I Closing Date of the following conditions:

(i)
Representations and Warranties of Seller. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all respects (provided that any such representation or warranty of the Seller contained herein that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof) as of the date of this Agreement and as of the Phase I Closing Date as though made on and as of the Phase I Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches that would not, individually or in the aggregate with any other breaches, have, or be reasonably expected to have, a Material Adverse Effect; provided that the foregoing shall not apply to the representations and warranties of the Seller set forth in Section 5(b)(iv)(L) and Section 5(b)(iv)(M) and such representations and warranties set forth in Sections 5(b)(iv)(L) and 5(b)(iv)(M) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Phase I Closing Date.

(ii)
Covenants. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Phase I Closing. For purposes of avoiding doubt, neither Sections 7(j) or 7(k) shall be required to be satisfied as a condition to the Phase I Closing.

(iii)	Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent and the Seller at or prior to the Phase I Closing.

(iv)
Financing. The Phase I Buyer and RE LLC shall have received (or shall have the right to receive on the Phase I Closing Date), either from third parties or from Ethanex, directly or indirectly, aggregate proceeds of at least $112 million, with the terms and conditions of such debt financing being reasonably satisfactory to Ethanex (Ethanex agreeing that terms and conditions not materially less favorable to it and the Buyer Group than those set forth in the indicative term sheet included as an exhibit to the Debt Engagement Letter shall be deemed reasonably satisfactory to Ethanex) (the “Phase I Financing Condition”).

(v)	Delivery of Certificates and Documents. Seller shall have delivered or caused to be delivered to the Phase I Buyer (or such other Person as applicable) the following:

(A)	a certificate of an officer of Seller certifying that the conditions set forth in Sections 9(a) and 9(b)(i), (ii) and (xv) have been met;

(B)
an affidavit, under penalties of perjury, stating that Seller is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation § 1.897-2(h);

(C)
an assignment and bill of sale executed by Seller, in substantially the form attached hereto as Exhibit K (the “Bill of Sale”), and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Phase I Buyer and to vest in Phase I Buyer title, subject to Permitted Encumbrances, to the Phase I Purchased Assets; and

(D)	such other documents, certificates or agreements as the Phase I Buyer may reasonably request.

(vi)
Railroad Loops. The Seller shall have (i) acquired real estate that is, and secured any necessary easements or other rights-of-way that are, necessary and sufficient to construct a four-loop railroad track (the “Loop Real Property”) and (ii) received a Memorandum of Understanding from Union Pacific regarding any construction or installation and other items for which Union Pacific’s consent or approval is necessary with respect to the construction of the four-loop railroad track necessary to service the Business.

(vii)	EPC Amendments. Any amendments to the EPC agreement between KL Process and Seller required by Seller or any financing source of Ethanex, which amendments shall be reasonably acceptable to Ethanex.

(viii)	Required Stockholder Approval. The Required Stockholder Approval shall have been obtained.

(ix)	JV Agreement. The Seller shall have executed and delivered to Team Bank, or such other escrow agent as is mutually agreed by Ethanex and Seller, the JV Agreement.

(x)	Owned Real Property.

(A)
RE LLC shall have obtained, no later than 10 days prior to the Phase I Closing, a commitment for an ALTA Owner's Title Insurance Policy or other form of policy acceptable to Buyer for the Owned Real Property, issued by a title insurance company satisfactory to RE LLC (the "Title Company"), together with a copy of all documents referenced therein (the "Title Commitments");

(B)
at the Phase I Closing, RE LLC shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Seller’s fee simple title to the Owned Real Property as of the Phase I Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from Seller through the date of recording, subject only to Permitted Encumbrances, in such amount as RE LLC reasonably determines to be the value of the Owned Real Property insured thereunder and which shall include all requested endorsements (the "Title Policies"); and each of the Title Policies shall include an extended coverage endorsement (insuring over the general or standard exceptions), ALTA Form 3.1 zoning (with parking and loading docks), a non-imputation (to the effect that title defects known to the employees, officers and directors of Seller prior to the Phase I Closing shall not be deemed "facts known to the insured") and all other endorsements reasonably requested by RE LLC, in form and substance reasonably satisfactory to RE LLC (provided that Seller and RE LLC shall share equally all fees, costs and expenses with respect to the Title Commitments and Title Policies); and

(C)
RE LLC shall have obtained, no later than 10 days prior to the Phase I Closing, a survey for the Owned Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor reasonably satisfactory to RE LLC, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b)(2), 13, 14, 15, and 16, and such other standards as the Title Company and RE LLC reasonably require as a condition to the removal of any survey exceptions from the Title Policies, and certified to RE LLC, RE LLC's lender and the Title Company, in a form reasonably satisfactory to each of such parties (the "Surveys"); and the Surveys shall not disclose any encroachment from or onto any of the Owned Real Property or any portion thereof or any other survey defect that has not been cured or insured over to RE LLC's reasonable satisfaction prior to the Phase I Closing other than Permitted Encumbrances (provided that Seller and RE LLC shall share equally all fees, costs, and expenses with respect to the Surveys).

(D)
Seller shall have delivered a special warranty deed, in substantially the form attached hereto as Exhibit L (“Warranty Deed”), executed by Seller conveying Seller’s right, title and interest in the Owned Real Property to RE LLC and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to RE LLC and to vest in RE LLC Seller’s right, title and interest in the Owned Real Property.

(E)	Seller shall have paid to the Title Company, for further payment to the appropriate state, county or city, as the case may be, taxing authority, 100% of the Seller Phase I Real Estate Taxes.

(xi)
Delivery of Financials. Seller shall have furnished Ethanex with the 2007 Audited Financials, in compliance with the terms of this Agreement, not later than March 15, 2008. Taking into account both the line items reflected on the face of the financial statements and the information disclosed in the footnotes to the financial statements, the 2007 Audited Financials, as compared to the Latest Financial Statements shall not reflect (i) any material reduction in current assets (excluding cash) or any material increase in current liabilities (other than Excluded Liabilities), in each case as set forth on the corresponding balance sheet as of December 31, 2007 or (ii) any material reduction in Net Revenues or Net Income, in each case individually (and not on an aggregated basis) as reflected in the corresponding statement of operations for the fiscal year ended December 31, 2007.

(xii)	Ethanol Agreement. The Ethanol Agreement, dated April 27, 2007, by and between the Seller and KL Energy shall have been terminated.

(xiii)	Water Rights. Seller shall have procured the right to water in an amount sufficient to operate the Business.

(xiv)	Permits. Ethanex Sutherland, RE LLC or Phase I Buyer, as the case may be, shall have obtained the permits, consents, and authorizations set forth on Exhibit M.

(xv)
Material Adverse Change. Since the date of this Agreement, there shall not have occurred any fact, change or event that, individually or in the aggregate, has had a Material Adverse Effect on the Seller.

(xvi)	Start-Up Supply Agreement. Seller shall have executed and delivered the Start-Up Services Agreement.

(xvii)	Operation of Existing Plant. The Existing Plant shall be operating consistent with past practice in all material respects.

(c)
Phase II Closing Conditions. The obligations of the Phase II Buyer and RE LLC to consummate the Transactions to occur at the Phase II Closing are subject to the satisfaction or waiver, at or prior to the Phase II Closing Date of the following conditions:

(i)
Representations and Warranties of Seller. Each of the representations and warranties of the Seller set forth in Section 5(a); Section 5(b)(v)(A); Section 5(b)(vi) (but solely with respect to any litigation pending, or to the Knowledge of Seller, threatened against Seller that could prevent, limit, impair or otherwise delay or otherwise interfere with Seller’s right or ability to consummate the Transactions in accordance with the terms of this Agreement and the Related Agreements or Seller’s ownership of the Phase II Assets); the last paragraph of Section 5(b)(vii), but solely with respect to a Material Contract that is included in the Phase II Assets and will be assumed by and assigned to the Phase II Buyer; Section 5(b)(viii) but solely with respect to any Intellectual Property that is included in the Phase II Assets or the Completion of the Phase II Plan; Section 5(b)(xiii), but solely with respect to those Permits used in or necessary to the Completion of the Phase II Plan and that are to be conveyed to the Phase II Buyer at the Phase II Closing; Section 5(b)(xvi); Section 5(b)(xviii); Section 5(b)(xix); Section 5(b)(xx); and Section 5(b)(xxi) shall be true and correct in all respects (provided that any such representation or warranty of the Seller contained herein that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof) as of the date of this Agreement and as of the Phase II Closing Date as though made on and as of the Phase II Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches, have, or be reasonably expected to have, a material adverse effect on the operation of the Business by the Phase II Buyer, assuming completion of the Transactions contemplated to occur at the Phase II Closing; and, in addition, the representations and warranties of the Seller set forth in Section 5(b)(iv)(L), but solely with respect to the Phase II Assets, shall be true and correct in all material respects as of the date of this Agreement and on and as of the Phase II Closing Date.

(ii)
Covenants. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it in whole or in part after the Phase I Closing and prior to or at the Phase II Closing. Without limiting the generality of the foregoing, either Completion of the Phase II Plan shall have occurred, in accordance with the terms of Section 7(j), or the Phase II Buyer shall have elected to proceed with the Phase II Closing pursuant to the reduced Purchase Price arrangements contemplated by Section 7(j) and Section 4(b)(ii)(B).

(iii)
Financing. The Phase II Buyer shall have received (or shall have the right to receive on the Phase II Closing Date), either from third parties or from Ethanex, directly or indirectly, aggregate proceeds of at least $60 million, with the terms and conditions of any debt financing being reasonably satisfactory to Ethanex (Ethanex agreeing that terms and conditions not materially less favorable to it and the Buyer Group than those set forth in the indicative term sheet included as an exhibit to the Debt Engagement Letter shall be deemed reasonably satisfactory to Ethanex).

(iv)	Gas Supply. Seller shall have procured a supply of natural gas, and secured a carrier to carry such supply of natural gas, that is sufficient to operate the Business.

(v)
Investor Rights Agreement. Seller shall have executed and delivered an agreement regarding certain investor and issuer rights, substantially in the form set forth in Exhibit N attached hereto (the “Investor Rights Agreement”).

(vi)
Railroad Loop. Seller shall have completed, and the Phase II Buyer shall have full access to, a two-loop railroad track (other than the necessary rail switching and signaling systems to be constructed or installed by the Union Pacific Railroad) that services the Business.

(vii)	Permits. Ethanex Sutherland or Phase II Buyer, as the case may be, shall have obtained the permits, consents, and authorizations set forth on Exhibit O.

(viii)	Loop Real Property.

(A)
RE LLC shall have obtained, no later than 10 days prior to the Phase II Closing, a commitment for an ALTA Owner's Title Insurance Policy or other form of policy acceptable to Buyer for the Loop Real Property, issued by the Title Company satisfactory to RE LLC, together with a copy of the Title Commitments;

(B)
at the Phase II Closing, RE LLC shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Seller’s fee simple title to the Loop Real Property as of the Phase II Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from Seller through the date of recording, subject only to Permitted Encumbrances and an easement allowing the prior owner of the Loop Real Property ingress and egress to the Loop Real Property for the purpose of allowing such prior owner’s livestock to graze in the middle of the railroad loop thereupon, in such amount as RE LLC reasonably determines to be the value of the Loop Real Property insured thereunder and which shall include all Title Policies; and each of the Title Policies shall include an extended coverage endorsement (insuring over the general or standard exceptions), a non-imputation (to the effect that title defects known to the employees, officers and directors of Seller prior to the Phase II Closing shall not be deemed "facts known to the insured") and all other endorsements reasonably requested by RE LLC, in form and substance reasonably satisfactory to RE LLC (provided that Seller and RE LLC shall share equally all fees, costs and expenses with respect to the Title Commitments and Title Policies); and

(C)
RE LLC shall have obtained, no later than 10 days prior to the Phase II Closing, a survey for the Loop Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor reasonably satisfactory to RE LLC, the Surveys; and the Surveys shall not disclose any encroachment from or onto any of the Loop Real Property or any portion thereof or any other survey defect that has not been cured or insured over to RE LLC's reasonable satisfaction prior to the Phase II Closing other than Permitted Encumbrances (provided that Seller and RE LLC shall share equally all fees, costs, and expenses with respect to the Surveys).

(D)
Seller shall have delivered a special warranty deed, in form and substance reasonably acceptable to Ethanex, executed by Seller conveying Seller’s right, title and interest in the Loop Real Property to RE LLC and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to RE LLC and to vest in RE LLC Seller’s right, title and interest in the Loop Real Property.

(E)	Seller shall have paid to the Title Company, for further payment to the appropriate state, county or city, as the case may be, taxing authority, 100% of the Seller Phase II Real Estate Taxes.

(ix)	Delivery of Certificates and Documents. Seller shall have delivered or caused to be delivered to the Phase II Buyer and RE LLC (or such other Person as applicable) the following:

(A)	a certificate of an officer of Seller certifying that the conditions set forth in Sections 9(a) and 9(b)(i) and (ii) have been met;

(B)
an affidavit, under penalties of perjury, stating that Seller is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation § 1.897-2(h);

(C)
a Bill of Sale, and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Phase II Buyer and to vest in Phase II Buyer title, subject to Permitted Encumbrances, to the Phase II Purchased Assets; and

(D)	such other documents, certificates or agreements as the Phase II Buyer or RE LLC may reasonably request.

(d)
Phase III Closing Conditions. The obligations of the Phase III Buyer to consummate the Transactions to occur at the Phase III Closing are subject to the satisfaction or waiver, at or prior to the Phase III Closing Date of the following conditions:

(i)
Representations and Warranties of Seller. Each of the representations and warranties of the Seller set forth in Section 5(a); Section 5(b)(v)(A); Section 5(b)(vi) (but solely with respect to any litigation pending, or to the Knowledge of Seller, threatened against Seller that could prevent, limit, impair or otherwise delay or otherwise interfere with Seller’s right or ability to consummate the Transactions in accordance with the terms of this Agreement and the Related Agreements or Seller’s ownership of the Phase III Assets); the last paragraph of Section 5(b)(vii), but solely with respect to a Material Contract that is included in the Phase III Assets and will be assumed by and assigned to the Phase III Buyer; Section 5(b)(viii), but solely with respect to any Intellectual Property that is included in the Phase III Assets or the Completion of the Phase III Plan; Section 5(b)(xiii), but solely with respect to those Permits used in or necessary to the Completion of the Phase III Plan and that are to be conveyed to the Phase III Buyer at the Phase III Closing; Section 5(b)(xvi); Section 5(b)(xviii); Section 5(b)(xix); Section 5(b)(xx); and Section 5(b)(xxi) shall be true and correct in all respects (provided that any such representation or warranty of the Seller contained herein that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof) as of the date of this Agreement and as of the Phase III Closing Date as though made on and as of the Phase III Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches, have, or be reasonably expected to have, a material adverse effect on the operation of the Business by the Phase III Buyer after giving effect to the Transactions contemplated to occur at the Phase III Closing; and, in addition, the representations and warranties of the Seller set forth in Section 5(b)(iv)(L), but solely with respect to the Phase III Assets, shall be true and correct in all material respects as of the date of this Agreement and on and as of the Phase III Closing Date.

(ii)
Covenants. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it in whole or in part after the Phase II Closing and prior to or at the Phase III Closing. Without limiting the generality of the foregoing, either Completion of the Phase III Plan shall have occurred, in accordance with the terms of Section 7(k), or the Phase III Buyer shall have elected to proceed with the Phase III Closing pursuant to the reduced Purchase Price arrangements contemplated by Section 7(k) and Section 4(b)(ii)(D).

(iii)
Financing. The Phase III Buyer shall have received (or shall have the right to receive on the Phase III Closing Date), either from third parties or from Ethanex, directly or indirectly, aggregate proceeds of at least $60 million, with the terms and conditions of any debt financing being reasonably satisfactory to Ethanex (Ethanex agreeing that terms and conditions not materially less favorable to it and the Buyer Group than those set forth in the indicative term sheet included as an exhibit to the Debt Engagement Letter shall be deemed reasonably satisfactory to Ethanex).

(iv)	Delivery of Certificates and Documents. Seller shall have delivered or caused to be delivered to the Phase III Buyer (or such other Person as applicable) the following:

(A)	a certificate of an officer of Seller certifying that the conditions set forth in Sections 9(a) and 9(b)(i) and (ii) have been met;

(B)
a Bill of Sale, and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Phase III Buyer and to vest in Phase III Buyer title, subject to Permitted Encumbrances, to the Phase III Assets; and

(C)	such other documents, certificates or agreements as the Phase III Buyer may reasonably request.

10.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligations of the Seller to consummate the Transactions are subject to the satisfaction or waiver, at or prior to each of the Phase I Closing Date, the Phase II Closing Date and the Phase III Closing Date of the following conditions:

(a) Representations and Warranties of Ethanex, Ethanex Sutherland and the Buyer Group. The representations and warranties of Ethanex, Ethanex Sutherland and the Buyer Group set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of Ethanex, Ethanex Sutherland or the Buyer Group contained herein that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches that would not, individually or in the aggregate with any other breaches on the part of Buyer, materially and adversely affect the ability of Ethanex, Ethanex Sutherland or the Buyer Group to consummate the Transactions contemplated by this Agreement.

(b) Covenants. The Buyer Group, Ethanex Sutherland and Ethanex shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at each of the Phase I Closing, the Phase II Closing and the Phase III Closing, as applicable.

(c) Delivery of Certificates and Documents. The Buyer Group, Ethanex Sutherland and/or Ethanex shall have delivered or caused to be delivered to the Seller (or to such other Person as applicable) the following:

(i)
a certificate of an officers of each member of the Buyer Group, Ethanex Sutherland and Ethanex as to (i) the organizational documents of such member, (ii) all actions taken by and on behalf of such member to authorize the execution, delivery and performance of this Agreement and the Related Agreements and (iii) the incumbency of officers signing this Agreement and any Related Agreement on behalf of such member;

(ii)	a certificate of an officer of each member of the Buyer Group, Ethanex Sutherland and Ethanex certifying that the conditions set forth in Sections 10(a) and 10(b) have been met;

(iii)	the payments pursuant to Section 4(b)(iii)(A), 4(b)(iv)(A) and 4(b)(v)(A), as the case may be; and,

(iv)	a certificate representing the applicable portion of the Stock Consideration, with respect to the Phase II Closing and the Phase III Closing, as applicable.

(d) Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent and Ethanex, Ethanex Sutherland, and the Buyer Group at or prior to the Phase I Closing.

(e) Start-Up Services Agreement. Phase I Buyer shall have executed and delivered the Start-Up Services Agreement at the Phase I Closing.

(f) Assumption Agreements. Assumption agreements substantially in the forms attached hereto as Exhibit P shall be executed and delivered (i) at the Phase I Closing by the Phase I Buyer with respect to the Phase I Assumed Liabilities (for Phase I Assumed Liabilities other than those related to the Owned Real Property) and by RE LLC with respect to the Phase I Assumed Liabilities that related to the Owned Real Property, (ii) at the Phase II Closing by the Phase II Buyer with respect to the Phase II Assumed Liabilities (for Phase II Assumed Liabilities other than those related to the Loop Real Property) and by RE LLC with respect to the Phase II Assumed Liabilities that related to the Loop Real Property, and (iii) at the Phase III Closing by the Phase III Buyer with respect to the Phase III Assumed Liabilities.

(g) JV Agreement. Ethanex Sutherland shall have executed and delivered to Team Bank, or such other escrow agent as is mutually agreed by Ethanex and Seller, the JV Agreement on or prior to the Phase I Closing Date.

(h) Investor Rights Agreement. Ethanex shall have executed and delivered the Investor Rights Agreement on or prior to the Phase II Closing Date.

(i) Required Stockholder Approval. Prior to the Phase I Closing Date, Ethanex shall have obtained the Required Stockholder Approval.

11.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

(a) Survival of Representations, Warranties and Covenants. The representations, warranties and certifications of the parties contained in this Agreement and any claim with respect to any failure to perform any covenant to be performed prior to a Closing shall survive the applicable Closing for a period ending eighteen (18) months following the last to occur of the Phase I Closing, the Phase II Closing and the Phase III Closing, except that the representations and warranties in Section 5(a)(i), (ii) and (iv), Section 6(a)(i) and (ii)(A), and Section 6(b)(i), (ii)(A) and (viii) (the “Core Representations”) shall survive the Closings indefinitely. Covenants and agreements to be performed after the Closings shall survive in accordance with their respective terms. No claim for indemnification for breach of a representation or warranty or any covenant, agreement or obligation may be asserted after the expiration of the applicable survival period for such representation, warranty or covenant; provided, that the written assertion of any claim by a party against another party hereunder with respect to the breach or alleged breach of any representation, warranty or any covenant, agreement or obligation or of a series of facts which would support such breach, shall extend the applicable survival period through the date on which such claim is conclusively resolved. None of the foregoing shall be deemed to affect the obligations of the parties to perform their respective obligations that are required to be performed after any of the Closings.

(b) Indemnification.

(i)
Indemnification by Ethanex. Subject to the limitations and other terms and conditions in this Section 11, from and after the Phase I Closing, Ethanex agrees to indemnify, defend and hold harmless the Seller and its officers, directors, employees, members, stockholders, partners, agents, managers and representatives (the “Seller Indemnified Parties”) from and against any and all loss, Liability, damage or expense, but excluding any consequential or exemplary damages (except those payable to third parties pursuant to a Third Party Claim), (collectively, “Losses”) to the extent such Losses are based upon, arise out of or are related to:

(A)
a breach of any representation or warranty of the Buyer Group, Ethanex Sutherland or Ethanex contained in this Agreement; provided that, for purposes of this Section 11(b)(i)(A), if there is a breach of any representation or warranty (after giving effect to any materiality or material adverse effect qualification) then the determination of the Losses upon such breach of any representation or warranty shall be made without regard to any materiality or material adverse effect qualification contained therein;

(B)
any failure of the Buyer Group, Ethanex Sutherland or Ethanex to perform or comply with any of the covenants, agreements or obligations of the Buyer Group, Ethanex Sutherland or Ethanex set forth in this Agreement or in any Related Agreement;

(C)
any Assumed Liability (except to the extent Seller has indemnified, or is obligated to indemnify, the Buyer Group, Ethanex Sutherland or Ethanex hereunder for any matter relating to or arising out of such Assumed Liability); or

(D)	any Liability to any broker or finder retained or alleged to have been retained by the Buyer Group in connection with this Agreement or the Transactions.

(ii)
Indemnification by Ethanex Sutherland. Subject to the limitations and other terms and conditions in this Section 11, from and after the Phase I Closing, Ethanex Sutherland agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses to the extent such Losses are based upon, arise out of or are related to:

(A)
a breach of any representation or warranty of Ethanex Sutherland contained in this Agreement; provided that, for purposes of this Section 11(b)(ii)(A), if there is a breach of any representation or warranty (after giving effect to any materiality or material adverse effect qualification) then the determination of the Losses upon such breach of any representation or warranty shall be made without regard to any materiality or material adverse effect qualification contained therein;

(B)	any failure of the Ethanex Sutherland to perform or comply with any of the covenants, agreements or obligations of Ethanex Sutherland set forth in this Agreement or in any Related Agreement;

(C)
any Assumed Liability assumed solely by Ethanex Sutherland (except to the extent Seller has indemnified, or is obligated to indemnify Ethanex Sutherland hereunder for any matter relating to or arising out of such Assumed Liability); or

(D)	any Liability to any broker or finder retained or alleged to have been retained by the Ethanex Sutherland in connection with this Agreement or the Transactions.

(iii)
Indemnification by Phase I Buyer. Subject to the limitations and other terms and conditions in this Section 11, from and after the Phase I Closing, Phase I Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses to the extent such Losses are based upon, arise out of or are related to:

(A)
a breach of any representation or warranty of Phase I Buyer contained in this Agreement; provided that, for purposes of this Section 11(b)(iii)(A), if there is a breach of any representation or warranty (after giving effect to any materiality or material adverse effect qualification) then the determination of the Losses upon such breach of any representation or warranty shall be made without regard to any materiality or material adverse effect qualification contained therein;

(B)	any failure of the Phase I Buyer to perform or comply with any of the covenants, agreements or obligations of the Phase I Buyer set forth in this Agreement or in any Related Agreement;

(C)
any Assumed Liability assumed solely by Phase I Buyer (except to the extent Seller has indemnified, or is obligated to indemnify Phase I Buyer hereunder for any matter relating to or arising out of such Assumed Liability); or

(D)	any Liability to any broker or finder retained or alleged to have been retained by the Phase I Buyer in connection with this Agreement or the Transactions.

(iv)
Indemnification by Phase II Buyer. Subject to the limitations and other terms and conditions in this Section 11, from and after the Phase I Closing, Phase II Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses to the extent such Losses are based upon, arise out of or are related to:

(A)
a breach of any representation or warranty of Phase II Buyer contained in this Agreement; provided that, for purposes of this Section 11(b)(iv)(A), if there is a breach of any representation or warranty (after giving effect to any materiality or material adverse effect qualification) then the determination of the Losses upon such breach of any representation or warranty shall be made without regard to any materiality or material adverse effect qualification contained therein;

(B)	any failure of the Phase II Buyer to perform or comply with any of the covenants, agreements or obligations of the Phase II Buyer set forth in this Agreement or in any Related Agreement;

(C)
any Assumed Liability assumed solely by Phase II Buyer (except to the extent Seller has indemnified, or is obligated to indemnify Phase II Buyer hereunder for any matter relating to or arising out of such Assumed Liability); or

(D)	any Liability to any broker or finder retained or alleged to have been retained by the Phase II Buyer in connection with this Agreement or the Transactions.

(v)
Indemnification by Phase III Buyer. Subject to the limitations and other terms and conditions in this Section 11, from and after the Phase I Closing, Phase III Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses to the extent such Losses are based upon, arise out of or are related to:

(A)
a breach of any representation or warranty of Phase III Buyer contained in this Agreement; provided that, for purposes of this Section 11(b)(v)(A), if there is a breach of any representation or warranty (after giving effect to any materiality or material adverse effect qualification) then the determination of the Losses upon such breach of any representation or warranty shall be made without regard to any materiality or material adverse effect qualification contained therein;

(B)	any failure of the Phase III Buyer to perform or comply with any of the covenants, agreements or obligations of the Phase III Buyer set forth in this Agreement or in any Related Agreement;

(C)
any Assumed Liability assumed solely by Phase III Buyer (except to the extent Seller has indemnified, or is obligated to indemnify Phase III Buyer hereunder for any matter relating to or arising out of such Assumed Liability); or

(D)	any Liability to any broker or finder retained or alleged to have been retained by the Phase III Buyer in connection with this Agreement or the Transactions.

(vi)
Indemnification by RE LLC. Subject to the limitations and other terms and conditions in this Section 11, from and after the Phase I Closing, RE LLC agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses to the extent such Losses are based upon, arise out of or are related to:

(A)
a breach of any representation or warranty of RE LLC contained in this Agreement; provided that, for purposes of this Section 11(b)(vi)(A), if there is a breach of any representation or warranty (after giving effect to any materiality or material adverse effect qualification) then the determination of the Losses upon such breach of any representation or warranty shall be made without regard to any materiality or material adverse effect qualification contained therein;

(B)	any failure of the RE LLC to perform or comply with any of the covenants, agreements or obligations of the RE LLC set forth in this Agreement or in any Related Agreement;

(C)
any Assumed Liability assumed solely by RE LLC (except to the extent Seller has indemnified, or is obligated to indemnify RE LLC hereunder for any matter relating to or arising out of such Assumed Liability); or

(D)	any Liability to any broker or finder retained or alleged to have been retained by the RE LLC in connection with this Agreement or the Transactions.

(vii)
Indemnification by the Seller. Subject to the limitations and other terms and conditions in this Section 11, from and after the Phase I Closing the Seller agrees to indemnify, defend and hold harmless the Buyer Group, Ethanex Sutherland, Ethanex, other Affiliates of Ethanex and each of their respective officers, directors, employees, members, stockholders, partners, agents, representatives, manager and controlling Persons (the “Buyer Indemnified Parties”), from and against any and all Losses to the extent such Losses are based upon, arise out of or are related to:

(A)
a breach of any representation or warranty of the Seller contained in this Agreement; provided that, for purposes of this Section 11(b)(vii)(A), if there is a breach of any representation or warranty (after giving effect to any materiality or Material Adverse Effect qualification) then the determination of the Losses upon such breach of any representation or warranty shall be made without regard to any materiality or Material Adverse Effect qualification contained therein;

(B)	any failure of the Seller to perform or comply with any of the covenants, agreements or obligations of the Seller contained in this Agreement or in any Related Agreement;

(C)	any Excluded Liability;

(D)	any Recoverable Costs; and,

(E)	any Phase I Funded Debt, Owned Real Property Funded Debt, Phase II Funded Debt or Phase III Funded Debt.

(c)	Assertion of Claims; Notice of and Right to Defend Third Party Claims.

(i)
If any third party notifies any party (the “Indemnitee”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other party (the “Indemnitor”) under Section 11(b), then the Indemnitee shall promptly notify the Indemnitor thereof in writing; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is thereby prejudiced.

(ii)
Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnitee so long as (i) the Indemnitor assumes such defense on a timely basis, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves money damages only and does not seek an injunction, and (iv) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently.

(iii)
So long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 11(c)(ii) above, (i) the Indemnitee may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, provided that if the defendants in any Third Party Claim include both the Indemnitor and the Indemnitee, and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are inconsistent with those defenses available to the Indemnitor, or if there is a conflict of interest that would prevent counsel for the Indemnitor from also representing the Indemnitee, then the Indemnitee shall have the right to engage a single separate counsel at the cost and expense of the Indemnitor, (ii) the Indemnitee will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnitor will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed) unless such settlement involves only the payment of money damages by the Indemnitor and does not impose an injunction or other equitable relief upon the Indemnitee. If the Indemnitor does not timely assume and conduct the defense of the Third-Party Claim, or at any time ceases to do so, then the Indemnitee may thereafter assume the defense of the Third-Party Claim with a single counsel of his, her or its choice at the cost and expense of the Indemnitor.

(iv)
Any claim by an Indemnitee on account of a Loss that does not result from a Third-Party Claim will be asserted by giving the Indemnitor reasonably prompt written notice thereof, describing such claim with reasonable particularity and containing a reference to the provision(s) of this Agreement under which such claim has arisen; provided, that the failure of an Indemnitee to so notify promptly any Indemnitor shall not relieve such Indemnitor from any Liability which it may have to the Indemnitee in connection therewith, unless (and then solely to the extent) such Indemnitor actually has been prejudiced by such failure to give notice. The Indemnitor will have a period of 60 days following its receipt of such notice within which to respond in writing to such claim. If the Indemnitor does not so respond within such 60 day period, the Indemnitor will be deemed to have accepted such claim and the Indemnitor shall thereafter promptly pay to the Indemnitee the amount of Losses claimed. If the Indemnitor responds within such 60-day period and objects to the claim, the Indemnitor and the Indemnitee shall thereafter seek in good faith to negotiate a mutually acceptable resolution of such claim for a period of thirty (30) days thereafter. If the claims is not finally resolved by the end of such 30-day period, the Indemnitee will thereafter be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(d)	Limitations on Liability.

(i)
(A) Neither Ethanex, Ethanex Sutherland, nor the members of the Buyer Group shall have any liability for Losses under Section 11(b)(i)(A), Section 11(b)(ii)(A), Section 11(b)(iii)(A), Section 11(b)(iv)(A), Section 11(b)(v)(A), or Section 11(b)(vi)(A) and the Seller Indemnified Parties shall not have the right to seek indemnification under Section 11(b)(i)(A), Section 11(b)(ii)(A), Section 11(b)(iii)(A), Section 11(b)(iv)(A), Section 11(b)(v)(A) or Section 11(b)(vi)(A), until the aggregate amount of the Losses incurred by the Seller Indemnified Parties exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Minimum Loss”), and

(B) Seller shall not have any liability for Losses under Section 11(b)(vii)(A), and the Buyer Indemnified Parties shall not have the right to seek indemnification under Section 11(b)(vii)(A), until the aggregate amount of the Losses incurred by the Buyer Indemnified Parties exceeds the Minimum Loss;

provided that the Minimum Loss shall not apply to any Losses (and there shall be first-dollar liability) resulting from any breach of or misrepresentation under the Core Representations or any of Section 5(b)(xiv). After the Minimum Loss is exceeded, the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification for the entire amount of their respective Losses in excess of the Minimum Loss, subject to the other imitations on recovery and recourse set forth in this Article 11.

(ii)
The aggregate liability of (x) Seller, on the one hand, and (y) collectively, Ethanex, Ethanex Sutherland and the Buyer Group, on the other, for all Losses under Section 11(b)(i)(A), Section 11(b)(ii)(A), Section 11(b)(iii)(A), Section 11(b)(iv)(A), Section 11(b)(v)(A), Section 11(b)(vi)(A), or Section 11(b)(vii)(A), as applicable, shall not exceed ten percent (10%) of the aggregate Cash Consideration paid to Seller pursuant to Section 4(b)(i) (the “Cap”) except that the aggregate liability of Seller under Section 11(b)(vii)(A) for Losses in respect of breaches of the representations and warranties set forth in Section 5(b)(xiv) shall not exceed the Purchase Price.

(iii)
The limitations set forth in Section 11(d) or elsewhere in this Article 11 shall not apply to any breach of or misrepresentation under a Core Representation, to any claim for fraud or intentional misrepresentation or to the adjustments to the Purchase Price specified in Article 4.

(iv)
Notwithstanding anything herein to the contrary, after the eighteen-month anniversary of the last to occur of the Phase I Closing, the Phase II Closing and the Phase III Closing (x) no Buyer Indemnified Party shall be able to seek indemnification from Seller for Losses related to Sections 11(b)(vii)(B), (C), (D) or (E) and (y) no Seller Indemnified Party shall be able to seek indemnification from Ethanex, Ethanex Sutherland or the Buyer Group for Losses related to Sections 11(b)(i)(B), (C), or (D); 11(b)(ii)(B), (C), or (D); 11(b)(iii)(B), (C), or (D); 11(b)(iv)(B), (C), or (D); or 11(b)(v)(B), (C), or (D); or 11(b)(vi)(B), (C), or (D); provided, that (i) the written assertion of any claim by a party against another party hereunder with respect to any alleged or actual Losses resulting from the foregoing or of a series of facts which would support such Losses that has been made, or (ii) the existence of any claim that has already been made and has not been finally determined (pursuant to a non-appealable order), in each case, prior to of on the date that is the eighteenth-month anniversary of the last to occur of the Phase I Closing, the Phase II Closing and the Phase III Closing, shall extend the eighteen-month period set forth in this Section 11(d)(iv) through the date on which such claim is conclusively resolved.

(v)
To the extent that the indemnified party recognizes Tax Benefits (as defined below) with respect to any taxable year as a result of any claim, the indemnified party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the indemnifying party with respect to such claim) to the indemnifying party as such Tax Benefits are actually recognized by the indemnified party. For this purpose, an indemnified party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the indemnified party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to the claim, exceeds the indemnified party’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to the claim (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(vi)	Any payment pursuant to this Article 11 shall be treated as an adjustment to the Purchase Price.

(e) Collection. During the Escrow Period, if the Buyer Group, Ethanex Sutherland or Ethanex suffers any Loss for which any of them is entitled to indemnification pursuant to this Article 11, such entity shall be required to (i) first, apply such Loss against the Indemnity Escrow Account, (ii) second, off-set such Loss against any amount outstanding and due to the Seller pursuant to this Agreement or any other Related Agreement (other than the Purchase Price); (iii) third, proceed against the Seller directly for such Losses and to the extent Seller has not satisfied in full the amount of the Loss as of an applicable Closing Date, deduct such Loss from the Purchase Price due on such Closing Date in accordance with the provisions of Section 4(b); and (iv) fourth, to the extent the sources set forth in subclauses (i) through (iii) in this sentence have been fully exhausted, again proceed against the Seller directly (subject to the limitations set forth in this Article 11).

(f) Exclusive Remedy. Notwithstanding any provision hereof, the parties agree that (a) from and after the Phase I Closing, with respect to the Transactions completed at the Phase I Closing; (b) from and after the Phase II Closing, with respect to the Transactions completed at the Phase I Closing and the Phase II Closing; and (c) from and after the Phase III Closing, with respect to the Transactions, subject to the additional indemnity in Article 26, the indemnification provisions set forth in this Article 11 shall be the exclusive remedy of the parties to this Agreement and their respective Affiliates, except with respect to claims for fraud or intentional misrepresentation (as to which this Agreement shall impose no limitations or restrictions). For the purpose of avoiding doubt, if the Phase II Closing and/or the Phase III Closing does not occur under circumstances governed by Section 12(c), no party shall be entitled to make any claims, or recover for any Losses pursuant to the indemnification provisions of this Article 11 with respect to the failure of either or both of such Closings to occur or the failure of a party to comply with the terms of Section 12(c), and in such event the provisions of Section 12(c) and the other applicable provisions of this Agreement shall govern the rights and obligations of the parties to this Agreement.

(g) No Third Party Beneficiaries. Neither this Section 11 nor any other provision of this Agreement is intended to confer any third party beneficiary rights, including but not limited to any extension of any statute of limitations pertaining to suits, actions or proceedings brought by third parties.

(h) Insurance Proceeds. All Losses recoverable by Seller or the Buyer Group, Ethanex Sutherland or Ethanex shall be net of insurance proceeds actually received by such Person and any amounts such Person actually recovers from third parties. The amount of any Losses shall be reduced to take into account any net Tax savings actually realized by such party arising from the incurrence or payment of any such Losses in the taxable year in which such Losses are incurred or in any preceding taxable year as a result of the use of net operating loss carrybacks. In computing the amount of any such Tax benefit, such party that actually realized such net Tax savings such shall be deemed to recognize all other income gain, loss, deduction, or credit before recognizing any item arising from the incurrence or payment of any indemnified Losses.

12.	TERMINATION

(a)
Termination. Subject to the provisions of Section 12(c) below, this Agreement may be terminated prior to Closing (whether or not before or after the Required Stockholder Approval is obtained) only in accordance with the following:

(i)	at any time by mutual agreement of the Seller and Ethanex;

(ii)
prior to the Phase I Closing Date, by either of the Seller or Ethanex if the Phase I Closing hereunder has not taken place on or before June 1, 2008 (the “Phase I Termination Date”) other than by reason of a material breach or default of any of the covenants or agreements contained in this Agreement or the Related Agreements, (i) by the Seller, if the Seller is seeking to terminate this Agreement or (ii) by the Buyer Group, Ethanex Sutherland, or Ethanex if Ethanex is seeking to terminate this Agreement;

(iii)	by the Seller, at any time, if any of Ethanex, Ethanex Sutherland or any of the Buyers has breached any material representation, warranty or covenant contained in this Agreement in any material respect, such that the conditions to Seller’s obligations to complete the next applicable Closing set forth in Articles 7 or 9 of this Agreement would not be satisfied, Seller has notified Ethanex of the breach, such breach has continued without cure for a period of thirty (30) days following notice of such breach and, as a result of such breach (i) prior to the Phase I Closing the conditions to the Phase I Closing contained in Articles 7 or 9 shall be incapable of being satisfied by the Phase I Termination Date; (ii) prior to the Phase II Closing the conditions to the Phase II Closing contained in Articles 7 or 9 shall be incapable of being satisfied by the Phase II Deadline (as may be extended by Ethanex pursuant to Section 7(j)); or (iii) prior to the Phase III Closing the conditions to the Phase III Closing contained in Articles 7 and 9 shall be incapable of being satisfied by the Phase III Deadline (as may be extended by Ethanex pursuant to Section 7(k); provided that the Seller is not then also in breach of any material representations, warranties or covenants in any material respect.

(iv)
by Ethanex, at any time, if Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, such that the conditions to the obligation of Ethanex, Ethanex Sutherland and the Buyers to complete the next applicable Closing set forth in Articles 7 or 10 of this Agreement would not be satisfied, Ethanex has notified Seller of the breach, such breach has continued without cure for a period of thirty (30) days following notice of such breach and, as a result of such breach (i) prior to the Phase I Closing the conditions to the Phase I Closing contained in Articles 7 or 10 shall be incapable of being satisfied by the Phase I Termination Date; (ii) prior to the Phase II Closing the conditions to the Phase II Closing contained in Articles 7 or 10 shall be incapable of being satisfied by the Phase II Deadline (as may be extended by Ethanex pursuant to Section 7(j)); or (iii) prior to the Phase III Closing the conditions to the Phase III Closing contained in Articles 7 or 9 shall be incapable of being satisfied by the Phase III Deadline (as may be extended by Ethanex pursuant to Section 7(k)); provided that neither Ethanex, Ethanex Sutherland, nor any of the Buyers is then also in breach of any material representations, warranties or covenants in any material respect.

(v)
prior to the Phase I Closing Date, by either Ethanex or Seller at any time after the stockholders of Ethanex have voted at the Ethanex Stockholders Meeting and the Required Stockholder Approval is not obtained thereat.

(vi)	prior to the Phase I Closing Date, by either Ethanex or Seller at any time after an Ethanex Recommendation Change (and prior to the rescission or reversal thereof).

(vii)
prior to the Phase I Closing Date, by Seller if Ethanex has not been informed by West LB that a “Successful Syndication” (as such term is defined in paragraph 5 of the Debt Engagement Letter) has occurred by (and including) May 1, 2008.

(viii)
at any time after March 5, 2008, by Seller or Ethanex if, by such date, either (i) Ethanex has not received interim financing of at least $1.5 million or (ii) Ethanex has not entered into a legally binding agreement pursuant to which it will have available to it interim financing of at least $1.5 million and all conditions to the funding of such commitment have not been satisfied; provided, that this termination right may not be exercised after March 10, 2008.

(b) Surviving Obligations. In the event of termination of this Agreement by either Ethanex, on the one hand, or the Seller, on the other hand, pursuant to Section 12(a), (i) prompt written notice thereof shall be given to the other parties, and this Agreement shall terminate, without further action by any of the parties hereto, and (ii) all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 7(a), 12(b), 12(c), 13 and 21, provided that nothing contained in this Section 12(b) shall relieve any party from liability for any willful breach or intentional misrepresentation of any representation, warranty or covenant contained in this Agreement.

(c) Alternative Transaction Upon Financing Failure. Notwithstanding anything to the contrary in this Agreement, if the Phase I Closing occurs and all of the conditions to the Phase II Closing other than the condition in Section 9(c)(iii) are satisfied (or are capable of being satisfied at the Phase II Closing) or if the Phase I Closing and the Phase II Closing have occurred and all of the conditions to the Phase III Closing other than the condition in Section 9(d)(iii) are satisfied (or capable of being satisfied at the Phase III Closing), then (i) the parties shall, upon notice from either Ethanex or Seller, cease to be obligated to complete the Transactions contemplated by the terms of Sections 2(b) and 2(c), as applicable, and such Transactions shall be terminated and the obligations of the parties set forth in Articles 2 and 3 to take the actions that would be required to give effect to those transactions shall also be terminated and (ii) in lieu thereof, the parties hereto shall enter into the JV Agreement consistent with the terms and conditions set forth on Exhibit Q attached hereto and otherwise acceptable to the parties. Upon the release of the JV Agreement from escrow and the negotiation, execution and delivery of any other related agreements that the parties mutually shall determine are necessary, (A) the obligations of the parties to this Agreement shall be deemed fully satisfied and performed in all respects and the parties shall have no further obligations or Liabilities hereunder, except for (1) their respective indemnification obligations under Article 11, (2) their obligations under those of the Related Agreements as shall continue in effect by their terms or as otherwise agreed by the parties thereto and (3) their obligations under the covenants or other agreements set forth in this Agreement that have not then been fully performed and are expressly referenced in the JV Agreement as remaining applicable, and (B) the parties shall thereafter look to the JV Agreement with respect to their respective obligations to complete additional transactions and their additional rights and obligations with respect to the ownership and operation of the business that is the subject of this Agreement and the Related Agreements. The parties acknowledge and agree that if this Section 12(c) applies and Ethanex is unable to obtain the financing needed to complete the Phase II Closing or the Phase III Closing, as applicable (or both), the Seller shall not be entitled to seek money damages or injunctive or other equitable relief (including specific performance of the transactions contemplated by Sections 4(b)(iv), 4(b)(v), but excluding specific performance of the transactions contemplated by this Section 12(c)), and in such event the exclusive rights and obligations of the parties shall be as set forth in this Section 12(c), provided that nothing herein shall be deemed a waiver of, and each party shall retain all rights and remedies with respect to any claim for fraud or intentional misrepresentations.

13.	FEES AND EXPENSES

Except as expressly set forth in this Agreement, each of the Buyer Group, Ethanex Sutherland, and Ethanex, on the one hand, and the Seller, on the other hand, shall be responsible for, and shall pay, their own fees and expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives; provided, however, that if (i) the Phase I Closing shall fail to occur solely because of the failure of the Phase I Financing Condition or (ii) this Agreement shall be terminated by either Ethanex or Seller pursuant to Section 12(a)(v) or (vi), Ethanex shall promptly reimburse Seller for up to One Hundred Fifty Thousand Dollars ($150,000.00) of the expenses set forth on the Seller’s Expense Statement. The “Seller’s Expense Statement” shall mean a detailed listing of the Seller’s reasonable and direct expenses solely incurred in connection with the negotiation of this Agreement and the performance of its obligations with respect to the Phase I Closing, signed by the Seller’s Chief Financial Officer and delivered to Ethanex within five (5) business days following a termination of this Agreement for the failure of the Phase I Financing Condition, which shall be reasonably acceptable to Ethanex in its sole discretion. Seller shall pay 50% and Ethanex shall pay 50% of any and all transfer Taxes, stamp and recording Taxes, sales, use and gross receipts Taxes and other miscellaneous fees or costs associated therewith.

14.	ENTIRE AGREEMENT

The parties hereto agree that this Agreement, including the Schedules, Ethanex Schedules and all Exhibits hereto, and any Related Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior understandings, agreements, writings and deliveries with respect thereto.

15.	PARTIES OBLIGATED AND BENEFITED

Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and except as expressly provided in this Agreement, no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, except that any member of the Buyer Group, Ethanex Sutherland, and Ethanex shall have the right to (a) assign its rights and obligations under this Agreement to any Affiliate without the prior consent of the Seller, so long as the assigning party remains fully liable hereunder as if it remained the responsible party hereto and (b) collaterally assign this Agreement to any sources of financing solely to secure such party’s obligation in connection with the Transactions.

16.	NOTICES

All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered in person or mailed by first class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by facsimile, in either case, with receipt confirmed, addressed as follows:

If to Seller:	3610 Dodge Street, Suite 212 Omaha, NE 68131 Telephone: (402) 342-9500 Fax: (402) 345-1233 Attention: Penny S. Thelen James Jandrian, CPA

With a copy (which shall not constitute notice) to:	McGrath North Mullin & Kratz, PC LLO First National Tower, Suite 3700 1601 Dodge Street Omaha, NE 68102 Telephone: (402) 341-3070 Fax: (402) 341-0216 Attention: Roger Wells, Esq.

If to the Buyer Group:	14500 Parallel Road, Suite A Basehor, KS 66007 Telephone: (917) 721-5800 Telecopy: (917) 721-5801 Attention: Albert W. Knapp, III

With a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 655 15th Street, NW, Suite 1200 Washington, DC 20005 Telephone: (202) 879-5000 Fax: (202) 879-5200 Attention: Mark D. Director, Esq.

or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section 16. Notices and other communications provided in accordance with this Section 16 shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication.

17.	AMENDMENTS AND WAIVERS

Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Seller and Ethanex. Any amendment or waiver effected in accordance with this Section 17 shall be binding upon all parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

18.	SEVERABILITY

If any provision of this Agreement shall be determined by a court or other tribunal of competent jurisdiction to be invalid, inoperative or unenforceable because of the conflict of such provision with any constitution, statute, common law principle, rule of public policy or for any other reason, such circumstance shall have no effect or render any other provision or provisions contained herein invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

19.	SECTION HEADINGS AND TERMS

The section headings in this Agreement are for convenience and reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.	COUNTERPARTS

This Agreement may be executed in two or more counterparts (including by facsimile or electronic mail), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts that together contain the signatures of each party hereto shall have been delivered to the Seller, Ethanex, Ethanex Sutherland, and the Buyer Group.

21.	GOVERNING LAW; CONSENT TO JURISDICTION

The internal law, without regard for conflicts of laws principles, of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Each party submits itself to the exclusive personal jurisdiction of (A) the courts of the State of Delaware located in the City of Wilmington; and (B) the United States District Court for the District of Delaware with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute

22.	SPECIFIC PERFORMANCE

Except as otherwise provided in Section 12(c), the parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by any of the parties hereto and, to the extent permitted by applicable Legal Requirements, each party hereof waives any objection to the imposition of such relief. Any such specific or equitable relief granted shall not be exclusive and an Indemnitee shall also be entitled to seek indemnification to the extent permitted by Article 11.

23.	FURTHER ASSURANCES

Each party hereto shall execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the Transactions or the intentions of the parties with respect thereto.

24.	CONSTRUCTION

In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by any party hereto.

25.	WAIVER OF JURY TRIAL

EACH OF THE BUYER GROUP, ETHANEX SUTHERLAND, ETHANEX AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

26.	BULK SALES

Ethanex hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Notwithstanding any such waiver, Seller agrees to indemnify Ethanex, Ethanex Sutherland, and the Buyer Group and their respective Affiliates against all liability, damage or expense which any of them may suffer due to the failure to so comply or to provide notice required by any such law.

27.	INSURANCE

Each of Ethanex, the Buyer Group and Ethanex Sutherland acknowledges that the Purchased Assets are covered by certain insurance policies and insurable risk programs which have been made available by Seller or its Affiliates. As of (i) with respect to the Phase I Assets, on the Phase I Closing Date, (ii) with respect to the Phase II Assets, the Phase II Closing Date, and (iii) with respect to the Phase III Assets, the Phase III Closing Date, such coverages shall no longer apply, Buyer shall have no rights with respect to such coverages, policies or programs, and Buyer will be responsible for implementing its own insurance policies and programs in respect to the Business and the Phase I Assets, the Phase II and Phase III Assets, as the case may be. All such policies and programs, and all rights and claims relating thereto, shall be retained by Seller and its Affiliates.

*** End of Page. Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their duly authorized representatives on the day and year first above written.

MIDWEST RENEWABLE ENERGY LLC

By:	/s/ James G. Jandrain
Name: James G. Jandrain
Title: Chairman of the Board

ETHANEX SUTHERLAND, LLC

By:	/s/ Bryan J. Sherbacow
Name: Bryan J. Sherbacow
Title: Chief Operating Officer

ETHANEX PHASE I, LLC

By:	/s/ Bryan J. Sherbacow
Name: Bryan J. Sherbacow
Title: Chief Operating Officer

ETHANEX PHASE II, LLC

By:	/s/ Bryan J. Sherbacow
Name: Bryan J. Sherbacow
Title: Chief Operating Officer

ETHANEX PHASE III, LLC

By:	/s/ Bryan J. Sherbacow
Name: Bryan J. Sherbacow
Title: Chief Operating Officer

ETHANEX SUTHERLAND LAND, LLC

By:	/s/ Bryan J. Sherbacow
Name: Bryan J. Sherbacow
Title: Chief Operating Officer

Signature Page to the Asset Purchase Agreement

ETHANEX ENERGY, INC.

By:	/s/ Bryan J. Sherbacow
Name: Bryan J. Sherbacow
Title: Chief Operating Officer

Signature Page to the Asset Purchase Agreement

FINAL

Exhibit N
to the Asset Purchase Agreement

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of the Effective Date by and among Ethanex Energy, Inc., a Nevada corporation (the “Company”) and Midwest Renewable Energy, LLC (”MRE”). Capitalized terms used but not otherwise defined herein are defined in Section 10 hereof.

WHEREAS, pursuant to an Asset Purchase Agreement, dated [ ], 2008 (the “APA”), among the Company, MRE, Ethanex Phase I, LLC (”Phase I LLC”), Ethanex Phase II, LLC (“Phase II LLC”), Ethanex Phase III, LLC (“Phase III LLC”), Ethanex Sutherland Land, LLC (“Land LLC”), and Ethanex Sutherland, LLC, (i) on the Phase I Closing Date MRE sold (a) the Owned Real Property to Land LLC and (b) the Phase I Assets to Phase I LLC; (ii) on the Phase II Closing Date, MRE sold the Phase II Assets to Phase II LLC and (iii) on the Phase III Closing Date, MRE will sell to Phase III LLC the Phase III Assets unless the APA is terminated in accordance with Section 12(c) thereof.

WHEREAS, as partial consideration for the Phase II Assets and the Phase III Assets, the Company has issued to MRE the Phase II Stock Consideration.

WHEREAS, as partial consideration for the Residual Assets, on the Phase III Closing Date, the Company shall issue to MRE the Phase III Stock Consideration (and together with the Phase II Stock Consideration, the “Shares” it being understood, however, that the term “Shares” shall not include the Phase III Stock Consideration if the APA is terminated pursuant to Section 12(c) thereof prior to the Phase III Closing Date).

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.  Restrictions on Transfer.

MRE agrees that, prior to the six-month anniversary of (i) the Phase II Closing, with respect to the Phase II Stock Consideration and (ii) the Phase III Closing, with respect to the Phase III Stock Consideration, it will not, directly or indirectly, sell, transfer or otherwise dispose of any interest in (“Transfer”) the Shares, provided that MRE may Transfer Shares pursuant to any tender offer or exchange offer that is recommended by the Board of Directors of the Company (“Board”). After the six-month anniversary of (i) the Phase II Closing, with respect to the Phase II Stock Consideration, and (ii) the Phase III Closing, with respect to the Phase III Stock Consideration, and for the remaining term of this Agreement, MRE may Transfer any interest in the Shares, provided, that (x) such Transfer, unless it is made in a registered public offering or pursuant to a tender or exchange offer to the Company’s stockholders, is not knowingly made to any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring all of MRE’s Shares in the acquisition or that would, after giving effect to its acquisition of such Shares, beneficially own or have the right to acquire more than 4.9% of the Company’s common stock then outstanding, unless such person or group has entered into a standstill agreement with the Company containing terms and conditions substantially equivalent to those in this Agreement (it being understood that MRE has no duty to inquire as to the beneficial ownership of any such person or group when MRE sells the Shares in a transaction on an exchange on which the Shares are listed at the time), and (y) (i) such Transfer is pursuant to an effective registration statement under the Securities Act, (ii) such Transfer is made after the termination of sale restrictions pursuant to Rule 144 of the Securities Act or any successor to such rule or (iii) MRE shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is exempt from the provisions of Section 5 of the Securities Act.

2.  Standstill Provisions

(a)  Restrictions.  MRE agrees that, during the term of this Agreement, without the Company’s prior written consent, MRE will not:

(i)  acquire, announce an intention to acquire, or offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any of the Company’s common or preferred stock or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any of the Company’s common stock or preferred stock (collectively, the “Securities”), if (x) MRE owns at such time more than 4.9% of the Company’s outstanding securities (on an as converted to common stock basis) or (y) immediately after any such acquisition, MRE would beneficially own, in the aggregate, Securities representing more than 4.9% of the Company’s outstanding securities (on an as converted to common stock basis);

(ii)  seek representation on the Board or the removal of any of the Company’s directors or a change in the composition or size of the Board;

(iii)  make any statement or proposal, whether written or oral, to the Board of the Company, or to any director, officer or agent of the Company, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or any other transaction which could result in a change of control, solicit or encourage any person to make such a proposal, or take any action which might require the Company to make a public announcement regarding the possibility of any transaction referred to in this Section 2(iii) or similar transaction or advise, assist or encourage any other person in connection with the foregoing;

(iv)  make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Exchange Act) to vote any Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Securities, initiate or propose any shareholder proposal or induce or attempt to induce any other person to initiate any shareholder proposal;

(v)  deposit any Securities into a voting trust or subject any Securities to any arrangement or agreement with respect to the voting of any Securities other than this Agreement;

(vi)  form, join or in any way participate in a “group” (with the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Securities, other than a group which MRE is a member of as of the date hereof;

(vii)  otherwise act, alone or in concert with others, to seek to exercise any control or influence over the management, Board or policies of the Company;

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(viii)   make a public request to the Company (or its directors, officers, shareholders, employees or agents) to take any action in respect of the foregoing matters, or

(ix)  disclose any intention, plan or arrangement inconsistent with the foregoing.

3.  Piggyback Registrations.

(a)  Right to Piggyback. After the one-year anniversary of the Phase II Closing Date, with respect to the Phase II Stock Consideration, and of the Phase III Closing Date, with respect to the Phase III Closing Date, whenever the Company proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of the Shares (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of the Shares of its intention to effect such a registration and shall, subject to the provisions of Sections 3(c) and (d) below, include in such registration all Shares with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company’s notice. Notwithstanding anything to the contrary contained herein, the Company may determine not to proceed with a registration that is the subject of such notice.

(b)  Piggyback Expenses. The Registration Expenses of the holders of the Shares shall be paid by the Company in all Piggyback Registrations.

(c)  Priority on Primary Registrations1. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration the number which can be so sold in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the shares requested to be included in such registration pursuant to any registration rights agreements outstanding as of the Phase I Closing , (iii)third, the Shares requested to be included in such registration (pro rata among the holders of such Shares on the basis of the number of shares of the Company’s common stock owned by each such holder), and (iv) fourth, other securities requested to be included in such registration.

(d)  Priority on Secondary Registrations2. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Company shall include in such registration the number which can be so sold in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration and the Shares requested to be included in such registration, pro rata among the holders of any such securities on the basis of the number of securities so requested to be included therein owned by each such holder, and (ii) second, other securities requested to be included in such registration.

(e)  Selection of Underwriters. If any Piggyback Registration is a primary registration of an underwritten offering for the Company, the Company will have the sole right to select the investment banker(s) and manager(s) for the offering.

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1 Subject to approval by Ethanex’s financing sources.

2 Subject to approval by Ethanex’s financing sources.

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4.  [Reserved]

5.  Lockup Agreement.  MRE shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during (i) with respect to any underwritten primary or secondary registration or any underwritten Piggyback Registration in which Shares are included, the seven days prior to and the 90-day period beginning on the effective date of such registration, and (ii) upon notice from the Company of the commencement of an underwritten distribution in connection with any Shelf Registration, the seven days prior to and the 90-day period beginning on the date of commencement of such distribution, in each case except as part of such underwritten registration, and in each case unless the underwriters managing the registered public offering otherwise agree. MRE agrees to execute a customary lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that the Company’s underwriters in any relevant offering shall be third party beneficiaries of this Section 5.

6.  Registration Procedures. Whenever the Company initiates a registration of securities that includes Shares pursuant to the terms of this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably possible:

(a)   prepare and file with the SEC a registration statement with respect to such Shares and use its commercially reasonable efforts to cause such registration statement to become effective; provided that a reasonable time before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by MRE copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel;

(b)   notify each holder of Shares of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 90 days or any longer period required by the terms of any agreement pursuant to which the applicable registration statement was initiated (or, if sooner, until all Shares have been sold under such Registration Statement) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)   furnish to MRE such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Shares owned by MRE;

(d)   use its commercially reasonable efforts (i) to register or qualify such Shares under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect, and (iii) to do any and all other acts and things which may be reasonably necessary or advisable to enable MRE to consummate the disposition in such jurisdictions of the Shares owned by it (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

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(e)   notify MRE (i) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, (A) upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of MRE, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (B) as soon as the Company becomes aware of any request by the SEC or any Federal or state governmental authority for amendments or supplements to a registration statement or related prospectus covering Shares or for additional information relating thereto, (C) as soon as the Company becomes aware of the issuance or threatened issuance by the SEC of any stop order suspending or threatening to suspend the effectiveness of a registration statement covering the Shares or (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Share for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (ii) when each registration statement or any amendment thereto has been filed with the SEC and when each registration statement or any post-effective amendment thereto has become effective;

(f)   cause all such Shares (i) to be included for listing or quotation on the same primary exchange or recognized trading or quotation system (such as the NASD OTC Bulletin Board) as the Company’s publicly traded common stock, and (ii) to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Shares;

(g)   provide and cause to be maintained a transfer agent and registrar for all such Shares from and after the effective date of such registration statement; and

(h)   enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as MRE or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Shares (including effecting a stock split, a combination of shares, or other recapitalization).

7.  Registration Expenses. All expenses incurred by the Company in complying with its obligations under this Agreement shall be paid by the Company, except that the Company shall not be liable for any fees, discounts or commissions to any underwriter or any fees or disbursements of counsel for MRE, in either case in respect of the Shares sold by MRE.

8.  Indemnification; Contribution.

(a)   The Company agrees to indemnify, to the extent permitted by law, MRE, its officers, directors, employees, agents and Affiliates and each Person that controls (within the meaning of the Securities Act) MRE against all losses, claims, damages, liabilities and expenses, including attorneys’ fees and disbursements and expenses of investigation, resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or violation or alleged violation by the Company of the Securities Act, the Exchange Act, any applicable state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any applicable state securities law, except insofar as the same are caused by or contained in any information furnished in writing to the Company by MRE expressly for use therein or by MRE’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto.

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(b)   In connection with any registration statement in which MRE is participating, MRE shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers, employees, agents and Affiliates and each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any writing furnished by MRE for use in such registration statement, prospectus or preliminary prospectus or any amendment or supplement thereto.

(c)   Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment (x) a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or (y) such indemnified party has one or more defenses to such claim that are not available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not settle such claim unless the indemnified party is released and discharged of any liability and the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

9.  Participation in Underwritten Registrations.

(a)  No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

10.  Black-Out Periods.

(a)  Notwithstanding anything to the contrary in this Agreement, at any time after the filing of a registration statement contemplated herein, the Company, by written notice to MRE (a “Suspension Notice”), may direct MRE to suspend sales of the Shares pursuant to a registration statement for such times as the Company reasonably may determine is necessary and advisable if any of the following events shall occur: (1) a majority of the Board of Directors of the Company shall have determined in good faith that (A) the offer or sale of any Shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization or other significant transaction involving the Company or (B) after the advice of counsel, the sale of Shares pursuant to the registration statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law; or (2) a majority of the Board of Directors of the Company shall have determined in good faith, after the advice of counsel, that the Company is required by law, rule or regulation or that it is in the best interests of the Company to supplement the registration statement or file a post-effective amendment to the registration statement in order to incorporate information into the registration statement for the purpose of (A) including in the registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (B) reflecting in the prospectus included in the registration statement any facts or events arising after the effective date of the registration statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (C) including in the prospectus included in the registration statement any material information with respect to the plan of distribution not disclosed in the registration statement or any material change to such information. Any period in which the use of the registration statement has been suspended in accordance with this Section 10(a) is sometimes referred to herein as a “Blackout Period.” Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the registration statement to become effective or to promptly amend or supplement the registration statement on a post-effective basis or to take such other action as is necessary to permit resumed use of the registration statement, so as to permit MRE to resume sales of the Shares as soon as possible.

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(b)  MRE shall not effect any sales of the Shares pursuant to such registration statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). If so directed by the Company, MRE will deliver to the Company all copies (other than permanent file copies) then in MRE’s possession of the prospectus covering the Shares at the time of receipt of the Suspension Notice. MRE may recommence effecting sales of the Shares pursuant to the registration statement (or such filings) following its receipt of further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to MRE in the manner described above promptly following the conclusion of any Suspension Event and its effect.

11.  Effective Time. This Agreement shall be effective as of the date hereof.

12.  Definitions.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person and any direct or indirect partner or member of a Person which is a partnership or limited liability company.

“Agreement” has the meaning specified in the preamble hereto.

“Board” means the board of directors of the Company.

“Company” has the meaning specified in the preamble hereto.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Owned Real Property” shall have the meaning given such term in the APA.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Phase I Assets” shall have the meaning given such term in the APA.

“Phase I Closing Date” shall have the meaning given such term in the APA.

“Phase II Assets” shall have the meaning given such term in the APA.

“Phase II Closing Date” shall have the meaning given such term in the APA.

“Phase III Closing Date” shall have the meaning given such term in the APA.

“Piggyback Registration” has the meaning specified in Section 3(a).

“Shares” has the meaning specified in the recitals.

“Registration Expenses” has the meaning specified in Section 8(a).

“Residual Assets” shall have the meaning given such term in the APA.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“SEC” means the United States Securities and Exchange Commission or any successor governmental agency.

“Shelf Registration” means registration under the Securities Act of all or a portion of the Shares on Form S-3 (or any successor form) in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the gains or losses of such limited liability company, partnership, association or other business entity or shall be or control (or have the power to control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.

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13.  Amendment, Modification and Waivers; Further Assurances

(a)  Amendment. This Agreement may be amended with the consent of the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent of MRE to such amendment, action or omission to act; provided that if any such amendment or waiver is to a provision in this Agreement that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment or waiver shall not be effective unless such specific vote is obtained with respect to such amendment or waiver.

(b)  Effect of Waiver. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

(c)  Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

14.  Miscellaneous.

(a)  No Inconsistent Agreements. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not, in any way, limit the Company’s right to grant registration rights, or other similar rights, to equity investors who participate in financing the transactions contemplated by the APA; provided, however, other than such rights granted to such equity investors, the Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Shares in this Agreement.. Moreover, the parties hereto acknowledge and agree that the rights granted to such equity investors do not violate the terms of this Agreement.

(b)  Adjustments Affecting Shares. The Company shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of MRE to include such Shares in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Shares in any such registration (including effecting a stock split or a combination of shares).

(c)  Remedies; Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it and contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder.

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(d)  Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including any trustee in bankruptcy) whether so expressed or not. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated without the prior written consent of the other party.

(e)  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(f)  Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic mail), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(g)  Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. References to sections are to sections of this Agreement unless otherwise stated. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include”, “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation”. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(h)  Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of [______], without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of [____]or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of [______]. In furtherance of the foregoing, the internal law of the State of [______] shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(i)  Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) faxed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if faxed before 5:00 p.m. New York, New York time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the address set forth below and to any holder of Shares at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. The Company’s address is:

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14500 Parallel Road, Suite A
Basehor, KS 66007

Attn:	Albert W. Knapp, III
Telephone:	(917) 721-5800
Facsimile:	(917) 721-5801

with a copy to:
_______________
_______________
Attn:______________
Facsimile: ____________

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

(j)  Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(k)  Waiver of Jury Trial. Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11(K) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

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(l)  Arm’s Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

(m)  Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that (a) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (b) it has been fully advised and represented by, or has had the opportunity to retain, legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

15.  Rule 144. The Company will use its commercially reasonable best efforts to timely file all reports required to be filed by the Company after the date hereof under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and if the Company is not a reporting company, for a period of that shall end on the first to occur of (i) the two-year anniversary of the date the Company became a non-reporting company and (ii) the date that MRE is no longer an “affiliate” for purposes of Rule 144, it will make publicly available in accordance with Rule 144(c) such information as is required for MRE to sell Shares under Rule 144.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date first written above.

ETHANEX ENERGY, INC.

__________________________________________

By:
Its:

MIDWEST RENEWABLE ENERGY, LLC.

__________________________________________

By:
Its:

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Final

Exhibit Q
to the Asset Purchase Agreement

SUMMARY OF PRINCIPAL TERMS OF JOINT VENTURE AGREEMENT

All defined terms used but not defined herein shall have the meanings given such terms in the Asset Purchase Agreement (“Agreement”) to which this Exhibit Q is attached.

Ethanex Sutherland LLC:
Ethanex Sutherland LLC (“Sutherland”) is a Delaware limited liability company formed by Ethanex Energy, Inc. (“Ethanex”). Sutherland will be treated as a partnership for U.S. federal income tax purposes.

Sutherland is a wholly owned subsidiary of Ethanex. Sutherland has four wholly owned subsidiaries - Ethanex Sutherland Land, LLC, Ethanex Phase I LLC, Ethanex Phase II LLC and Ethanex Phase III LLC.

Formation of JV upon Termination of Agreement:
Upon the occurrence of a termination of the Agreement pursuant to Section 11(c) of the Agreement because of (i) the failure of the Phase II Closing to occur (the “Phase II Closing Failure”) or (ii) the failure of the Phase III Closing to occur (the “Phase III Closing Failure”):

•  first, Midwest Renewable Energy, LLC (“MRE”) will form a wholly owned limited liability company (“MRE JV LLC”) and will contribute, if a Phase II Closing Failure occurs, the Phase II Assets, the Phase III Assets, the Residual Purchased Assets, the Phase II Assumed Liabilities, and the Phase III Liabilities to MRE JV LLC (the “Phase II Asset Contribution”), or, if a Phase III Closing Failure occurs, the Residual Purchased Assets (the “Phase III Asset Contribution”);

•  second, MRE shall assign to MRE JV LLC, and MRE JV LLC shall assume, the Phase II Funded Debt and the Phase III Funded Debt (the “Assumption,” and together with the Phase II Asset Contribution, the “Phase II Contribution” and together with the Phase III Asset Contribution, the “Phase III Contribution”);

•  third, Ethanex shall cause the operating agreement of Sutherland to be amended and restated to (a) divide the equity capital of Sutherland into two classes of units of limited liability company interests (“Units”), which shall consist of Class A Units (“Class A Units”) and Class B Units (“Class B Units”) and (b) otherwise to reflect the provisions of this term sheet and be in form and substance reasonably acceptable to Ethanex and MRE

•  fourth, the units of Sutherland owned by Ethanex will be converted into Class A Units;

•  fifth, MRE will contribute 100% of the units of MRE JV LLC to Sutherland in exchange for Class B Units.

Holders of Units are referred to herein each as a “Member” and collectively as the “Members”.

Capitalization:
Following a Phase II Closing Failure:

1. the value of the Class A Units shall be equal to (i) $50,000,000, plus (ii) the capital cost of the construction and implementation (determined in accordance with GAAP, excluding indirect overhead allocations) of the fractionation process, which shall be completed prior to or in connection with the Completion of the Phase II Plan (the “Fractionation Cost”),[1] minus (iii) the Ethanex Debt;[2]

2. the value of the Class B Units shall be equal to the value of the MRE JV LLC units, which shall be equal to (i) $93,500,000.00,[3] plus (ii) the Book Value of the Phase III Assets (net of attributable debt) contributed to MRE JV LLC as of the date of the LLC Agreement (such assets being referred to as the “Initial Phase III Asset Credit”), minus (iii) the Phase II Funded Debt. “Book Value” shall mean the costs as recorded on the books and records of MRE (or MRE JV LLC) in accordance with GAAP;

3. after the Completion of the Phase III Plan, a number of additional Class B Units shall be issued to MRE having a value equal to (i) $93,500,000.00,[4] minus (ii) Initial Phase III Asset Credit, minus (iii) the Phase III Funded Debt; and

4. at such time that the facility is operating on fractionated corn, an additional number of Class A Units will be issued to Ethanex having a value equal to the product of (i) $2.00 multiplied by (ii) the Increased Capacity[5].

Following a Phase III Closing Failure:

1. the value of the Class A Units shall be equal to (i) $135,000,000, plus (ii) the Fractionation Cost, minus (iii) the Ethanex Debt; and

2. the value of the Class B Units shall be equal to the value of the MRE JV LLC units, which shall be equal to (i) $93,500,000.00,[6]minus (iii) the Phase III Funded Debt.

____________________
[1]	The LLC Agreement will contain provisions to address the consequences of the fractionation process not being in place at the Phase II Closing Date.

[2]	“Ethanex Debt” shall mean the consolidated debt of each of Sutherland, Phase I Buyer, Phase II Buyer, if applicable, and RE LLC.

[3]	This number is $85m (the Phase II purchase price) plus a 10% penalty.

[4]	This number is $85m (the Phase III purchase price) plus a 10% penalty.

[5]
“Increased Capacity” shall mean an amount equal to the number of gallons by which each of Phase II and Phase III are producing over 42.5 million gallons. Currently, MRE must deliver Phase II at a per year 42.5-million gallon capacity, and Phase III at a per year 42.5-million gallon capacity. Ethanex expects, with the addition of fractionation, that the Phase II will be a 54-million gallon facility and Phase III will be a 52-million gallon facility. Thus, the Increased Capacity would be 21 million gallons.

[6]	This number is $85m (the Phase III purchase price) plus a 10% penalty.

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Adjustments to Units:
1. In the event that the Fractionation Plant does not demonstrate the capacity to fractionate 48 million bushels of corn, Ethanex shall give back to Sutherland, to be returned to treasury Units, a number of Class A Units equal to the quotient of (i) an amount equal to the product of (a) the actual capacity to fractionate corn subtracted from 48 million number of bushels of corn actually produced multiplied by 2.58 (b) multiplied by $2.00, divided by (ii) the value per Class A Unit as determined by the calculation set forth in “Capitalization.”

2. In the event that the Fractionation Plant does not demonstrate the capacity to expel corn oil at a rate of 19,200 tons per year, Ethanex shall give back to Sutherland, to be returned to treasury Units, a number of Class A Units equal to (i) the product of (x) 19,200 minus the demonstrated expulsion rate (y) multiplied by 850, divided by (ii) the value per Class A Unit as determined by the calculation set forth in “Capitalization.”

3. At such time that the facility is operating on fractionated corn, an additional number of Class A Units will be issued to Ethanex having a value equal to the product of (i) $2.00 multiplied by (ii) the Increased Capacity.

4. In the event that the Phase III Plan is not complete by the Phase III Completion Date, MRE shall give back to Sutherland, to be returned to treasury Units, a number of Class B Units equal to the quotient of (i) the amount of any adjustment as determined in accordance with the terms of Exhibit I to the Agreement, divided by (ii) the value per Class B Unit as determined by the calculation set forth in “Capitalization.”

Completion of the Phase III Plan:	MRE shall be solely responsible for execution of and the costs associated with the Completion of the Phase III Plan.

Board of Managers:
Sutherland will be managed by a Board of Managers.

Following a Phase II Closing Failure, the Board of Managers will be composed of five (5) managers, two (2) of which shall be designated by the holders of Class A Units (for so long as any of the Class A Units are outstanding) (the “Class A Managers”), three (3) of which shall be designated by the holders of the Class B Units (for so long as any of the Class B Units are outstanding) (the “Class B Managers”).

Following a Phase III Closing Failure, the Board of Managers will be composed of five (5) managers, three (3) Class A Managers (for so long as any of the Class A Units are outstanding) and two (2) Class B Managers (for so long as any of the Class B Units are outstanding).

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Following a Phase II Closing Failure, the initial Chairman of the Board of Managers shall be designated by the Class B Managers and shall serve for a two-year term. Following a Phase III Closing Failure, the initial Chairman of the Board of Managers shall be designated by the Class B Managers and shall serve for a two-year term. Thereafter, the Chairman shall be designated by a majority vote of the Managers.

Each Manager will be entitled to one vote on all matters presented for a vote to the Board of Managers. All decisions to be made by the Board of Managers will require the approval of the Board of Managers by majority vote, except as set forth below in “Special Approval Rights” and “Extraordinary Board Actions.” A quorum shall exist if a majority of the total number of managers constituting the entire Board of Managers is present, which majority must include at least one (1) manager designated by Ethanex and one (1) manager designated by MRE. The Board of Managers may form committees of the Board of Managers; provided that at least one manager designated by Ethanex and one manager designated by MRE shall serve on each committee.

Subject to the special approval requirements set forth below in “Special Approval Rights”, the Board of Managers may authorize the issuance of additional Units of an existing class or the creation of additional classes of Units having such powers, designations and preferences and rights as may be determined by such Board of Managers, and the Board of Managers will have the authority to make such amendments to the LLC Agreement (as defined below) as are necessary or appropriate to give effect to the foregoing, subject to the limitations set forth in the “Amendments” section below.

Voting Rights of Units:
Each Class A Unit and each Class B Unit will be entitled to one vote on matters submitted to a vote of the Members, and the vote of Members holding a majority of the outstanding Units entitled to vote on any matter submitted to the Members (voting together as a single class) shall constitute the required approval of the Members, subject to the special approval requirements set forth below in “Special Approval Rights” and to the obligations of Members set forth below under “Drag-Along Rights”.

Special Approval Rights of Members:
Without the approval of the holders of a majority of the Units, which, following a Phase II Closing Failure, shall include a majority of the holders of the Class A Units, or which, following a Phase III Closing Failure, shall include a majority of the holders of the Class B Units, the Board shall not approve:

•  any changes to the capitalization of Sutherland or changes to the constituent documents of Sutherland;

•  any equity financings;

•  any debt financings in excess of $20 million;

•  any dividends or distributions, other than distributions for taxes, that would have the effect of causing a material deterioration in the consolidated financial leverage of Sutherland;

•  material acquisitions or dispositions of assets outside the ordinary course of business or other extraordinary transactions (other than transactions effected pursuant to the Drag-Along Rights);

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•  any material deviation from the Phase III Plan following a Phase II Closing Failure;

•  material changes to the accounting policies and/or tax election of Sutherland; and

•  the liquidation of Sutherland.

Extraordinary Board Actions:
The Board of Managers shall not approve any transaction with an affiliate of either Member without the consent of a majority of the Managers, which consent must include a majority of the managers designated by the Member who is not the affiliate.
Following a Phase II Closing Condition, without the approval of at least one Class A Manager, or, following a Phase III Closing Condition, without the approval of at least one Class B Manager, the Board of Managers shall not

•  adopt an annual budget that is prepared on a basis that is materially different from past practices or is outside of the ordinary course of business or approve any material deviation from such annual budget;

•  approve Sutherland entering into any contract that would require Sutherland to make payments to a third-party in excess of $1 million per annum and would otherwise be outside of the ordinary course of the Business;

•  approve any capital expenditure in excess of $5 million or is otherwise outside of the ordinary course of the Business;

•  approve any material capital investment in, or any material loan to, any person outside of the ordinary course of the Business;

•  make any material change in the nature of the Business as it exists on the date of the LLC Agreement; or

•  approve any unit or other equity-based incentive plans.

Distributions and Allocations:	Sutherland shall make all distributions of cash and other property to the Members on a pro rata basis based on the number of Units owned.

Liquidation:
In the event of any liquidation, dissolution or winding up of Sutherland, any distribution of cash or other property shall be made in accordance with the foregoing distribution provisions, after satisfaction of the debts and liabilities of Sutherland and reservation of funds for the liquidation.

Allocation of Profits and Losses:	Profits and losses will be allocated among the Members in a manner consistent with the foregoing distribution provision and the requirements of the Internal Revenue Code.

Indemnification/ Exculpation:
Sutherland shall indemnify its officers and managers against expenses, liabilities, judgments and amounts paid in settlement in respect of actions, suits or proceedings brought against such individual by reason of the fact that such individual is or was an officer or manager to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), to be applied as if Sutherland were a Delaware corporation. Sutherland may obtain insurance to cover the losses described above, even if indemnification would not be available therefor. In addition, Sutherland may advance expenses incurred in connection with investigating and defending any such action, suit or proceeding.

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Fiduciary Duties:
Subject to, and as limited by, the other provisions of this Summary of Principal Terms and the LLC Agreement, the officers and managers of Sutherland shall, in the performance of their duties as such, owe to Sutherland and its Members the fiduciary duties owed by officers and managers of a corporation organized under the laws of the State of Delaware to such corporation and its stockholders, subject to exculpation from liability to Sutherland for breaches to the extent permitted by Section 102(b)(7) of the DGCL and the renouncement of any expectancy or interest in corporate opportunities as permitted by Section 122(17) of the DGCL.

Subsidiaries:	The officers and managers of the subsidiaries shall be entitled to the same protections afforded to the managers and officers of Sutherland as set forth in “Indemnification/Exculpation” above.

Reports to Members:
Subject to delays caused by events outside of its reasonable control, the tax matters partner of Sutherland will furnish, or will cause to be furnished, a Form K-1 and such other tax information reasonably required by all Members for United States federal and state income tax reporting purposes.

Transfer:
No Member may transfer its Units to any person other than (i) a wholly owned subsidiary of such member or (ii) another Member without the consent of the other Members, except with respect to transfers effected pursuant to the “Drag-Along Rights” discussed below.

Drag-Along Rights:
Members holding 2/3 of the outstanding Units will have the right to cause a Company Sale to occur and require the other Members to cooperate with and participate in such Company Sale on the same terms and conditions (provided that in connection with such Company Sale all Units are redeemed in full). Such cooperation will include each Member voting its Units to approve the transaction, selling its Units in the transaction and entering into any sale agreements necessary for consummation of the transaction as requested by Sutherland and/or the selling Member; provided that such Member being dragged-along receives the same consideration in such sale as other holders of Units holding similar Units and that such agreements limit the Member’s indemnification obligations to the amount of net proceeds received by the Member in such transaction on a several basis.

“Company Sale” means:

•  any merger, consolidation or other business combination of Sutherland or any of its subsidiaries with any entity in which the Members of Sutherland immediately prior to such transaction cease to own at least 50% of the voting power of the voting securities of the entity resulting from such transaction;

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•  the sale, transfer, lease, assignment or other disposition of all or substantially all of Sutherland assets (determined on a consolidated basis with its subsidiaries); or

•  the sale, transfer, assignment or other disposition of 50% or more of the voting Units of Sutherland;

in each case, in one or a series of related transactions.

Consolidation of Units:
After the third anniversary of the date of the LLC Agreement, any Member (the “Exercising Member”) may deliver a notice (the “Put Notice”) to another Member (the “Deciding Member”) requesting that the Deciding Member purchase all, but not less than all, of the Exercising Member’s Units. Such Put Notice shall state a value per Unit, as determined by a reputable, independent third-party engaged by the Exercising Member that has experience in valuing non-liquid equity positions (the “Preliminary Appraiser’s Price”).

Within 30 days of receiving the Put Notice the Deciding Member shall notify the Exercising Member of whether or not they dispute the Preliminary Appraiser’s Price. In the event of a dispute, the Deciding Member will select a similarly qualified appraiser to determine a value per Unit. Simultaneously, the appraisers engaged by each party will select a third appraiser to independently determine a value per Unit. The value per Unit that is the middle appraisal between the high and low appraised value per Unit will then become the Appraiser’s Price.

Within 30 days of the determination of the Appraiser’s Price, the Deciding Member shall notify the Exercising Member whether it desires to (i) purchase the Exercising Member’s Units at the Appraiser’s Price or (ii) sell all, but not less than all, of the Deciding Member’s Units to the Exercising Member at the Appraiser’s Price. If, when the Deciding Member elects to have the Exercising Member to purchase its Units, the Exercising Member shall have the right, within five (5) days of such notification, to accept to purchase such Units. If the Deciding Member elects to purchase the Exercising Member’s Units or if the Deciding Member elects to put back to the Exercising Member and the Exercising Member elects to purchase the Deciding Member’s Units, in either case, the consummation of such transaction effectuating such decision shall occur within 60 days of the date such Deciding Member so notifies the Exercising Member of its election.

In the event that neither the Deciding Party nor the Exercising Party elects to purchase the other member’s Units pursuant to the foregoing paragraph, then the Board of Managers shall engage a nationally recognized investment banker to sell all of the Units of Sutherland pursuant to an orderly marketing plan, provided, however, that no sale can be consummated if the value per Unit in such proposed sale is less than 85% of the Appraiser’s Price.

Documentation:
Each of the Members agrees to work together in good faith to negotiate a definitive limited liability company agreement (“LLC Agreement”) consistent with the terms set forth in this Summary of Principal Terms, as well as any agreements and documentation required by the lenders to Sutherland and other required instruments and agreements consistent with this Summary of Principal Terms and customary for an equity investment of this type, prior to the Phase I Closing Date.

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Amendments:
Subject to applicable law and the approval rights set forth in “Special Approval Rights”, the LLC Agreement may be modified and amended by the Board of Managers, without the consent of the Members; provided that no modification or amendment may be adopted that is disproportionately adverse to any Member or any class of Members, without the prior written consent of such Member or class of Members, as applicable.

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